AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30 , 1998
                                                           REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                _______________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                _______________

                             PAB BANKSHARES, INC.
            (Exact name of registrant as specified in its charter)

          GEORGIA                           6711                  58-1473302
(State or other jurisdiction   (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or         Classification Code Number)  Identification No.)
       organization)

                        3102 NORTH OAK STREET EXTENSION
                            VALDOSTA, GEORGIA 31602
                                 912/241-2775

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             R. BRADFORD BURNETTE
                             PAB BANKSHARES, INC.
                        3102 NORTH OAK STREET EXTENSION
                            VALDOSTA, GEORGIA 31602

  (Address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

       THOMAS O. POWELL, ESQUIRE                   EDWARD J. HARRELL, ESQUIRE
         Troutman Sanders LLP                  Martin, Snow, Grant & Napier, LLP
600 Peachtree Street, N.E., Suite 5200                   240 Third Street
     Atlanta, Georgia 30308-2216                     Macon, Georgia 31202-1508
             404/885-3294                                   912/799-1727

                             _____________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.[_]


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE   PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE   AMOUNT OF REGISTRATION
       TO BE REGISTERED             REGISTERED (1)     PRICE PER SHARE              OFFERING  PRICE (2)              FEE (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per
share..........................     924,963 shares          (2)                       7,533,824                      $2,223
====================================================================================================================================

(1) The number of shares to be registered is based upon an estimate of the maximum number of shares of common stock of PAB Bankshares, Inc. to be issued to the shareholders of Eagle Bancorp, Inc. pursuant to the Merger (as defined herein), assuming the exercise of all outstanding options to purchase shares of common stock of Eagle Bancorp, Inc.
(2) In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee was calculated based on the book value of the common stock of Eagle Bancorp, Inc. computed as of the last practicable date prior to the filing, which was $8.145 per share at August 31, 1998, multiplied by the maximum number of shares of Eagle Bancorp, Inc. common stock to be received by the Registrant in the Merger as described in
     Note (1).
                                    _________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              EAGLE BANCORP, INC.
                             335 SOUTH MAIN STREET
                           STATESBORO, GEORGIA 30458

                                                               ________ __, 1998

Dear Shareholder:

          You are cordially invited to attend a special meeting of shareholders (the "Special Meeting") of Eagle Bancorp, Inc. ("Eagle") to be held at the main office of Eagle, located at 335 South Main Street, Statesboro, Georgia, at ____ p.m., Statesboro time, on ________ __, 1998.

          At the Special Meeting, you will be asked to consider and vote upon the approval of the Agreement and Plan of Merger, dated as of June 30, 1998 and amended on September 29, 1998 (the "Merger Agreement"), by and between Eagle and PAB Bankshares, Inc. ("PAB") whereby, among other matters, Eagle will merge with and into PAB (the "Merger"). If the Merger is consummated, each outstanding share of Eagle common stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of PAB common stock (as may be adjusted under certain circumstances). The affirmative vote of the holders of at least a majority of the shares of Eagle common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement and the transactions contemplated therein.

          Enclosed are the following: (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, and (iii) Proxy for the Special Meeting. The Proxy Statement/Prospectus describes in more detail the Merger Agreement and the proposed Merger, including a description of the conditions on consummation of the Merger and the effects of the Merger on the rights of Eagle shareholders. Please give this information your careful attention.

          THE BOARD OF DIRECTORS OF EAGLE HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN. IN VIEW OF THE IMPORTANCE OF THE ACTION TO BE TAKEN, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING (IF YOU ATTEND THE SPECIAL MEETING, YOU MAY ELECT TO VOTE IN PERSON EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY).

          We look forward to seeing you at the Special Meeting.

                                              Sincerely,

                                              /s/ James B. Lanier, Jr.

                                             James B. Lanier, Jr.
                                             Chairman

                              EAGLE BANCORP, INC.
                             335 SOUTH MAIN STREET
                           STATESBORO, GEORGIA 30458

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                 TO BE HELD AT ______ P.M. ON ________ __, 1998

_______ __, 1998

To the Shareholders of Eagle Bancorp, Inc.:

          NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Eagle Bancorp, Inc. ("Eagle") will be held at the main office of Eagle, located at 335 South Main Street, Statesboro, Georgia, at ____ p.m., Statesboro time, on ________ __, 1998, for the following purposes:

          1. THE MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 30, 1998 and amended on September 29, 1998 (the "Merger Agreement"), by and between Eagle and PAB Bankshares, Inc. ("PAB"), pursuant to which, among other matters, Eagle will merge with and into PAB (the "Merger") and the outstanding shares of Eagle common stock will be converted into the right to receive shares of PAB common stock, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to the accompanying Proxy Statement/Prospectus and is hereby incorporated by reference herein.

          2. OTHER BUSINESS. To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

          Only shareholders of record at the close of business on _______ __, 1998 are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement and the consummation of the transactions contemplated therein requires the affirmative vote of the holders of a majority of the shares of Eagle common stock entitled to vote at the Special Meeting.

          THE BOARD OF DIRECTORS OF EAGLE UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

          NOTICE OF RIGHT TO DISSENT. IF PROPOSAL 1 ABOVE IS APPROVED AND THE MERGER CONTEMPLATED THEREIN IS CONSUMMATED, EACH SHAREHOLDER OF EAGLE WILL HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AND WILL BE ENTITLED TO THE RIGHTS AND REMEDIES OF DISSENTING SHAREHOLDERS PROVIDED IN TITLE 14, CHAPTER 2,
ARTICLE 13 ("ARTICLE 13") OF THE GEORGIA BUSINESS CORPORATION CODE (THE "GBCC"). THE RIGHT OF ANY SUCH SHAREHOLDER TO ANY DISSENTERS' RIGHTS IS CONTINGENT UPON CONSUMMATION OF THE MERGER AND UPON STRICT COMPLIANCE WITH THE REQUIREMENTS SET FORTH IN ARTICLE 13 OF THE GBCC, THE FULL TEXT OF WHICH IS SET FORTH AS APPENDIX C TO THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR A SUMMARY OF THE REQUIREMENTS OF ARTICLE 13, SEE "THE MERGER - DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.


                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ W. Dale Parker

                                         W. Dale Parker
                                         Secretary


                 PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY
               IN THE ENCLOSED ENVELOPE PROMPTLY WHETHER OR NOT
                    YOU PLAN TO ATTEND THE SPECIAL MEETING.

                              EAGLE BANCORP, INC.
                                PROXY STATEMENT
                                ---------------

                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ________ __, 1998

                              PAB BANKSHARES, INC.
                                   PROSPECTUS
                                   ----------

                     COMMON STOCK (NO PAR VALUE PER SHARE)

          This Proxy Statement/Prospectus is being furnished to holders of common stock, $1.00 par value (the "Eagle Common Stock"), of Eagle Bancorp, Inc., a Georgia corporation ("Eagle"), in connection with the solicitation of proxies by the Eagle Board of Directors for use at a special meeting of Eagle shareholders to be held at ________, Statesboro time, on ________ __, 1998, at the main office of Eagle, located at 335 South Main Street, Statesboro, Georgia, and at any adjournment thereof (the "Special Meeting").

          The purpose of the Special Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 30, 1998 and amended on September 29, 1998 (the "Merger Agreement"), by and between Eagle and PAB Bankshares, Inc., a Georgia corporation ("PAB"), which provides for, among other things, the merger of Eagle with and into PAB (the "Merger").

          This Proxy Statement/Prospectus also constitutes a Prospectus of PAB relating to the shares of PAB Common Stock issuable to Eagle shareholders in the Merger and any shares of PAB Common Stock issuable upon exercise of the Eagle stock options (the "Eagle Options") following consummation of the Merger. Upon consummation of the Merger, each outstanding share of Eagle Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share (as may be adjusted under certain circumstances, the "Exchange Ratio") of common stock, no par value per share, of PAB (the "PAB Common Stock"). The last sales price of PAB Common Stock as reported on the American Stock Exchange on September 23, 1998 was $18.75 per share, and on June 30, 1998, the last trading day preceding public announcement of the execution of the Merger Agreement, was $22.63 per share. See "THE MERGER- Merger Consideration" and "- Adjustments to the Merger Consideration." The Merger Agreement also provides for the conversion upon consummation of the Merger of all Eagle Options outstanding under the Eagle Stock Plan (as defined herein) into options to acquire shares of PAB Common Stock under the PAB Stock Plan (as defined herein). It is currently anticipated that the Merger will be consummated not later than December 31, 1998.

          The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by Eagle shareholders as a result of the Merger, except that gain or loss should be recognized with respect to cash received by dissenting shareholders or in lieu of fractional shares. See "THE MERGER - Certain Federal Income Tax Consequences."

          THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. THE PROPOSED MERGER IS A COMPLEX TRANSACTION. SHAREHOLDERS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          THE SHARES OF PAB COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

          The date of this Proxy Statement/Prospectus is __________ __, 1998, and it is being mailed or otherwise delivered to Eagle shareholders on or about such date.

                             AVAILABLE INFORMATION

     PAB and Eagle are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports and proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by PAB and Eagle with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information regarding the operation of the Public Reference Section may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. The PAB Common Stock is traded on the American Stock Exchange, and reports, proxy statements and other information concerning PAB are available for inspection and copying at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 or 1730 M Street, N.W., Washington, D.C. 20036.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, and exhibits thereto (together with any amendments thereto, the "Registration Statement"), which has been filed by PAB with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this Proxy Statement/Prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof containing an explanation of each material feature and are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such document.

     Certain financial and other information relating to PAB and Eagle is contained in the documents indicated below under "Incorporation of Certain Information by Reference." All information contained herein with respect to PAB and its subsidiaries has been supplied by PAB, and all information with respect to Eagle and its subsidiary has been supplied by Eagle.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PAB OR EAGLE. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PAB OR ANY OF ITS SUBSIDIARIES OR EAGLE OR ITS SUBSIDIARY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed by PAB with the Commission (PAB File No. 0-25422) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

          (i) PAB's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed on March 31, 1998 and amended on April 21, 1998;

          (ii) PAB's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998, as filed on May 15, 1998, and for the quarter ended June 30, 1998, as filed on August 14, 1998;

          (iii) PAB's Current Reports on Form 8-K filed January 16, 1998, May 21, 1998 and July 2, 1998, as amended on August 21, 1998; and

          (iv) the description of PAB Common Stock contained in its Registration Statement on Form 8-A/A, as filed on July 3, 1996.

     The following documents previously filed by Eagle with the Commission (Eagle File No. 0-19228) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

          (i) Eagle's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed on April 1, 1998;

          (ii) Eagle's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1998, as filed on May 18, 1998 and for the quarter ended June 30, 1998, as filed on August 17, 1998; and

          (iii) Eagle's Current Report on Form 8-K filed January 16, 1998, as amended on February 10, 1998.

     All documents filed by PAB and Eagle pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy
Statement/Prospectus and prior to the date of the Special Meeting are hereby incorporated by reference in this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such document.

     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement/Prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Proxy Statement/Prospectus or any supplement hereto.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM: PAB BANKSHARES, INC., 3102 NORTH OAK STREET EXTENSION, VALDOSTA, GEORGIA 31602, ATTENTION: CORPORATE SECRETARY, DENISE MCKENZIE, AS TO PAB DOCUMENTS, AND FROM EAGLE BANCORP, INC., 335 SOUTH MAIN STREET, STATESBORO, GEORGIA 30458, ATTENTION: CORPORATE SECRETARY, W. DALE PARKER, AS TO EAGLE DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY _______ ___, 1998.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This Proxy Statement/Prospectus (including information incorporated by reference herein) and information included in, or incorporated by reference from, future filings by PAB or Eagle with the Commission contain, or may contain, certain "forward-looking statements," including statements concerning plans, objectives and future events or performance, and other statements which are other than statements of historical fact. Forward-looking statements also include information concerning possible or assumed future results of operations of PAB and Eagle set forth under "THE MERGER - Reasons for the Merger" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAGLE" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, PAB and Eagle claim the protection of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. It should be understood that the following important factors, in addition to those discussed elsewhere in this document and in the documents incorporated by reference, could affect the future results of PAB and Eagle and could cause those results to differ materially from those expressed in such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: (i) failure to fully realize or to realize within the expected time frame expected cost savings from the Merger,
(ii) lower than expected income or revenues following the Merger or higher than expected operating costs, (iii) a significant increase in competitive pressure in the banking and financial services industry, (iv) business disruption related to the Merger (both before and after completion), (v) greater than expected costs or difficulties related to the integration of the management of PAB and Eagle, (vi) litigation costs and delays caused by litigation, (vii) higher than anticipated costs in completing the Merger, (viii) unanticipated regulatory delays or constraints or changes in the proposed transaction required by regulatory authorities, (ix) reduction in interest margins due to changes in the interest rate environment, (x) poorer than expected general economic conditions, including acquisition and growth opportunities, either nationally or in the states in which the combined company will be doing business, (xi) legislation or regulatory changes which adversely affect the businesses in which the combined company would be engaged, and (xii) other unanticipated occurrences which may delay the consummation of the Merger, increase the costs related to the Merger or decrease the expected financial benefits of the Merger.

                               TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
AVAILABLE INFORMATION.............................................................................
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.................................................
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................................
SUMMARY...........................................................................................
   Parties to the Merger..........................................................................
   Special Meeting; Record Date...................................................................
   The Merger.....................................................................................
   Market Prices and Dividends....................................................................
   Comparison of Certain Per Share Data...........................................................
   Selected Financial Data........................................................................
RISK FACTORS......................................................................................
GENERAL INFORMATION...............................................................................
SPECIAL MEETING...................................................................................
   Time, Date, Place and Purpose..................................................................
   Record Date, Solicitation and Revocability of Proxies..........................................
   Vote Required; Security Ownership of Management................................................
   Recommendation of Eagle's Board of Directors...................................................
   Dissenters' Rights.............................................................................
THE MERGER........................................................................................
   General........................................................................................
   Background of the Merger.......................................................................
   Reasons for the Merger.........................................................................
   Merger Consideration...........................................................................
   Additional Adjustments to the Merger Consideration.............................................
   Fractional Shares..............................................................................
   Opinion of Eagle's Financial Advisor...........................................................
   Effective Time.................................................................................
   Distribution of PAB Certificates...............................................................
   Certain Federal Income Tax Consequences........................................................
   Management and Operations after the Merger.....................................................
   Interests of Certain Persons in the Merger.....................................................
   Conditions to Consummation.....................................................................
   Regulatory Approvals...........................................................................
   Amendment, Waiver and Termination..............................................................
   Conduct of Business Pending the Merger.........................................................
   Expenses and Fees..............................................................................
   Accounting Treatment...........................................................................
   Resales of PAB Common Stock....................................................................
   Dissenters' Rights.............................................................................
PRO FORMA FINANCIAL INFORMATION...................................................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
   RESULTS OF OPERATIONS OF EAGLE.................................................................
   Overview.......................................................................................
   Financial Condition............................................................................
   Liquidity and Interest Rate Sensitivity........................................................
   Capital Resources..............................................................................
   Inflation......................................................................................
   Results of Operations - Year Ended December 31, 1997, Compared to Year Ended December 31,
       1996.......................................................................................
   Net Interest Income............................................................................
   Allowance for Possible Loan Losses.............................................................

   Nonperforming Loans, Nonperforming Assets and Underperforming Loans............................
   Noninterest Income.............................................................................
   Noninterest Expense............................................................................
   Income Taxes...................................................................................
   Net Income.....................................................................................
   Loan Portfolio.................................................................................
   Investment Securities..........................................................................
   Deposits.......................................................................................
   Results of Operation - Six Months Ended June 30, 1998, Compared to Six Months Ended June 30,
       1997.......................................................................................
   Net Interest Income............................................................................
   Provision for Possible Loan Losses.............................................................
   Noninterest Income.............................................................................
   Noninterest Expense............................................................................
   Income Taxes...................................................................................
   Net Income.....................................................................................
   Recent Accounting Pronouncements...............................................................
   Year 2000......................................................................................
DESCRIPTION OF EAGLE..............................................................................
   General........................................................................................
   Competition....................................................................................
   Employees......................................................................................
   Properties.....................................................................................
   Legal Proceedings..............................................................................
   Ownership of Eagle Common Stock................................................................
   Executive Officers.............................................................................
DESCRIPTION OF PAB COMMON STOCK...................................................................
   General........................................................................................
   Voting and Other Rights........................................................................
   Distributions..................................................................................
   PAB Preferred Stock............................................................................
CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS OF PAB AND EAGLE................................
   Authorized Capital Stock.......................................................................
   Directors......................................................................................
   Special Meeting of Shareholders................................................................
   Voting Requirements Generally..................................................................
   Amendment of Articles of Incorporation and Bylaws..............................................
   Restrictions on Certain Business Combinations..................................................
   Advance Notice Requirements for Director Nominations...........................................
CERTAIN REGULATORY CONSIDERATIONS.................................................................
   Holding Company Regulation Generally...........................................................
   Payment of Dividends...........................................................................
   Monetary Policy................................................................................
   Capital Adequacy...............................................................................
   Recent Legislative and Regulatory Action.......................................................
   FDIC Insurance Assessments for the Banks.......................................................
EXPERTS...........................................................................................
LEGAL MATTERS.....................................................................................
OTHER MATTERS.....................................................................................
INDEX TO FINANCIAL STATEMENTS.....................................................................  F-1
   Eagle Financial Statements.....................................................................  F-2

Appendix A - Agreement and Plan of Merger, dated as of June 30, 1998 and Waiver and Amendment No. 1, dated as of September 29, 1998, by and between PAB and Eagle.

Appendix B - Opinion of Elaine H. Demarest, C.P.A., P.C.

Appendix C - Copy of Title 14, Chapter 2, Article 13 of the Official Code of
             Georgia relating to rights of dissenting shareholders.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus or incorporated herein. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus, including the Appendices hereto, and in the documents incorporated by reference in this Proxy Statement/Prospectus. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement/Prospectus, and reference is made thereto for a complete description of the terms of the Merger. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "PAB" and "Eagle" refer to such corporations, respectively, and where the context requires, PAB and its subsidiaries or Eagle and its subsidiary.

PARTIES TO THE MERGER

     PAB. PAB is a Georgia corporation and a bank holding company registered under the Bank Holding Act of 1956, as amended (the "BHC Act"). PAB has three state-chartered commercial bank subsidiaries (the "PAB Banks") which collectively operate seven full service banking offices and five automated teller machines ("ATMs") in four counties in Georgia. A former national bank subsidiary, Bainbridge National Bank ("BNB"), was acquired upon consummation of the merger of Investors Financial Corporation with and into PAB on June 19, 1998 and was merged into First Community Bank of Southwest Georgia, a wholly-owned subsidiary of PAB, on August 31, 1998.

     As of June 30, 1998, PAB reported six months' net income of approximately $3.0 million, total consolidated assets of approximately $425.1 million and consolidated shareholders' equity of approximately $41.6 million.

     PAB is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place, and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market value, and therefore some dilution of PAB's book value and/or net income per common share may occur in connection with any such future acquisitions. See "PRO FORMA FINANCIAL INFORMATION."

     PAB's principal executive offices are located at 3102 North Oak Street Extension, Valdosta, Georgia 31602, and its telephone number is 912/241-2775. Certain financial and other information relating to PAB and its business, including information relating to PAB's directors and executive officers, is set forth under "SUMMARY - Selected Financial Data of PAB" and in PAB's 1997 Annual Report on Form 10-KSB (including the portions of PAB's 1998 Proxy Statement incorporated by reference in Part III thereof), PAB's 1998 First and Second Quarter Reports on Form 10-Q and 1998 Current Reports on Form 8-K, each of which documents is incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     Eagle. Eagle is a Georgia corporation and a bank holding company registered under the BHC Act. Through its banking subsidiary, Eagle Bank and Trust ("EBT"), Eagle provides a wide range of commercial and retail banking services. EBT operates two full service banking offices and two ATMs in Bulloch County, Georgia. Pursuant to the Merger Agreement, Eagle will merge with and into PAB, with PAB resulting as the surviving entity. EBT will then continue to operate as a wholly-owned subsidiary of PAB.

     As of and for the six months ended June 30, 1998, Eagle reported six months' net income of approximately $369,000, total consolidated assets of approximately $68.5 million and consolidated shareholders' equity of approximately $7.0 million.

     Eagle's principal executive offices are located at 335 South Main Street, Statesboro, Georgia 30458, and its telephone number is 912/764-8900. For additional information regarding Eagle and its business, see "AVAILABLE INFORMATION," "SUMMARY - Selected Financial Data," "DESCRIPTION OF EAGLE," "MANAGEMENT'S

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAGLE" and "CERTAIN REGULATORY CONSIDERATIONS."

SPECIAL MEETING; RECORD DATE

     The Special Meeting will be held at ____ p.m., Statesboro time on ________ __, 1998, at the main office of Eagle, located at 335 South Main Street, Statesboro, Georgia. At the Special Meeting, Eagle's shareholders will consider and vote upon approval of the Merger Agreement and the consummation of the transactions contemplated therein. Eagle's Board of Directors has fixed the close of business on _______ __, 1998 as the record date for determining the Eagle shareholders entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date, there were __________ shares of Eagle Common Stock issued and outstanding and entitled to be voted at
the Special Meeting.   See "SPECIAL MEETING."

THE MERGER

     General. The Merger Agreement provides that Eagle shall merge with and into PAB, which shall be the surviving corporation of the Merger. Thereafter, Eagle shall cease to exist, and EBT will become a wholly-owned subsidiary of PAB. At the time the Merger becomes effective, the outstanding shares of Eagle Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PAB Common Stock. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained and all of the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement/Prospectus. See "THE MERGER."

     Merger Consideration. The Merger Agreement provides that at the Effective Time (as defined below) of the Merger, each outstanding share of Eagle Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) will be converted into and exchanged for one share of PAB Common Stock (as may be adjusted under certain circumstances), and all outstanding Eagle Options shall be assumed by PAB and converted into options to receive shares of PAB Common Stock (the "Merger Consideration"). No fractional shares of PAB Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Eagle shareholder would be entitled upon consummation of the Merger. See "THE MERGER - Merger Consideration."

     Votes Required.   The Eagle Articles of Incorporation require a two-thirds
vote of the shareholders to approve a merger unless the Eagle Board of Directors approves the merger agreement and waives the two-thirds vote requirement in writing. At the meeting of the Eagle Board on June 29, 1998, the Eagle Board approved the Merger, and two-thirds of the directors waived the two-thirds vote requirement; therefore, approval of the Merger Agreement and the consummation of the transactions contemplated therein requires the affirmative votes of the holders of a majority of the outstanding shares of Eagle Common Stock entitled to vote at the Special Meeting. As of September 20, 1998, Eagle's directors and executive officers and their affiliates beneficially owned approximately 33.9% of the outstanding shares of Eagle Common Stock entitled to vote at the Special Meeting, and such persons intend to vote their shares of Eagle Common Stock for approval of the Merger Agreement and the consummation of the transactions contemplated therein. As of September 20, 1998, PAB, its directors and executive officers and their affiliates did not own any shares of Eagle Common Stock. See "SPECIAL MEETING - Vote Required" and "THE MERGER - Interests of Certain Persons in the Merger."

     EAGLE SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF EAGLE COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN TITLE 14, CHAPTER 2, ARTICLE 13 ("ARTICLE 13") OF THE GEORGIA BUSINESS CORPORATION CODE (THE "GBCC"). SEE APPENDIX C ATTACHED HERETO, "SPECIAL MEETING - DISSENTERS' RIGHTS" AND "THE MERGER - DISSENTERS' RIGHTS."

     Recommendation of the Eagle Board of Directors. The Board of Directors of Eagle believes that the Merger is in the best interests of Eagle and its shareholders and has unanimously approved the Merger Agreement and the consummation of the transactions contemplated therein. Eagle's Board of Directors unanimously recommends that the Eagle shareholders vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein, Eagle's Board of Directors considered a number of factors, including, among other factors, the financial terms of the Merger, the compatibility of the operations of Eagle and PAB, increased liquidity for shareholders of Eagle, a comparison of the terms with comparable transactions, alternatives to the Merger and the financial condition, results of operations and future prospects of Eagle and PAB on a combined basis. See "THE MERGER - Reasons for the Merger."

     Opinion of Eagle's Financial Advisor. Elaine H. Demarest, CPA, P.C. ("EHD") has delivered a written opinion, dated August 18, 1998, to the Eagle Board of Directors that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Merger is fair, from a financial point of view, to the Eagle shareholders. The full text of the written opinion of EHD, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this Proxy Statement/Prospectus and should be read carefully in its entirety. See "THE MERGER - Opinion of Eagle's Financial Advisor."

     Effective Time. If the Merger is approved by the requisite vote of Eagle's shareholders, all required governmental and other consents and approvals are obtained and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and will become effective on the date (the "Effective Date") and at the time that a Certificate of Merger reflecting the Merger is filed with the Secretary of State of the State of Georgia (the "Effective Time"). Assuming satisfaction of all conditions to consummation, the Merger is expected to be made effective during the fourth quarter of 1998. PAB and Eagle each has the right, acting unilaterally, to terminate the Merger Agreement should the Merger not be consummated by December 31, 1998, but only if the failure to consummate the Merger on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate. See "THE MERGER - Effective Time,
- Amendment, Waiver and Termination."

     Delivery of Eagle Certificates. Within 20 days after the Effective Time, each record holder of shares of Eagle Common Stock outstanding at the Effective Time will be mailed a transmittal letter (with instructions) to use in effecting the surrender and cancellation of those certificates in exchange for PAB Common Stock. PAB shall not be obligated to deliver the consideration to which any former holder of Eagle Common Stock is entitled until such holder surrenders the certificate representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as PAB may require. See "THE MERGER - Distribution of PAB Certificates."

     Certain Federal Income Tax Consequences. The Merger is intended to be a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Generally, no gain or loss should be recognized for federal income tax purposes by Eagle shareholders as a result of the Merger, except that gain or loss will be recognized with respect to cash received by dissenting shareholders or in lieu of fractional shares. A condition to consummation of the Merger is the receipt by each of PAB and Eagle of an opinion of Troutman Sanders LLP, counsel to PAB, as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. The opinion has been executed by Troutman Sanders LLP and will be delivered to the parties upon closing of the Merger in the form which has been included as an exhibit to the Registration Statement relating to this Proxy Statement/Prospectus. However, in the event that the tax opinion of Troutman Sanders LLP is not deliverable at the closing of the Merger or if the federal income tax consequences in the opinion differ materially from those set forth herein, the parties may undertake to resolicit the approval of Eagle's shareholders to the Merger. See "THE MERGER - Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH EAGLE SHAREHOLDER AND OTHER FACTORS, EACH HOLDER OF EAGLE COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISER TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO

SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS).

     Interests of Certain Persons in the Merger. Certain members of Eagle's management and the Board of Directors have interests in the Merger in addition to their interests as shareholders of Eagle generally. Two directors of Eagle will be appointed to the Board of Directors of PAB. Additionally, it is anticipated that most of the EBT directors will remain on the Board of Directors of EBT for at least two years after the consummation of the Merger. As of September 20, 1998, the directors and officers of Eagle owned 200 shares of PAB Common Stock, and the directors and officers of PAB did not own any shares of Eagle Common Stock. It is anticipated that most of the executive officers of EBT will remain as executive officers of EBT after the Merger. On September 29, 1998, Gary L. Johnson and EBT entered into an employment agreement, effective October 31, 1998, which provides for severance payments under certain circumstances. See "THE MERGER - Management and Operations After the Merger, - Interests of Certain Persons in the Merger." For information regarding the number of shares and percentage ownership of PAB Common Stock that will be acquired by each of the directors and executive officers of Eagle, see "DESCRIPTION OF EAGLE - Ownership of Eagle Common Stock."

     Conditions to Consummation. Consummation of the Merger is subject to various conditions, including, among other matters, the following material conditions: (i) approval of the Merger Agreement by the shareholders of Eagle,
(ii) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including those of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of
Banking and Finance of the State of Georgia (the "DBF"), (iii) the transaction being accounted for as a pooling of interests, including the receipt of a letter from Stewart, Fowler & Stalvey, P.C. to the effect that the Merger will qualify for pooling-of-interests accounting treatment, and (iv) satisfaction of certain other usual conditions, including the receipt of the tax opinion discussed above. See "THE MERGER - Conditions to Consummation, - Amendment, Waiver and Termination."

     Regulatory Approvals. The Merger is subject to the prior approval of the Federal Reserve and the DBF. On September __, 1998, PAB filed an application with the DBF to acquire Eagle subject to requisite approval by the shareholders of Eagle and the maintenance of EBT's capital adequacy by PAB after consummation of the Merger. On September __, 1998, PAB filed an application with the Federal
Reserve to acquire Eagle pursuant to the  Merger.   See "THE MERGER - Regulatory
Approvals."

     Conduct of Business Pending the Merger. PAB and Eagle have agreed in the Merger Agreement to, among other things, operate their respective businesses and the business of their respective subsidiaries only in the ordinary course and to take no action that would adversely affect their respective abilities to perform their respective covenants and agreements under the Merger Agreement. In addition, Eagle and EBT have agreed not to take certain actions relating to their respective operations pending consummation of the Merger without the prior written consent of PAB, except as otherwise permitted by the Merger Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in accordance with past practices, (ii) paying a quarterly dividend exceeding $0.08 per share; provided, however that Eagle was permitted to pay a cash dividend of $0.16 per share on July 15, 1998, (iii) otherwise acquiring or exchanging any shares of its capital stock, or issuing any additional shares of its capital stock or giving any person the right to acquire any such shares or issuing any long-term debt, (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees, or (v) modifying or adopting any employee benefit plans, including any employment contract. See "THE MERGER - Conduct of Business Pending the Merger."

     Termination. The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of Eagle and PAB. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by (i) either PAB or Eagle if (a) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement, and such breach, individually or in the aggregate, has a Material Adverse Effect (as defined in the Merger Agreement) on the non-breaching party,
(b) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority, or (c) the Merger has not been consummated by December 31, 1998, or (ii) PAB, in the event that the Board of Directors of Eagle shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Eagle shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined herein), its approval of the Merger and the transactions contemplated therein (to the exclusion of any other Acquisition Proposal) or shall have resolved not to reaffirm the Merger. The Merger Agreement may also be terminated, and the Merger abandoned, at any time prior to the Effective Time by the Board of Directors of either party if the Deemed Market Value (as defined herein) of the PAB Common Stock is less than $18.00 per share, upon delivery of written notice at least three days prior to the Effective Date to the other party. See "THE MERGER - Amendment, Waiver and Termination."

     Accounting Treatment. It is anticipated that the Merger will qualify as a "pooling of interests" for financial reporting purposes. See "THE MERGER - Accounting Treatment."

     Resale of PAB Common Stock. The PAB Common Stock issued in connection with the Merger will be freely transferable by the holders of such shares, except for those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or more shareholders) of Eagle or PAB under applicable federal securities laws. See "THE MERGER - Resale of PAB Common Stock."

     Dissenters' Rights. Each holder of Eagle Common Stock who dissents from the Merger is entitled to the rights and remedies of a dissenting shareholder set forth in Article 13 of the GBCC, subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Article 13 is set forth as Appendix C to this Proxy Statement/Prospectus, and a summary thereof is included under "THE MERGER - Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST COMPLY WITH ARTICLE 13 WHICH REQUIRES, AMONG OTHER THINGS, THAT THE SHAREHOLDER GIVE EAGLE NOTICE OF SUCH HOLDER'S INTENTION TO DISSENT FROM THE MERGER AGREEMENT PRIOR TO THE VOTE OF THE EAGLE SHAREHOLDERS AT THE SPECIAL MEETING AND THAT SUCH SHAREHOLDER NOT VOTE SUCH HOLDER'S SHARES IN FAVOR OF THE MERGER AGREEMENT. ANY EAGLE SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. SEE "SPECIAL MEETING" AND "THE MERGER - DISSENTERS' RIGHTS."

     Certain Differences in the Rights of Shareholders of PAB and Eagle. At the Effective Time, holders of Eagle Common Stock, whose rights are governed by Eagle's Articles of Incorporation and Bylaws and by the GBCC, will automatically become PAB shareholders, and their rights as PAB shareholders will be determined by PAB's Articles of Incorporation and Bylaws and by the GBCC. The rights of PAB shareholders differ from the rights of Eagle shareholders in certain important respects. See "CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS OF PAB AND EAGLE."

MARKET PRICES AND DIVIDENDS

     PAB Common Stock is quoted and traded on the American Stock Exchange under the symbol "PAB." As of September 20, 1998, there were 7,372,635 shares of PAB Common Stock outstanding and approximately 1,403 record holders of such shares. Prior to July 9, 1996, there was no established trading market for PAB Common Stock. PAB Common Stock began trading on the American Stock Exchange on July 9, 1996. Trade prices prior to such date are to the best knowledge of PAB.

     Eagle Common Stock is not traded on an established market. As of September 20, 1998, there were 873,875 shares of the Eagle Common Stock outstanding and approximately 913 record holders of such shares. Management of Eagle is not aware of any trades of Eagle Common Stock occurring between May 27, 1998 and July 24, 1998. The last reported sales price of Eagle Common Stock known to management of Eagle was $15.00 per share on May 26, 1998.

     The following table sets forth the high and low sales prices per share of PAB Common Stock on the American Stock Exchange with respect to each quarterly period since January 1, 1996, and the high and low sales prices per share of Eagle Common Stock known to Eagle management with respect to each quarterly period since January 1, 1996.


                                             SALES PRICES PER                 SALES PRICES PER
                                               SHARE OF PAB                    SHARE OF EAGLE
                                              COMMON  STOCK                    COMMON  STOCK
                                       ----------------------------  ----------------------------------
                                          HIGH            LOW               HIGH              LOW
                                       ----------------------------  ----------------------------------
            1996
            First Quarter                $ 7.00         $ 6.25               N/A               N/A
            Second Quarter                 7.50           7.00            $13.50            $12.74
            Third Quarter                 10.50           7.50             13.50             13.50
            Fourth Quarter                10.94          10.44             13.50             13.50

            1997
            First Quarter                 10.69           9.44             15.00             14.00
            Second Quarter                11.00          10.13             15.00             13.00
            Third Quarter                 11.38          10.50             14.00             14.00
            Fourth Quarter                12.06          10.56             14.50             14.00

            1998
            First Quarter                 27.38           8.75             15.00             15.00
            Second Quarter                23.75          20.00             15.00             15.00
            Third Quarter (through        23.50          18.13              N/A*              N/A*
              September 23, 1998)

____________

* Eagle has no record of any trades occurring during the third quarter of 1998 (through September 23, 1998).


     PAB has declared and paid cash dividends on the PAB Common Stock since 1983 (its first full year of operations). PAB paid cash dividends of $.135 per share ($749,082 in the aggregate) in fiscal year 1996, and $.175 per share ($988,423 in the aggregate) in fiscal year 1997. Per share amounts have been adjusted to reflect a two-for-one stock split paid March 10, 1998 to PAB shareholders of record on February 17, 1998. PAB declared and paid cash dividends of $.125 per share ($818,953 in the aggregate) during the six months ended June 30, 1998.

     Eagle has paid dividends on the Eagle Common Stock since 1995. In December 1995, Eagle declared a dividend of $.25 per share ($215,689 in the aggregate) payable January 15, 1996. In December 1996, Eagle declared an annual dividend of $.30 per share and a one time special dividend of $.20 per share, for a total of $.50 per share ($431,423 in the aggregate) payable January 15, 1997. In December 1997, Eagle declared an annual dividend of $.32 per share ($279,640 in the aggregate) payable January 15, 1998 and declared a quarterly dividend in June 1998 of $.16 per share (($139,820 in the aggregate) payable June 15, 1998.

     On April 28, 1998, the last trading day prior to public announcement that PAB and Eagle had entered into a non-binding letter of intent to merge, the last reported sales price per share of PAB Common Stock on the American Stock Exchange was $23.00, an equivalent pro forma per share of Eagle Common Stock pursuant to the Merger Agreement of $23.00. On June 30, 1998, the last trading day prior to the day on which PAB and Eagle executed the Merger Agreement, the last reported sales price per share of PAB Common Stock on the American Stock Exchange was $22.63. Management of Eagle is not aware of any trades of the Eagle Common Stock since May 26, 1998. On September 23, 1998, the last reported sales price per share of PAB Common Stock on the American Stock Exchange was $18.75.

     THE ACTUAL MARKET PRICE PER SHARE OF PAB COMMON STOCK ON THE EFFECTIVE DATE OR ON THE DATE ON WHICH CERTIFICATES REPRESENTING SUCH SHARES ARE RECEIVED BY FORMER HOLDERS OF EAGLE COMMON STOCK MAY BE

MORE OR LESS THAN THE LAST SALES PRICE PER SHARE OF PAB COMMON STOCK ON SEPTEMBER 23, 1998 (ON WHICH THE EQUIVALENT PRO FORMA AMOUNTS WERE DETERMINED) OR ON THE DATE OF THE SPECIAL MEETING. EAGLE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF PAB COMMON STOCK.

COMPARISON OF CERTAIN PER SHARE DATA

     The following summary presents selected comparative per share data for PAB and Eagle on a historical basis and on a pro forma combined and equivalent pro forma per share of Eagle Common Stock basis assuming the Merger had been effective at the dates or during the periods presented. The Merger is reflected under the pooling-of-interests method of accounting, and pro forma data is
derived accordingly.   The information shown below should be read in conjunction
with the historical financial statements of PAB and Eagle, including the respective notes thereto, included herein or incorporated by reference herein, and with the unaudited pro forma financial information, including the notes thereto, appearing elsewhere herein. The pro forma data is presented for information purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "PRO FORMA COMBINED FINANCIAL DATA," "THE MERGER - Accounting Treatment," "DESCRIPTION OF EAGLE," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAGLE" and "EAGLE FINANCIAL STATEMENTS."

                                                                AT OR FOR THE SIX MONTHS              AT OR FOR THE
                                                                   MONTHS ENDED JUNE 30,         YEARS ENDED DECEMBER 31,
                                                                   ---------------------         ------------------------
                                                                            1998                1997      1996       1995
                                                                            ----                ----      ----       ----
PAB Common Stock
Net income per common share:
 Historical - basic(1)                                                     $ .41               $ .72     $ .60      $ .52
 Historical - diluted(1)                                                     .41                 .72       .59        .52
 Pro forma PAB and Eagle combined - basic(1)(2)                              .41                 .73       .59        .53
 Pro forma PAB and Eagle combined - diluted(1)(2)                            .41                 .72       .59        .53
Dividends per common share:
 Historical(1)                                                              .125                .175      .135       .103
 Pro forma PAB and Eagle combined(1)(2)                                     .125                .175      .135       .103
Book Value per common share:
 Historical(1)                                                              5.64                5.34
 Pro forma PAB and Eagle combined(1)(2)(3)                                  5.89                5.59

EAGLE COMMON STOCK
Net income per common share:
 Historical - basic                                                        $ .42               $ .78     $ .58      $ .58
 Historical - diluted                                                        .40                 .76       .57        .57
 Equivalent pro forma PAB and  Eagle combined - basic(4)(1)                  .41                 .73       .59        .53
 Equivalent pro forma PAB and Eagle combined - diluted(4)(1)
                                                                             .41                 .72       .59        .53
Dividends per common share:
 Historical                                                                  .16                 .32       .50        .25
 Equivalent pro forma combined(4)(1)                                        .125                .175      .135       .103
Book Value per common share:
 Historical                                                                 7.98                7.73
 Equivalent pro forma PAB and Eagle combined(4)(1)                          5.89                5.59

___________________________

/(1)/ PAB and pro forma per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998.

/(2)/ Represents the pro forma combined information of PAB and Eagle as if the Merger was consummated on January 1 of the respective periods and was accounted for under the pooling-of-interests method of accounting.

/(3)/ Determined by dividing pro forma combined shareholders' equity by pro forma shares outstanding as follows:

     DATE                    EQUITY                  SHARES
     ----                    ------                  ------
     06/30/98              $48,563,158              8,246,510

     12/31/97              $46,064,960              8,237,050

/(4)/ Determined by multiplying the applicable pro forma PAB and Eagle combined amount by the assumed ratio of one-to-one (based on an assumed PAB Common Stock price of $18.75, which was the last sales price of PAB Common Stock on September 23, 1998 as reported on the American Stock Exchange).

/(5)/ The Eagle pro forma equivalent data presented above will change if the actual Eagle Common Stock Exchange Ratio is different from the Exchange Ratio assumed in the table above. This data is presented for illustration purposes only, and no inferences are intended or may be drawn concerning the actual Merger Consideration which may occur or the resulting Exchange Ratio.

/(6)/ The historical data of PAB has been restated to reflect the merger of Investors Financial Corporation into PAB effective June 19, 1998, which was accounted for as a pooling of interests.

SELECTED FINANCIAL DATA

  Set forth as follows are certain historical consolidated selected financial data relating to PAB and Eagle. This financial data should be read in conjunction with the historical financial statements of PAB and Eagle, including the respective notes thereto, appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "DESCRIPTION OF EAGLE," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAGLE" and "EAGLE FINANCIAL STATEMENTS."

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA

                                                         AS OF OR FOR THE
                                                            SIX MONTHS
                                                           ENDED JUNE 30            AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------      ---------------------------------------------------
                                                               1998            1997       1996       1995       1994       1993
                                                               ----            ----       ----       ----       ----       ----
                                                                                    (Dollars in thousands)
SUMMARY OF OPERATIONS:
    Net interest income                                      $  8,738       $ 16,412    $ 14,232   $ 13,176   $  9,843   $  8,385
    Provision for possible loan losses                            434            677         525        518        450        380
    Net income                                               $  3,036       $  5,329    $  4,317   $  3,806   $  2,602   $  2,072
PER  SHARE DATA:
    Net income - basic(1)                                    $    .41       $    .72    $    .60   $    .52   $    .41   $    .36
    Net income - diluted(1)                                       .41            .72         .59        .52        .41        .36
    Cash dividends declared(1)                                   .125           .175        .135       .103       .088       .088
    Book value(1)                                                5.64           5.34        4.73       4.24       3.44       3.17
    Tangible book value(1)                                       5.25           4.92        4.26       3.71       3.11       2.73
BALANCE SHEET SUMMARY:
    Investments                                              $ 69,444       $ 72,300    $ 77,992   $ 84,368   $ 50,605   $ 47,557
    Loans, net                                                289,530        268,493     240,486    209,917    155,329    142,143
    Deposits                                                  333,660        330,976     315,064    294,041    207,969    205,100
    Assets                                                    425,144        405,587     372,774    340,769    243,175    232,037
    Long-term debt and other borrowings(2)
       Federal Home Loan Bank advances                         40,081         29,168      17,096      8,941      5,629      4,432
       Other long-term debt                                     2,048          2,184       3,384      5,157      4,730      2,810
       Other borrowings                                         1,773          1,005         -0-        -0-        -0-        -0-
   Average shareholders' equity                                40,450         37,102      32,278     28,670     21,212     17,503
   Average total assets                                       415,366        377,983     355,322    320,159    237,890    218,699
FINANCIAL RATIOS:
   Net income to average assets                                  1.46%          1.41%       1.21%      1.19%      1.09%       .95%
   Overhead ratio(3)                                             1.79%          2.00%       2.02%      2.18%      2.34%      2.26%
   Net income to average shareholders' equity                   15.01%         14.36%      13.37%     13.28%     12.27%     11.84%
  Dividend payout ratio(4)                                      30.49%         24.31%      22.50%     19.81%     21.46%     24.44%
  Average shareholders' equity to average total assets           9.74%          9.82%       9.08%      8.95%      8.92%      8.00%

____________

/(1)/ All per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998.
/(2)/ Does not include Federal Funds purchased for each of the respective periods.
/(3)/ Represents noninterest expense less noninterest income divided by average assets.
/(4)/ Represents dividends declared divided by net income, including pooled subsidiaries.
/(5)/ The historical data of PAB has been restated to reflect the merger of Investors Financial Corporation into PAB effective June 19, 1998, which was accounted for as a pooling of interests.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                            Selected Financial Data

                                      AS OF OR FOR THE
                                     SIX MONTHS ENDED
                                          JUNE 30,          AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                     -----------------     ---------------------------------------------
                                            1998           1997      1996      1995      1994      1993
                                            ----           ----      ----      ----      ----      ----
                                                (Dollars in thousands, except per share data)
SUMMARY OF OPERATIONS:
  Interest income                          $ 2,708       $ 5,238   $ 4,657   $ 4,236   $ 3,495   $ 2,924
  Interest expenses                          1,337         2,538     2,269     1,987     1,418     1,281
                                           -------       -------   -------   -------   -------   -------
   Net interest income                       1,371         2,700     2,388     2,249     2,077     1,643
                                           -------       -------   -------   -------   -------   -------
  Provision for possible loan                   32           116       108        76        88       152
   losses
  Other income                                 442           747       642       490       395       317
  Other expenses                             1,241         2,350     2,171     1,953     1,816     1,513
                                           -------       -------   -------   -------   -------   -------
  Income before tax                            540           981       751       710       568       295
  Income tax expense                           171           307       250       210       140       (17)
                                           -------       -------   -------   -------   -------   -------
   Net income                              $   369       $   674   $   501   $   500   $   428   $   312
                                           =======       =======   =======   =======   =======   =======
PER SHARE DATA:
  Net income:
   Basic                                   $  0.42       $  0.78   $  0.58   $  0.58   $  0.50   $  0.42
   Diluted                                    0.40          0.76      0.57      0.57      0.47      0.40
  Cash dividends declared                     0.16          0.32      0.50      0.25         -         -
  Book value                                  7.98          7.73      7.25      7.19      6.75      6.31
  Tangible book value                         7.98          7.73      7.25      7.19      6.75      6.31
BALANCE SHEET SUMMARY:
  Investment Securities                    $12,035       $11,139   $10,689   $ 9,033   $ 8,736   $ 8,182
  Loans, net                                50,106        48,768    41,999    36,872    32,954    27,924
  Deposits                                  56,215        55,667    52,465    44,883    40,703    38,601
  Assets                                    68,546        66,335    60,730    52,774    47,058    43,528
  Shareholders' equity                       6,975         6,752     6,259     6,199     5,822     4,638
  Long-term debt and other
  borrowings:
   Federal Home Loan Bank advances           3,796         2,644       548         -         -         -
   Other long-term debt                          -             -         -         -         -         -
   Other borrowings                            650             -       200         -         -         -
  Average shareholders' equity               6,974         6,534     6,336     6,122     5,659     4,482
  Average total assets                      66,793        63,694    56,045    49,974    46,224    39,715
LIQUIDITY RATIOS:
  Loans to total deposits                    89.13%        87.61%    80.05%    82.15%    80.96%    72.34%
  Loans to average earning assets            79.09%        76.57%    74.94%    73.78%    71.29%    70.34%
  Noninterest-bearing deposits to
   total                                     10.99%        11.09%     9.88%     9.48%     9.52%     8.45%
    deposits

FINANCIAL RATIOS:
Net income to average total assets            1.10%         1.06%     0.90%     1.00%     0.93%     0.79%
Overhead ratio(1)                             2.40%         2.52%     2.73%     2.93%     3.07%     3.01%
Net income to average                        10.58%        10.31%     7.92%     8.17%     7.56%     6.96%
 shareholders'   equity
Dividend payout ratio                        37.94%        44.21%    85.97%    43.12%     0.00%     0.00%
Average shareholders' equity to
 average                                     10.44%        10.26%    11.31%    12.25%    12.24%    11.29%
  total assets

____________

/(1)/ Represents noninterest expense less noninterest income divided by average assets.
/(2)/ Does not include Federal funds purchased for each of the respective periods.

                     PAB BANKSHARES, INC. AND SUBSIDIARIES
                    AND EAGLE BANCORP, INC. AND SUBSIDIARY
                       PRO FORMA SELECTED FINANCIAL DATA
                                  (UNAUDITED)

     The following unaudited pro forma selected financial data reflects the combined historical results of PAB and Eagle giving effect to the Merger as if the Merger had occurred as of or at the beginning of each of the periods presented. This unaudited pro forma selected financial data should be read in conjunction with the pro forma financial information included elsewhere herein. The unaudited pro forma selected financial data is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the period indicated or which may be obtained in the future.

                                                     AS OF OR FOR THE
                                                      SIX MONTHS
                                                      ENDED JUNE 30,              AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                     ----------------      ---------------------------------------------------
                                                           1998            1997       1996       1995       1994       1993
                                                           ----            ----       ----       ----       ----       ----
                                                       (Amounts in thousands, except per share and ratio data and percentages)
SUMMARY OF OPERATIONS:
    Net interest income                                $ 10,109        $ 19,112   $ 16,620   $ 15,425   $ 11,920   $ 10,028
    Provision for possible loan losses                      466             793        633        594        538        532
    Net income                                         $  3,405        $  6,003      4,818      4,306      3,030   $  2,384
PER  SHARE DATA:
    Net income - basic(1)                              $    .41        $    .73   $    .59   $    .53   $    .42   $    .36
    Net income - diluted(1)                                 .41             .72        .59        .53        .42        .36
    Cash dividends declared(1)                             .125            .175       .135       .103       .088       .088
    Book value(1)                                          5.89            5.59       4.99       4.56       3.83       3.45
    Tangible book value(1)                                 5.54            5.22       4.57       4.08       3.54       3.07
BALANCE SHEET SUMMARY:
    Investments                                        $ 81,479        $ 83,439   $ 88,681   $ 93,401   $ 59,341   $ 55,739
    Loans, net                                          339,636         317,261    282,485    246,789    188,283    170,067
    Deposits                                            389,875         386,643    367,529    338,924    248,672    243,701
    Assets                                              493,690         471,922    433,504    393,543    290,233    275,565
    Long-term debt and other borrowings(2)
       Federal Home Loan Bank advances                   43,877          31,812     17,644      8,941      5,629      4,432
       Other long-term debt                               2,048           2,184      3,384      5,157      4,730      2,810
       Other borrowings                                   2,423           1,005        200        -0-        -0-        -0-
    Average shareholders' equity                         47,424          43,636     38,614     34,792     26,871     21,985
    Average total assets                                482,159         441,677    411,367    370,133    284,114    258,414
FINANCIAL RATIOS:
   Net income to average assets                            1.41%           1.36%      1.17%      1.16%      1.07%       .92%
   Overhead ratio(3)                                       1.87%           2.07%      2.12%      2.28%      2.46%      2.38%
  Net income to average shareholders' equity              14.36%          13.76%     12.48%     12.38%     11.28%     10.84%
  Dividend payout ratio(4)                                30.49%          23.97%     22.88%     19.43%     20.95%     24.44%
  Average shareholders' equity to average total            9.84%           9.88%      9.39%      9.40%      9.46%      8.51%
   assets

____________

/(1)/ All per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998. /(2)/ Does not include federal funds purchased for each of the respective periods.
/(3)/ Represents noninterest expense less noninterest income divided by average assets
/(4)/ Represents dividends divided by net income, including pooled subsidiaries.

                                 RISK FACTORS

     In addition to the other information included in or incorporated by reference into this Proxy Statement/Prospectus and the Appendices hereto, the following factors should be considered carefully in evaluating the Merger.

UNCERTAINTIES IN INTEGRATING BUSINESS OPERATIONS

     In determining that the Merger is advisable and in the best interest of its shareholders, each of the PAB Board and the Eagle Board considered certain benefits expected to result from the consummation thereof. See "THE MERGER - Reasons for the Merger." There can be no assurance that any or all of such benefits will be realized as rapidly as expected or at all.

COMPETITION

     PAB's banking subsidiaries compete with other banking institutions on the basis of service, convenience and, to some extent, price. Due in part to both regulatory changes and consumer demands, banks have experienced increased competition from other financial entities offering similar products. Competition from both bank and non-bank organizations is expected to continue.

RISK FROM GENERAL ECONOMIC CONDITIONS

     In addition, general economic conditions impact the banking industry. The credit quality of PAB's loan portfolio necessarily reflects, among other matters, the general economic conditions in the areas in which it conducts its business. The continued financial success of PAB and its subsidiaries depends somewhat on factors which are beyond PAB's control, including national and local economic conditions, the supply and demand for investable funds, interest rates and federal, state and local laws affecting these matters. Any substantial deterioration in any of the foregoing conditions could have a material adverse effect on PAB's financial condition and results of operations, which, in all likelihood, would adversely affect the market price of PAB Common Stock. See "Summary - Market Prices and Dividends."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Merger by the Eagle Board, shareholders should be aware that certain directors and executive officers of Eagle have certain interests that may present them with potential conflicts of
interest with respect to the Merger.   See "THE MERGER - Interests of Certain
Persons in the Merger."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

     Certain provisions of the Articles of Incorporation and Bylaws of PAB could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving PAB, even if such events could be beneficial to shareholders. For example, pursuant to the PAB Articles and Bylaws, shares of preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the PAB Board may determine. The ability to issue preferred stock provides desirable flexibility in connection with acquisitions and other corporate transactions. However, the rights of the holders of PAB Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future, and the issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of PAB. PAB has no present plans to issue any shares of preferred stock. See "THE MERGER - Description of Capital Stock of PAB."

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading markets for equity securities, such as PAB Common Stock, have recently experienced a period of volatility. The Dow Jones Industrial Average, a widely followed measure of the stock market's performance (the

"DJIA"), fell from a high of 9,337.97, its close on July 17, 1998, to 8,020.78, its close on September 8, 1998, a decline of 14.11%. Furthermore, the DJIA experienced its second largest one-day decline, a loss of 512.61 on August 31, 1998, and its largest one-day increase, a gain of 380.53 on September 8, 1998. Other market indicators have experienced similar volatility. Since July 17, 1998, the closing price of a share of PAB Common Stock has exhibited similar volatility, ranging from a high of $23.125 per share to a low of $18.125 per share. Market analysts have attributed the volatility to a number of factors, including economic conditions in Russia, Asia and Latin America. PAB has negligible exposure to financial losses from turmoil in such foreign economies. However, PAB cautions Eagle shareholders that such factors, as well as others that PAB cannot predict, may cause an adverse impact on the trading markets for equity securities, including shares of PAB Common Stock.

                              GENERAL INFORMATION

     This Proxy Statement/Prospectus is being furnished to Eagle shareholders in connection with the solicitation of proxies by the Board of Directors of Eagle from holders of the outstanding shares of Eagle Common Stock for approval of the Merger Agreement.

     This Proxy Statement/Prospectus also constitutes the Prospectus of PAB with respect to the shares of PAB Common Stock to be issued in the Merger. Information in this Proxy Statement/Prospectus with respect to PAB has been supplied by PAB. Information with respect to Eagle has been supplied by Eagle.


                                SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE

     The Special Meeting will be held at the main office of Eagle, located at 335 South Main Street, Statesboro, Georgia, at ____ p.m., Statesboro time, on __________, 1998 and at any adjournments thereof, to consider and vote upon a proposal to approve the Merger Agreement and the consummation of the transactions contemplated therein and to transact such other business as may properly come before the Special Meeting.

RECORD DATE, SOLICITATION AND REVOCABILITY OF PROXIES

     The Eagle Board of Directors has fixed the close of business on _______ __, 1998 as the Record Date for determining the Eagle shareholders entitled to receive notice of and to vote at the Special Meeting. Only holders of record of Eagle Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, _________ shares of Eagle Common Stock were issued and outstanding and held by approximately _____ record holders. Holders of Eagle Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Eagle Common Stock held of record at the close of business on the Record Date. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Eagle Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, but "broker non-votes" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will not be counted as shares present. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether a proposal has received sufficient votes for approval, thus having the effect of a vote against the Merger.

     A form of proxy for the Special Meeting is enclosed with the copies of this Proxy Statement/Prospectus being sent to Eagle shareholders. Shares of Eagle Common Stock represented by properly executed proxies will, if such proxies are received in time and are not revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein, and, in the discretion of the individuals named as proxies, as to any other matter which may properly come before the Special Meeting or any adjournment thereof. Any holder of Eagle Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted in favor of approval of the Merger Agreement and the consummation of the transactions contemplated therein. The Eagle Board is not aware of any other matters which may be presented for action at the Special Meeting, but if other matters do properly come before the Special Meeting, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     An Eagle shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of Eagle, (ii) electing to vote in person at the Special Meeting, or (iii) properly submitting to Eagle a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to Eagle as follows: Eagle Bancorp, Inc., 335 South Main Street, Statesboro, Georgia 30458, Attention: Corporate Secretary.

     The expense of soliciting proxies for the Special Meeting will be paid for by Eagle. In addition to the solicitation of shareholders of record by mail, telephone or personal contact, Eagle will be contacting brokers, dealers, banks or voting trustees or their nominees who can be identified as record holders of Eagle Common Stock; such holders, after inquiry by Eagle, will provide information concerning the quantity of proxy and other materials needed to supply such materials to beneficial owners, and Eagle will reimburse them for the expense of mailing the proxy materials to such persons.

VOTE REQUIRED; SECURITY OWNERSHIP OF MANAGEMENT

     The Eagle Articles of Incorporation require a two-thirds vote of the shareholders to approve a merger unless the Eagle Board of Directors approves the merger agreement and waives the two-thirds vote requirement in writing. At the meeting of the Eagle Board on June 29, 1998, the Eagle Board approved the Merger, and two-thirds of the directors waived the two-thirds vote requirement; therefore, approval of the Merger Agreement and the consummation of the transactions contemplated therein requires the affirmative vote of a majority of the outstanding shares of Eagle Common Stock entitled to vote on the Merger at the Special Meeting.

     As of September 20, 1998, Eagle's directors and executive officers and their affiliates held approximately 33.9% of the outstanding shares of Eagle Common Stock entitled to vote at the Special Meeting and such persons intend to vote their shares of Eagle Common Stock for approval of the Merger Agreement and the consummation of the transactions contemplated therein. As of September 20, 1998, PAB, its directors and executive officers and their affiliates held no shares of Eagle Common Stock.

RECOMMENDATION OF EAGLE'S BOARD OF DIRECTORS

     For the reasons described below, the Board of Directors of Eagle has unanimously adopted the Merger Agreement, believes that the Merger is in the best interests of Eagle and its shareholders and unanimously recommends that shareholders of Eagle vote FOR approval of the Merger Agreement and the consummation of the transactions contemplated therein. See "THE MERGER - Background of the Merger, - Reasons for the Merger."

DISSENTERS' RIGHTS

     Under the GBCC, Eagle shareholders who comply with certain procedural requirements of the GBCC are entitled to assert dissenters' rights with respect to their shares of Eagle Common Stock upon consummation of the Merger. Each record holder of shares of Eagle Common Stock who wishes to assert dissenters' rights (i) must deliver to Eagle, before the Eagle Merger is voted upon at the Special Meeting, written notice of his intent to demand payment for his dissenters' rights and (ii) must not vote in favor of the Merger. See "THE MERGER - Dissenters' Rights."

                                  THE MERGER

     The following information describes certain material information pertaining to the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is set forth as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides that Eagle shall merge with and into PAB. PAB will be the surviving corporation of the Merger and will continue to be governed by the laws of the State of Georgia. At the time the Merger becomes effective, each issued and outstanding share of Eagle Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of PAB Common Stock. If the Merger Agreement is approved at the Special Meeting, all required governmental and other consents and approvals are obtained and all other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement/Prospectus. See " - Merger Consideration."

BACKGROUND OF THE MERGER

     The Eagle Board of Directors held a strategic planning session on February 7, 8 and 9, 1997. Among the relevant planning topics discussed at the session were current trends in mergers and acquisitions in the Southeastern banking industry, changes in Georgia branching laws, Eagle's financial performance relative to the industry and local competitors and methods to provide stock liquidity for Eagle shareholders. The Eagle Board agreed to remain open to attractive opportunities to add shareholder value, including the consideration of accepting a merger proposal from a larger company, seeking a strategic "merger of equals" partner or expanding the existing Eagle franchise by de novo branching into nearby counties and adding delivery systems in Bulloch County. It was subsequently decided by the Eagle Board and management that de novo branching was not economically feasible until Eagle could grow its Bulloch County market share to gain size efficiencies at its two current banking offices.

     Over the course of the next 12 months, executive management and board members of Eagle held informal talks with two potential strategic merger candidates. From June 1997 through September 1997, Eagle held discussions with the executive management of a small one bank holding company in the Atlanta area about a potential merger of the two companies. After careful evaluation, the Eagle Board decided to end these talks after determining that the proposed relative exchange multiples for the merger would not provide Eagle shareholders with an adequate percentage of ownership in the combined entity on a fully diluted basis and that stock ownership in the combined entity would not significantly improve liquidity for Eagle shareholders.

     In January 1998, executive management and board members of Eagle held informal talks with the executive management of a small one bank holding company nearby concerning a strategic merger of equals. These two Southeast Georgia companies were of similar size and structure. These talks were suspended when the prospective merger partner entered into merger talks with and eventually signed a merger agreement with a larger Southeast Georgia holding company.

     In February 1998, EHD was engaged as financial advisor to assist Eagle in the review and selection of potential merger candidates for Eagle, conduct a limited bidding process with interested buyers and assist in the negotiation of the terms of a potential merger. During a period from February 1998 through June 1998, this process was carried out. On February 17, 1998, the Eagle Board met with EHD to review its strategic options and the current merger environment in Georgia. The Eagle Board discussed the positive and negative points of merging with a larger company versus remaining independent. After careful consideration, the Eagle Board determined that it would consider stock swap merger offers which qualified for pooling-of-interests accounting treatment and a tax-free exchange of shares. The Eagle Board also specified that it would give preference to offers of liquid stocks traded on an organized stock exchange. The Eagle Board also appointed a Strategic Planning Committee (the "Committee") to solicit selective merger offers and make a recommendation to the full Eagle Board.

     On February 23, 1998, the Committee met with EHD to study and select potential acquirors. During March and April 1998, EHD and Eagle executive management compiled a comprehensive package of bid materials, made contacts and distributed packages to bidders selected by the Committee which expressed an interest. The Committee met on March 12, 1998 and on April 3, 1998 to direct the process. From a field of eight potential acquirors contacted, Eagle received four bids.

     During the month of April 1998, various members of the Committee, Eagle executive management and EHD met with representatives of the interested acquiring companies at the offices of the potential acquirors, at Eagle's main office or telephonically to discuss the form and amount of consideration offered in each case, the financial performance and liquidity of the acquirors' stocks and their respective long range strategic plans and corporate philosophies.

     On April 21, 1998, the Committee and the full Eagle Board met with EHD in informational meetings to study all proposals received, compare the relative merits of each offer, compare the offers to similar recent transactions for other banking company mergers and discuss the financial fairness of the consideration using various analytical methods. The Committee met on April 24, 1998 to reach a consensus on its recommendation and unanimously voted to recommend PAB's offer to the full Eagle Board. The aggregate consideration offered by PAB represented the highest dollar value of all offers received. Committee members were also favorably impressed by PAB's recent stock performance, the strategic philosophy of PAB's management and Board of Directors and PAB's commitment to community banking and community service.

     On April 27, 1998, the Eagle Board met to hear the Committee's recommendation and presentations by its financial and legal advisors. After lengthy discussions, the Eagle Board voted to accept the PAB offer, subject to due diligence by both parties and the negotiation of a satisfactory definitive agreement. PAB and Eagle issued joint press releases on April 29, 1998 announcing that they had entered into a non-binding letter of intent to merge.

     During the period from April 29, 1998 through June 29, 1998, Eagle and PAB conducted their respective due diligence investigations including, but not limited to, on site loan portfolio and loan loss reserve adequacy reviews by independent consultants, reciprocal reviews of CPA firm work papers and financial reports, governing corporate documents, bond portfolios and fixed assets. The findings of Eagle's external loan reviewer were studied in detail, with questions directed to PAB management on any areas of concern. Also, Eagle studied the financial condition of PAB on a historical and prospective basis. Various Eagle senior officers investigated PAB's technology support capabilities, its business practices, employee benefits and general accounting and operational procedures. The Eagle due diligence team concluded that PAB's financial statements were accurate in all material respects, PAB was in good regulatory standing and had the ability to complete the proposed Merger and could serve as a source of strength to Eagle after the Merger.

     PAB senior officers performed operational due diligence in addition to the work of its external loan reviewer and CPA firm. The operations and financial functions of Eagle were reviewed to determine accuracy of financial data and the general level of operational efficiency of Eagle. The PAB due diligence team concluded that the financial condition of Eagle, its operational organization and efficiency were satisfactory and were accurately presented in its current status.

     After the completion of due diligence procedures by both parties and the drafting of a definitive Merger Agreement, the Eagle Board met on June 29, 1998 to review and discuss the Merger Agreement and receive the recommendations of Eagle management and Eagle's financial and legal advisors. After careful consideration and discussion, the Eagle Board voted unanimously to approve the execution of the Merger Agreement with PAB. The PAB Board met on May 18, 1998 and voted unanimously to approve the Merger Agreement.

     On September 10, 1998, Andrew M. Williams, III, resigned as President, Chief Executive Officer and director of Eagle and EBT effective October 30, 1998. On September 29, 1998, EBT entered into an agreement with Gary L.

Johnson pursuant to which Mr. Johnson agreed to serve as President and Chief Executive Officer of EBT, effective October 31, 1998. See "Interests of Certain Persons in the Merger." As a result of these developments, on September 29, 1998, PAB and Eagle executed a Waiver and Amendment No. 1 (the "Waiver and Amendment No. 1") to the Merger Agreement whereby, among other things, (i) PAB waived any defaults under the Merger Agreement arising solely out of the resignation of Mr. Williams and the negotiation of a new employment contract for Mr. Johnson and (ii) the parties amended the Merger Agreement to reflect the change in Eagle management.

REASONS FOR THE MERGER

     Eagle. The Eagle Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. Eagle's Board of Directors, with the assistance of outside financial and legal advisors, considered all material factors although it did not assign any relative or specific weight to them. The material factors considered were as follows:

     (i) the financial terms of the proposed Merger, including the anticipated treatment of the Merger as a tax-free exchange of Eagle Common Stock for PAB Common Stock;

     (ii) a comparison of Eagle's continuing as an independent entity to combining with PAB, particularly as to shareholder value. The Eagle Board considered the benefits that could reasonably be expected to accrue to Eagle shareholders from the Merger, including the premium offered over Eagle's then-current stock price or stock price unaffected by acquisition speculation and the likelihood that the Merger Consideration represented a higher value for Eagle Common Stock than would be achieved by Eagle operating on an independent basis unaffected by acquisition speculation. Alternatives to the Merger were also analyzed, including remaining independent and growing internally or combining with other potential merger partners in light of the economic conditions and prospects of the Southeast Georgia banking market and the competitive environment within the banking sector;

     (iii) the increased liquidity of PAB Common Stock, a common stock with an actively traded market on the American Stock Exchange, over Eagle Common Stock;

     (iv) certain financial and other information concerning PAB, including, but not limited to, information with respect to the business, operations, condition and future prospects of PAB, particularly its capital position and asset quality, including its ability to pay dividends;

     (v) the anticipated synergies, efficiencies and economies of scale that could be achieved by combining Eagle with PAB;

     (vi) the Eagle Board's review, based upon its due diligence investigation of PAB, of the business, operations, earnings and financial condition of PAB on an historical and prospective basis, and the enhanced opportunities for growth and expanded operations which, while no assurances can be given, will likely be made possible through coordinated efforts with other PAB subsidiaries, such as increased aggregate lending limits of the collective institutions;

     (vii) a comparison of the terms of the proposed Merger with comparable transactions in the Southeast;

     (viii) a comparison of the terms of the proposed Merger with other proposals received in a limited bid process;

     (ix) competitive factors and trends toward consolidation in the banking industry;

     (x) the review by the Eagle Board with its strategic planning committee, its management, its legal counsel and the advice rendered by EHD as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Eagle Common Stock, as reflected by the written fairness opinion set forth as Appendix B to this Proxy Statement/Prospectus;

     (xi) the benefits of merging with PAB as compared with the dilution in voting power which Eagle shareholders will experience upon consummation of the Merger as a result of owning a smaller portion of the total shares of PAB Common Stock outstanding;

     (xii)  the non-financial terms and structure of the Merger;

     (xiii) the likelihood of the Merger being approved by the appropriate regulatory authorities; and

     (xiv) the impact generally of the Merger on the various constituencies served by Eagle.

     While each member of the Eagle Board of Directors individually considered the foregoing and other factors, the Eagle Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Eagle Board collectively made its determination with respect to the Merger based upon the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of the holders of Eagle Common Stock. The foregoing discussion of the information and factors considered is not intended to be exhaustive, but is believed to include all material factors considered by the Eagle Board.

     THE BOARD OF DIRECTORS OF EAGLE UNANIMOUSLY RECOMMENDS THAT EAGLE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

     PAB. The PAB Board of Directors believes that the Merger is in the best interests of PAB and the PAB shareholders. The PAB Board of Directors, after consideration of relevant business, financial, legal and market factors, approved the Merger Agreement. PAB, in considering the Merger, took into account its stated strategic long-term goal of continuing to expand PAB throughout Georgia, as well as adjoining states, so as to become one of the leading independent bank holding companies in the Southeast. The consent of PAB shareholders is not required in order for the Merger to be consummated.

MERGER CONSIDERATION

     The Merger Agreement provides that, at the Effective Time, PAB will issue and exchange one share of PAB Common Stock (subject to adjustment in certain circumstances as described herein) for each of the issued and outstanding shares of Eagle Common Stock (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) and will assume all options to purchase Eagle Common Stock, all upon the terms as set forth below.

     Eagle Common Stock. The Merger Agreement provides that each share of Eagle Common Stock issued and outstanding at the Effective Time (excluding treasury shares and shares held by shareholders who perfect their dissenters' rights) shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of PAB Common Stock; provided, however, that if (i) the Deemed Market Value (as defined below) of the PAB Common Stock is less than $18.00 per share, then either party may terminate the Merger Agreement in its sole discretion by delivery of written notice to the other party within three calendar days prior to the Effective Time, or (ii) the Deemed Market Value of the PAB Common Stock is greater than $28.50, then the Merger Consideration shall be reduced by an amount equal to the product of (a) the Merger Consideration multiplied by (b) the ratio formed by the Deemed Market Value less $28.50, divided by the Deemed Market Value. "Deemed Market Value" means the arithmetic average of the closing price for PAB Common Stock as reported on the American Stock Exchange for the 20 consecutive trading days immediately preceding the date which is five calendar days prior to the Effective Time.

     Eagle Stock Options. The Merger Agreement provides that each Eagle Option which is outstanding at the Effective Time, whether vested or unvested, will be converted into an option to acquire shares of PAB Common Stock, on the same terms and conditions as were applicable under the Eagle 1990 Employee Stock Option Plan (the "Eagle Option Plan"). From and after the Effective Time, (i) each Eagle Option assumed by PAB may be exercised solely for shares of PAB Common Stock, (ii) the number of shares of PAB Common Stock subject to such Eagle Option shall be equal to the product of the number of shares of Eagle Common Stock subject to such Eagle Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Eagle Option shall be adjusted by dividing the per share exercise price under each such Eagle Option by the Exchange Ratio and rounding down to the nearest cent.

ADDITIONAL ADJUSTMENTS TO THE MERGER CONSIDERATION

     The Merger Agreement provides that the Merger Consideration to be received for all of the shares of Eagle Common Stock shall be reduced, if and as necessary, by all amounts in excess of $150,000 paid or to be paid by Eagle or EBT or both for the fees and expenses of EHD, consultants, attorneys and accountants for Eagle or EBT and the due diligence conducted by Eagle or EBT in connection with the Merger. In the event of an adjustment, the Merger Consideration shall be reduced by that number of whole shares of PAB Common Stock equal to the dollar amount of such adjustment divided by $21.00, and such resulting number of shares of PAB Common Stock shall be substituted for 873,875 in the Merger Consideration calculations in the Merger Agreement. As of September 23, 1998, the total amount of expenses was approximately $71,000.

     In the event that prior to the Effective Time holders of Eagle Options exercise such options, then in accordance with the Exchange Ratio formula described above, PAB will issue a certain number of additional shares in order to take into account the additional capital contributed upon exercise.

FRACTIONAL SHARES

     Pursuant to the terms of the Merger Agreement, each holder of shares of Eagle Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PAB Common Stock multiplied by the market value of one share of PAB Common Stock at the Effective Time. The market value of one share of PAB Common Stock at the Effective Time shall be the last sales price of the PAB Common Stock on the American Stock Exchange on the last business day preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

OPINION OF EAGLE'S FINANCIAL ADVISOR

     Eagle retained EHD to act as its financial advisor in connection with the Merger process described above and to render an opinion to Eagle's Board of Directors as to the fairness of the consideration to be received by Eagle's shareholders pursuant to the Merger, from a financial point of view.

     EHD, as part of its practice in providing management advisory services to financial institutions, has been regularly engaged since 1984 as a financial advisor to either buyer or seller in connection with mergers and acquisitions, competitive biddings and valuations for various purposes. EHD was selected to advise Eagle's Board of Directors based upon its knowledge of Eagle, PAB, the community banking industry in Georgia and its extensive background in the general banking industry. EHD will be compensated for its services. Neither EHD nor any of its officers or affiliates has a material financial interest in Eagle or PAB.

     THE FULL TEXT OF THE WRITTEN OPINION OF EHD, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. EAGLE SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. EHD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS TO THE EAGLE SHAREHOLDERS, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE RECEIVED AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF EHD SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The consideration to be received by Eagle shareholders in the Merger was determined by Eagle and PAB in their negotiations. No limitations were imposed by the Board of Directors or management of Eagle upon EHD with respect to the investigations made or the procedures followed by EHD in rendering its opinion.

     In arriving at its opinion, EHD reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Eagle and certain senior officers and other representatives and advisors of PAB concerning the businesses, operations and prospects of Eagle and PAB. EHD examined certain publicly available business and financial information relating to Eagle and PAB as well as certain financial forecasts and other data for Eagle and PAB, which were provided to EHD by or otherwise discussed with the respective management teams of Eagle and PAB, including information relating to certain strategic implications and operational benefits anticipated from the Merger. EHD reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Eagle Common Stock and PAB Common Stock; the historical and projected earnings and operating data of Eagle and PAB; and the capitalization and financial condition of Eagle and PAB. EHD considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which EHD considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses EHD considered relevant in evaluating those of Eagle and PAB. EHD also considered the relative contributions of Eagle and PAB to the combined company. In addition to the foregoing, EHD conducted such other analyses and examinations and considered such other financial, economic and market criteria as EHD deemed appropriate to arrive at its opinion. EHD noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to EHD as of the date of its opinion.

     In conducting its review and analysis and in arriving at its opinion, EHD assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information provided to EHD or publicly available and assumed and relied upon the representations and warranties of Eagle and PAB contained in the Merger Agreement. EHD also relied upon the managements of Eagle and PAB as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefore provided to EHD and assumed that such projections reflect the best currently available estimates and judgments of such respective managements of Eagle and PAB and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of Eagle and PAB. EHD assumed, with the consent of the Board of Directors of Eagle, that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes.

     EHD conducted no physical inspection or appraisal of any of the assets, properties or facilities of either Eagle or PAB, nor was it furnished with any such evaluation or appraisal. EHD also assumed that the conditions to the Merger would be consummated on a timely basis in the manner contemplated in the Merger Agreement. EHD was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Eagle or the effect of any other transaction in which Eagle might engage. The opinion rendered by EHD was based upon analyses of the foregoing factors in light of its assessment of general economic, financial and market conditions as they exist and could be evaluated by EHD as of the date of the opinion. No opinion was rendered as to the price or trading range at which shares of PAB Common Stock will trade following the date of the opinion or the price or trading range at which shares of PAB Common Stock will trade upon completion of the Merger.

     In connection with rendering its opinion, EHD performed a variety of financial analyses. The preparation of a fairness opinion of this nature involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. EHD believes that its analyses must be considered together as a whole and that selecting portions of such analyses and the facts considered therein, without considering all other factors and analyses, could create an incomplete view of the analyses and the process underlying EHD's opinion. In its analyses, EHD made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Eagle and PAB and which may not be realized. Any estimates contained in EHD's analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which such companies or their securities may actually be sold.

     Valuation Methodologies. The following is a summary of the principal analyses performed by EHD in connection with its opinion.

     Summary Transaction Analysis. EHD reviewed the terms of the proposed transaction, including the Exchange Ratio and the aggregate transaction value. EHD reviewed the implied value of the consideration offered based upon the $23.00 per share closing price of PAB Common Stock on April 28, 1998, one day prior to the announcement of the proposed Merger, which indicates an implied value after a one-for-one stock exchange of $23.00 per share of Eagle Common Stock. Since the Eagle Common Stock is not traded on any organized exchange and has no established market, a comparison can be made only to the limited trading activity known to Eagle's management. The sales price per share of Eagle Common Stock traded during 1997 has ranged from $13.00 to $15.00, or a weighted average of $14.09, according to limited information available to Eagle's management. The implied value of $23.00 per share represents a 63% premium over average Eagle Common Stock trades during 1997. Assuming 873,875 total outstanding Eagle shares, this indicates an aggregate transaction value of approximately $20.1 million. EHD calculated that, as of June 30, 1998, this aggregate transaction value represented 29.3% of the total assets of Eagle, 2.88 times Eagle's stated book value and 26.33 times Eagle's earnings for the trailing twelve months ended June 30, 1998.

     A similar transaction analysis of the proposed Merger based upon a $21.50 per share of PAB Common Stock closing price on August 18, 1998 indicates an implied per share value of $21.50 for each share of Eagle Common Stock, and approximately $18.8 million in aggregate consideration. When compared to Eagle's financial statements as of June 30, 1998, this aggregate transaction value represented 27.4% of Eagle assets, 2.69 times Eagle's stated book value and
24.61 times Eagle's trailing twelve month earnings.

     Contribution Analysis. EHD reviewed certain historical financial and operating information for Eagle, PAB and the pro forma combined entity resulting from the Merger based on financial data reported by Eagle and PAB. Financial data provided to EHD as of June 30, 1998 was unaudited. EHD analyzed the relative balance sheet contribution of Eagle and PAB for certain data to the combined company on a pro forma basis as of June 30, 1998. This analysis indicated that Eagle would have contributed 13.9% to combined total assets, 14.8% to combined loans (net of allowances for losses), 14.4% to combined deposits and 14.4% to combined stockholders' equity. EHD also analyzed the relative income statement contributions of Eagle and PAB for certain data to the combined company on a pro forma basis. This analysis indicated that, for the latest trailing twelve months ended June 30, 1998, Eagle would have contributed 13.9% to combined net interest income and 11.9% to combined net income. At the Exchange Ratio of one share of Eagle Common Stock for one share of PAB Common Stock, the holders of outstanding Eagle Common Stock would own approximately 10.6% of PAB's post-merger shares outstanding.

     Comparable Company Analysis for Eagle. EHD reviewed and compared certain financial information for Eagle to corresponding financial information for similar companies in Georgia. Peers were determined to be profitable one-bank holding companies in Georgia, not publicly traded, with consolidated assets between $50 million and $100 million as of December 31, 1997, with the bank subsidiary at least five years old, with investments in the subsidiary bank between $5 million and $8 million and with no nonbank subsidiaries. These parameters produced a peer sample of 43 other bank holding companies. The peer companies had a mean asset size of $74 million and a median asset size of $72 million, compared to Eagle's $66 million in assets at December 31, 1997. Eagle had a return on average assets ("ROA") of 1.06% for the year ended December 31, 1997, compared to a mean ROA of 1.30% and a median ROA of 1.32% for the peer companies. Eagle had a return on average equity ("ROE") of 10.31%, compared to a 13.13% mean ROE and a 12.43% median ROE for the peer group. This indicates that Eagle's financial performance was below the averages of similar companies. Discussions with Eagle's management indicate that Eagle's rates of return are expected to improve somewhat in the future as Eagle grows to control a larger market share in Bulloch County and Eagle's branch reaches a more efficient size to cover fixed costs.

     A similar peer group was determined for EBT, the wholly-owned subsidiary of Eagle. EBT's peers were determined to be Georgia banks with total assets between $50 million and $100 million with no more than one branch and between five and ten years old. Non-traditional or special purpose banks were excluded. Of the 16 peer banks in the sample, total assets indicated a mean of $75 million and a median of $72 million, compared to $66 million for EBT. EBT's ROA was 1.17% for 1997 versus a 1.21% mean and a 1.19 % median for the peers. EBT's ROE was 11.85% versus a 12.43% mean and 12.64% median for the peers. EBT's net interest rate margin averaged 4.69% during 1997, compared to a 5.11% mean and a 5.12% median for the peers. EBT's nonperforming assets to total assets were 0.09% at December 31, 1997, versus a 0.85% mean and a 0.36% median for the peers. EBT's performance ratios were reasonable when compared to the peer group. Although profits and operating efficiencies scored somewhat less than peers, EBT's credit quality indicators outperformed peers.

     Comparable Company Analysis for PAB. EHD compared selected balance sheet data, asset quality, capitalization and profitability measures using financial data for the 12 months ended December 31, 1997 and market data as of August 18, 1998 for PAB to a group of selected Georgia bank holding companies which EHD deemed to be relevant.

     The group of Georgia banking companies selected for financial comparisons to PAB consisted of 20 companies with total assets between $250 million and $750 million at December 31, 1997. Financial information for PAB is shown before its retroactive restatement for the June 19, 1998 pooling-of-interests merger transaction with Investors Financial Corporation in Bainbridge, Georgia. The total assets for the group at December 31, 1997 amount to $397 million at the mean and $358 million at the median, compared to $329 million for PAB at that time. The analysis indicated that PAB's ROA for the year 1997 was 1.35%, compared to 1.27% mean ROA and a 1.39% median ROA for the peer group. PAB's ROE was 14.33% versus a 13.36% mean ROE and a 13.24% median ROE for the group. PAB's net interest rate margin for 1997 was 4.76%, compared to a 5.10% mean and a 5.12% median for the group. PAB's 1997 dividend payout ratio was 23.84% versus a 53.88% median payout and a 30.94% median payout for the group. These comparisons indicate that PAB's financial performance was reasonable for the period. Ratios for profitability were slightly better than the peer group, as were most indicators of asset quality and operating efficiencies. PAB's dividend payout ratio was lower than that of the peers, but management indicates that its 1998 policy shows an upward trend.

     Stock Trading Analysis. Since the Eagle Common Stock is not liquidly traded, no stock trading comparisons were attempted to other banking companies with a more established trading market, and EHD placed no weight on the market price of Eagle Common Stock.

     The group of Georgia banking companies selected for market data comparisons to PAB included ABC Bancorp, Inc., Moultrie; Century South Banks, Inc., Dahlonega; First Liberty Financial Corp., Macon; Habersham Bancorp, Cornelia; SNB Bancshares, Inc., Macon; The Savannah Bancorp, Inc., Savannah; Southwest Georgia Financial Corp., Moultrie; First Sterling Banks, Inc., Kennesaw; First Banking Co of SE GA, Statesboro; and Merit Holding Corporation, Tucker.

     EHD reviewed and analyzed the price performance and the historical trading value for the PAB Common Stock for the period from September 1997 to August 1998. A comparison of the PAB Common Stock performance for the last 12 months versus the S&P 500 Index indicates that PAB has generally outperformed the S&P for the period. EHD also compared the recent price performance of the PAB Common Stock to the ten selected peer companies. The ratio of closing stock prices at August 18, 1998 to trailing 12 months earnings per share for the peer banks ranged from multiples of 16.5 to 33.2, compared to 27.9 for PAB. These stock prices as a multiple of book value range from 1.5 to 3.1, compared to 3.8 for PAB. EHD deemed the trading value of PAB Common Stock to be generally light, averaging slightly more than 1,200 traded shares per day over the most recent quarter measured, versus 3,900 daily average shares for the peer group. However, EHD concluded that PAB's listing on the American Stock Exchange provides a more liquid and orderly trading market than is currently available to Eagle shareholders.

     Comparable Transaction Analysis. EHD performed an analysis of premiums paid in acquisitions of banking organizations with comparable characteristics to the Merger. Two sets of comparable transactions were analyzed as follows. The first set of comparable transactions reflects a comparison of the Merger to 100% acquisitions occurring in 1997 in the State of Georgia. During 1997, EHD noted thirteen 100% acquisition transactions of banks and S&L companies in Georgia, which yielded mean premiums of 2.16 times the sellers' book value, and 19.83 times the sellers' last 12 months trailing earnings. This compares to pending multiples for the Merger of 2.69 times book value and 24.61 times trailing earnings if measured based on Eagle financial data through June 30, 1998 and PAB's closing stock price at August 18, 1998.

     EHD also compared the Merger to certain financial information relating to seven selected pending or recently completed Georgia bank mergers. The comparable transactions were (acquiror/acquiree): The Savannah Bancorp, Inc./Bryan Bancorp of Georgia, Inc.; First Liberty Financial Corp./Southland Bank Corp.; Regions Financial Corporation/First Community Banking Services; SNB Bancshares, Inc./Crossroads Bancshares, Inc.; Premier BancShares, Inc./Lanier Bank & Trust; Premier BancShares, Inc./The Bank Holding Company; and Flag Financial/Middle Georgia Bankshares, Inc. EHD considered, among other factors, the earnings, capital, asset size and quality of assets of the acquired companies. EHD compared the transaction prices to stated book values, earnings, assets and deposits. The seven recent comparable transactions had an average price to tangible book value of 2.75 times, a price to earnings multiple of
20.03 times, a price to total assets multiple of 24.31 and a price to total deposits multiple of 27.91. The consideration to be paid to Eagle, based on PAB's closing stock price of $21.50 as of August 18, 1998, would result in a price to book value of 2.69 times, a price to earnings multiple of 24.61 times, a price to assets multiple of 27.41 and a price to total deposits multiple of
33.42. The Merger compares favorably to the multiples of these recent transactions.

     No company or transaction used in EHD's analyses is identical to Eagle or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Eagle and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Discounted Cash Flow Analysis. EHD calculated the present value of Eagle assuming that Eagle remained an independent bank. For purposes of this analysis, EHD utilized certain projections of Eagle's future earnings and dividends. EHD assumed that the Eagle Common Stock would be sold at the end of five years at 250% of projected book value. This value was then discounted to present value using discount rates from 12% to 18%. These rates were selected as an estimate of probable rates that investors in securities such as Eagle Common Stock would expect in view of the potential appreciation and risks in the stock. Based on these assumptions, EHD calculated that the present value of Eagle as an independent bank ranges from $12.2 million to $15.7 million. Based on PAB's closing stock price and assuming a one-for-one exchange, the aggregate consideration of the Merger would provide a value of $18.8 million, which is above the high end of this present value range. The present value analysis was included because it is a widely used valuation method, but EHD noted that the results of this method are dependent on the numerous assumptions that must be made, including earnings assumptions, dividend payout policies, terminal values and appropriate discount rates.

     Pursuant to an engagement letter dated August 18, 1998 between Eagle and EHD, Eagle agreed to the payment of a fee for EHD's services for the fairness opinion and to indemnify and hold harmless EHD and its officers and employees against certain liabilities in connection with its services, except for liabilities resulting from the negligence of EHD. Total fees paid to EHD for its role as financial advisor to Eagle and for its fairness opinion approximate $40,000.

EFFECTIVE TIME

     If the Merger Agreement is approved by the requisite votes of the Eagle shareholders, all other required governmental and other consents and approvals are received and the other conditions to the obligations of the parties to consummate the Merger are either satisfied or waived (as permitted), the Merger will be consummated and effected on the date and at the time a Certificate of Merger reflecting the Merger is filed with the Secretary of State of the State of Georgia. Unless otherwise mutually agreed upon in writing by the chief executive officers of PAB and Eagle, PAB and Eagle have agreed to use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Eagle approve the Merger Agreement or (iii) such later date as may be mutually agreed upon in writing by the chief executive officers of PAB and Eagle. Assuming satisfaction of all conditions to the consummation of the Merger, the Merger is expected to be made effective during the fourth quarter of 1998. Either PAB or Eagle may terminate the Merger Agreement if the Merger has not been consummated by December 31, 1998, subject to certain limitations. See "- Conditions to Consummation, - Amendment, Waiver and Termination."

DISTRIBUTION OF PAB CERTIFICATES

     Promptly after the Effective Time, PAB shall mail appropriate transmittal materials to each record holder of Eagle Common Stock for use in effecting the surrender and cancellation of those certificates in exchange for PAB Common Stock (which shall contain an affidavit for lost or stolen stock certificates and which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Eagle Common Stock shall pass, only upon proper delivery of such certificates to PAB by the former shareholders of Eagle). EAGLE SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS. After the Effective Time, each holder of shares of Eagle Common Stock issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PAB, and the certificates thus surrendered will be canceled. Unless otherwise designated by an Eagle shareholder on the transmittal letter, certificates representing shares of PAB Common Stock issued to Eagle shareholders in connection with the Merger will be issued and delivered to the tendering Eagle shareholder at the address on record with the Eagle transfer agent. PAB shall not be obligated to deliver the consideration to which any former holder of Eagle Common Stock is entitled until such holder surrenders such holder's certificate or certificates representing such holder's shares for exchange. The certificate or certificates so surrendered shall be duly endorsed as PAB may require. No party shall be liable to a holder of Eagle Common Stock for any property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     After the Effective Time, holders of certificates will have no rights with respect to the shares of Eagle Common Stock represented thereby other than the right to surrender such certificates and receive in exchange therefor the shares of PAB Common Stock to which such holders are entitled, as described above. In addition, no dividend or other distribution payable to holders of record of PAB Common Stock will be paid to the holder of any Eagle certificates until such holder surrenders such certificates for exchange as instructed. Subject to applicable law, upon surrender of the certificates, such holder will receive the certificates representing the shares of PAB Common Stock issuable with respect to such shares of Eagle Common Stock, all withheld dividends or other distributions (without interest) and any withheld cash payments (without interest) to which such shareholder is entitled.

     If any certificate for PAB Common Stock is to be issued in a name other than that in which the Eagle certificate surrendered for exchange is issued, the Eagle certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificates surrendered, shall provide funds for their purchase or shall establish to the exchange agent's satisfaction that such taxes are not payable.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     THE FOLLOWING IS A SUMMARY DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO A PARTICULAR SHAREHOLDER IN LIGHT OF SUCH SHAREHOLDER'S PARTICULAR CIRCUMSTANCES. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN FEDERAL INCOME TAX LAWS AND THE INTERPRETATION THEREOF, WHICH CAN HAVE RETROACTIVE EFFECT.

     Troutman Sanders LLP, counsel to PAB, is of the opinion that, for federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, (i) Eagle will recognize no gain or loss upon the transfer of its assets to PAB in the Merger; (ii) PAB will recognize no gain or loss on receipt of the assets of Eagle in exchange for PAB Common Stock in the Merger; (iii) the tax basis of the assets of Eagle in the hands of PAB will, in each case, be the same as the basis of those assets in the hands of Eagle immediately prior to the Merger; (iv) the holding period of the assets of Eagle in the hands of PAB will, in each case, include the period during which such assets were held by Eagle; (v) the Eagle shareholders will recognize no gain or loss upon the exchange of their Eagle Common Stock for shares of PAB Common Stock in the Merger; (vi) the basis of the PAB Common Stock received by the Eagle shareholders in the Merger will, in each case, be the same as the basis of the Eagle Common Stock surrendered in exchange therefor; (vii) the holding period of the PAB Common Stock received by the Eagle shareholders will, in each case, include the period during which the Eagle Common Stock surrendered in exchange therefor was held by the exchanging Eagle shareholders, provided that the Eagle Common Stock was held as a capital asset in the hands of the exchanging Eagle shareholders on the date of the exchange; and (viii) the payment of cash to Eagle shareholders in lieu of fractional share interests in PAB Common Stock will be treated as if the fraction shares were distributed as part of the exchange and then redeemed by PAB. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional shares would constitute a capital asset in the hands of the exchanging shareholders. When solely cash is received by an Eagle shareholder in exchange for Eagle Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such shareholder's Eagle Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     A condition to consummation of the Merger is the receipt by each of PAB and Eagle of an opinion of Troutman Sanders LLP as to the qualification of the Merger as a tax-free reorganization and certain other federal income tax consequences of the Merger. No ruling has been or will be requested from the Internal Revenue Service with respect to the federal income tax consequences of the Merger. Troutman Sanders LLP has executed the opinion in the form which has been included as an Exhibit to the Registration Statement regarding this Proxy Statement/Prospectus, and such opinion will be delivered to the parties upon closing of the Merger. The opinion is based in part on the truth and accuracy of certain representations and statements of fact and assumptions of fact, upon which, with the consent of PAB and Eagle, Troutman Sanders LLP may rely.

     The foregoing discussion of the federal income tax consequences of the Merger is included for general information only. The discussion is based on the currently existing provisions of the Code, existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly retroactively, and any such change could affect the validity of this discussion. The discussion relates only to shareholders of Eagle Common Stock who hold such stock as capital assets and who are citizens or residents of the United States. The discussion does not address tax consequences of the Merger to holders of Eagle options nor to any other categories of holders of Eagle Common Stock who may be entitled to special treatment under the Code (including, without limitation, foreign persons, tax-exempt organizations, dealers in stocks and securities and persons who acquired their Eagle Common Stock or Eagle Options as compensation). The discussion does not address the state, local or foreign tax aspects of the Merger.

     Because certain tax consequences of the Merger may vary depending upon the particular circumstances of each holder, holders should consult their own tax advisors with regard to the specific tax consequences of the Merger to them.

Management and Operations After the Merger

     PAB Directors. At the Effective Time, Eagle will be merged into PAB, and EBT will become a wholly-owned subsidiary of PAB. PAB will continue to operate in accordance with its Articles of Incorporation and Bylaws as in effect on the date of the Merger Agreement until otherwise amended or repealed after the Effective Time. Following the consummation of the Merger, PAB shall appoint two current directors of Eagle to the PAB Board of Directors. Such two directors shall be nominated by the Eagle Board of Directors subject to approval by PAB, which such approval shall not be unreasonably withheld. At the first annual meeting of PAB shareholders following the Effective Date, PAB will nominate one such Eagle nominee to serve for a two-year term and one such Eagle nominee to serve for a three-year term and will recommend that PAB shareholders vote in favor of their respective elections. Each newly-elected Eagle nominee will serve provided he or she refrains from conduct that would constitute "cause" for removal under PAB's Articles of Incorporation or Bylaws. The directors of PAB in office immediately prior to the Effective Time, together with such additional directors selected from the Eagle Board and such additional persons as may thereafter be elected, will serve as the directors of PAB from and after the Effective Time in accordance with PAB's Articles of Incorporation and Bylaws.

     EBT Directors. At the Effective Time, all EBT directors, except Andrew M. Williams III, anticipate continuing to serve as directors of EBT. PAB will elect such directors to serve on the Board of Directors of EBT for at least two years after the Effective Date.

     PAB Executive Officers. The executive officers of PAB in office immediately prior to the Effective Time shall serve as the executive officers of PAB from and after the Effective Time in accordance with the Bylaws of PAB.

     EBT Executive Officers. Upon the consummation of the Merger, all of the executive officers of EBT in office immediately prior to the Effective Date anticipate continuing to serve as the executive officers of EBT, with the exception of Andrew M. Williams III.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Eagle's management and Board of Directors have interests in the Merger in addition to their interests as shareholders of Eagle generally. In each case, the Board of Directors of Eagle either was aware of these factors or, with respect to interests that arose subsequent to the Merger Agreement, was aware of their potential and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated therein. As of September 20, 1998, the directors and executive officers of Eagle owned 200 shares of PAB Common Stock. Other than as described herein, no director or executive officer of PAB or Eagle, and no associate of any such person, has any substantial interest, direct or indirect, in the Merger, other than an interest arising from the ownership of Eagle Common Stock or Eagle Options in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other holders of Eagle Common Stock or Eagle Options.

     Eagle Board of Directors. As described herein, the Merger Agreement provides that PAB agrees to cause two members of the Eagle Board to be elected or appointed as directors of PAB at the Effective Time.

     Stock Option Plans. As described herein, the Merger Agreement provides that all options to acquire Eagle Common Stock outstanding at the Effective Time under the Eagle Option Plan, including those held by management, will be assumed by PAB. Each Eagle Option will thereafter constitute an option to acquire shares of PAB Common Stock.

     Employment Agreements. On September 29, 1998, Gary L. Johnson and EBT entered into an employment agreement pursuant to which, effective October 31, 1998 (and contingent upon the consummation of the Merger), Mr. Johnson agreed to serve as President and Chief Executive Officer of EBT (the "Employment Agreement"). The Employment Agreement runs for two years from the Effective Date. The Employment Agreement provides for an annual base salary equal to Mr. Johnson's compensation paid by EBT as of the date of the Merger Agreement and an additional $37,500 payable 10 days after the Effective Date of the Merger, provided that Mr. Johnson remains employed by EBT for a period of 12 months after the Effective Date. During the term of the Employment Agreement, PAB will provide Mr. Johnson benefits and perquisites no less favorable than those provided to peer executives of PAB and its affiliates.

     In the event that Mr. Johnson's employment is terminated during the term of his Employment Agreement by PAB other than for "cause," Mr. Johnson voluntarily terminates employment for "good reason" or PAB breaches his Employment Agreement, he will be entitled to receive the compensation and benefits remaining under his

Employment Agreement, in the amount for the fiscal year during the term of the Employment Agreement for which such compensation was highest. Pursuant to the Employment Agreement, Mr. Johnson will receive such compensation and benefits for a term equal to the greater of (i) the remaining term of the Employment Agreement or (ii) 12 months. In the event of a change in control such as the acquisition, merger or consolidation of PAB and if EBT terminates Mr. Johnson without cause, he shall receive severance benefits which include a lump sum equal to twice his annual compensation from EBT, including salary, bonuses, all perquisites and all other forms of compensation paid to him for his benefit or the benefit of his family for the fiscal year during the term of the employment agreement for which such compensation was highest. Such severance payments, based upon Mr. Johnson's total compensation for 1997, would total approximately $169,790.

     The Employment Agreement restricts Mr. Johnson from (i) disclosing EBT's trade secrets, (ii) competing with EBT for a period of 12 months following termination within a 25 mile radius of EBT's main office, and (iii) employing any EBT employee for 12 months following termination. The Employment Agreement sets forth compensation, benefits, duties and severance arrangements which the parties believe are typical for transactions of this magnitude. W. Earl Green, an executive officer of EBT, has also been offered an executive officer position at EBT contingent upon consummation of the Merger. In addition, PAB has agreed to provide directors' and officers' insurance coverage covering Mr. Green for three years from the Effective Date.

     Employee Benefits. The Merger Agreement provides that, after the Effective Time, PAB will provide generally to officers and employees of Eagle, who at or after the Effective Time become employees of PAB or its subsidiaries, employee benefits under employee benefit plans on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by PAB and its subsidiaries to their similarly situated officers and employees; provided that, for a period of 12 months after the Effective Time, PAB shall provide generally to officers and employees of Eagle and EBT severance benefits in accordance with the policies of either Eagle or PAB, whichever will provide the greater benefit to the officer or employee. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, service with Eagle or EBT prior to the Effective Time will be treated as service with PAB or its subsidiaries participating in all qualified benefit plans. The Merger Agreement also provides that PAB will honor all employment, severance, consulting and other compensation contracts previously disclosed to PAB between Eagle or EBT and any current or former director, officer or employee thereof and all provisions for vested benefits or other amounts earned or accrued through the Effective Time under Eagle's benefit plans.

     Insurance. PAB has generally agreed to provide directors' and officers' insurance coverage for Eagle's directors and officers either, at PAB's election,
(i) by purchasing continuation coverage under Eagle's current policy for directors and officers for a period not less than three years after the Effective Time or (ii) by obtaining coverage under PAB's current directors' and officers' policy to provide coverage for Eagle's directors and officers on a prior acts basis for a period not less than three years prior to the Effective Time.

Conditions to Consummation

     The obligations of Eagle and PAB to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted) of the following conditions: (i) the Merger, the Merger Agreement and all other documents and instruments to be delivered in connection therewith shall have been approved by the shareholders of Eagle; (ii) the required regulatory approvals described under "Regulatory Approvals" shall have been received without any conditions or requirements which would, in the reasonable judgment of the Board of Directors of PAB, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger; (iii) each party shall have received any required consents of third parties without any conditions or requirements which would, in the reasonable judgment of the Board of Directors of PAB, materially adversely affect the economic or business benefits of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Merger; (iv) no court or governmental or regulatory authority shall have taken any action prohibiting the consummation of the transactions contemplated by the Merger Agreement; (v) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the Commission and shall not be subject to a stop order or any threatened stop order, and the shares of PAB Common Stock issuable in connection with the Merger shall have been qualified, registered or otherwise approved for exchange under the securities laws of the various states in which such qualification, registration or approval is required; (vi) PAB and Eagle shall have received an opinion of Troutman Sanders LLP as to certain tax matters; (vii) the other party's representations and warranties shall remain accurate generally in all material respects, and each party shall have performed generally in all material respects all of the agreements, covenants, acts and undertakings to be performed by it pursuant to the Merger Agreement, and shall have delivered certificates confirming satisfaction of the foregoing requirements; (viii) each party shall have received an opinion of the other party's counsel, dated the closing date, as to certain matters; (ix) PAB and Eagle shall have received a letter from Stewart, Fowler & Stalvey, P.C. to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (x) PAB shall have received a letter from each affiliate of Eagle to the extent necessary to assure PAB that the share exchange and subsequent holding period and compliance with Rule 145 of the Securities Act contemplated in the Merger Agreement will qualify for pooling-of-interests accounting treatment; (xi) PAB shall have received from Stewart, Fowler & Stalvey, P.C., letters with respect to certain financial information regarding Eagle and EBT; (xii) PAB shall have received a support agreement from all of the executive officers and directors of Eagle except Leonard A. Deal, Jr.; (xiii) the shares of PAB Common Stock issued pursuant to the Merger shall have been approved for listing on the American Stock Exchange; and (xiv) Mr. Johnson shall have been offered an employment agreement in substantially the form attached to the Merger Agreement, and the existing employment agreement between EBT and W. Earl Green shall remain in effect. The tax opinion will be delivered by Troutman Sanders LLP upon closing of the Merger in the form which has been included as an Exhibit to the Registration Statement regarding this Proxy Statement/Prospectus.

     Due to the resignation of Andrew M. Williams, III as President and Chief Executive Officer of EBT effective October 30, 1998, PAB and Eagle executed the Waiver and Amendment No. 1 whereby, among other things, PAB waived any defaults under the Merger Agreement arising solely out of the resignation of Mr. Williams and the negotiation of a new employment contract for Gary L. Johnson, his successor as President and Chief Executive Officer of EBT effective October 31, 1998. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this Proxy Statement/Prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.

     The conditions to consummation of the Merger may generally be waived, in whole or in part, to the extent permissible under applicable law, by the party for whose benefit the condition has been imposed, without the approval of the Eagle shareholders. Nevertheless, in the event that the tax opinion of Troutman Sanders LLP is not deliverable at the closing of the Merger or if the federal income tax consequences in the opinion differ materially from those set forth herein, the parties may undertake to resolicit the approvals of Eagle's shareholders to the Merger. See "- Amendment, Waiver and Termination."

Regulatory Approvals

     The Merger is subject to approval by the Federal Reserve under the BHC Act. The BHC Act provides that the Federal Reserve will not approve a transaction (i) which would result in a monopoly, or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (ii) the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the Federal Reserve finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. In conducting its review of any application for approval, the Federal Reserve is required to consider the financial and managerial resources and future prospects of the company or companies and the banks concerned, and the convenience and needs of the community to be served. The BHC Act also requires the Federal Reserve to notify the Attorney General of the United States of the approval of any transaction. Any action brought under the antitrust laws by the Attorney General (acting through the Department of Justice) arising out of any transaction must be commenced by the Department of Justice prior to the earliest date the transaction could be consummated, which, with certain limited exceptions, is 30 days after the Federal Reserve approval. The BHC Act further requires that consummation of approved acquisitions or mergers be delayed for a period of not less than 30 days following the date of Federal Reserve approval during which time complaining parties may obtain a review of the Federal

Reserve's order by filing a petition requesting that the order be set aside in the United States Court of Appeals for the District of Columbia Circuit or in the United States Court of Appeals for the circuit in which the complaining party has its principal place of business. If no action based on the antitrust laws is commenced before the termination of the 30-day period, the acquisition or merger may not be attacked thereafter in any judicial proceeding on the ground that it alone and of itself constituted a violation of any antitrust laws other than Section 2 of the Sherman Antitrust Act.

     The Merger is also subject to approval by the DBF. The procedure in Georgia is the same to obtain permission to merge with a bank holding company and to acquire control of a banking subsidiary. The DBF will respond within 60 days after receipt of a completed application. A completed application consists of the following five items: (i) a copy of any form or documents regarding the Merger filed with the Federal Reserve; (ii) a letter from legal counsel to the applicant as to whether any securities to be issued in the merger are subject to registration under either state or federal securities laws and that the applicant is taking the necessary action to comply with any such applicable laws; (iii) a draft copy of any proposed proxy statements or offering circulars or letters prepared in connection with the Merger; (iv) a copy of the most recent independent audit, if any and if not already on file with the DBF, of the applicant's books and records, performed by independent public accountants; and
(v) proof of publication of a notice containing a brief description of the Merger and notice of a 30 day opportunity for comment, required by the DBF not more than 30 days prior to filing the application. The DBF, in approving an application, will consider factors deemed relevant by the Federal Reserve, including, but not limited to, capitalization, competence of management, the convenience and needs of the applicable community, resulting market share of the surviving entity and competitive factors.

     The BHC Act discussed above provides for the publication of notices and the administrative hearings relating to the federal or state filings noted above and permits interested parties to intervene in the proceedings. If interested parties intervene, administrative and judicial proceedings relating to both federal and state filings could substantially delay the regulatory approvals required for consummation of the Merger.

     On September __, 1998, PAB filed an application with the DBF to acquire Eagle subject to requisite approval by the shareholders of Eagle and the maintenance of EBT's capital adequacy by PAB after consummation of the Merger. On September __, 1998, PAB filed an application with the Federal Reserve to acquire Eagle pursuant to Merger. The management of PAB does not believe that the consummation of the Merger will violate any antitrust or applicable state laws, but there can be no assurance that the Federal Reserve, the Department of Justice or other regulatory authorities will concur in this assessment.

AMENDMENT, WAIVER AND TERMINATION

     To the extent permitted by law, Eagle and PAB, with the approval of their respective Boards of Directors, may amend the Merger Agreement by written agreement at any time without the approval of the shareholders of Eagle; provided that after the approval of the Merger by Eagle's shareholders, no amendment may decrease the consideration to be received by Eagle shareholders without the requisite approval of Eagle shareholders.

     Prior to or at the Effective Time, PAB, acting through its Board of Directors, chief executive officer or other authorized officer, or Eagle, acting through its Board of Directors, may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the fulfillment by the other party of any of its obligations under the Merger Agreement and may waive any of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition which, if not satisfied, would result in the violation of an applicable law or governmental regulation.

     The Merger Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of PAB and Eagle. In addition, the Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time by either PAB or Eagle if (i) the other party breaches and does not timely cure any representation, warranty, covenant or other agreement contained in the Merger Agreement and generally such breach, individually or in the aggregate, has a "Material Adverse Effect" (as defined in the Merger Agreement) on the non-breaching party, (ii) any consent or approval of certain regulatory authorities is denied by final nonappealable action of such authority or any action taken by such authority is not appealed within the time limit for appeal,
(iii) the Eagle shareholders fail to approve the Merger Agreement, (iv) the Merger has not been consummated by December 31, 1998, but only if the failure to consummate the Merger on or before such date is not caused by any breach of the Merger Agreement by the party electing to terminate for this reason, (v) any of the conditions precedent to the obligations of a party to consummate the Merger cannot be satisfied or fulfilled by December 31, 1998, but only if the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, or (vi) the Deemed Market Value of the PAB Common Stock is less than $18.00 per share, upon delivery of written notice at least three days prior to the closing to the other party. The Merger Agreement may also be terminated, and the Merger abandoned, prior to the Effective Time by PAB in the event that the Board of Directors of Eagle shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Eagle shall have received any inquiry or proposal with respect to an "Acquisition Proposal" (as defined herein), its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger. See "-Conduct of Business Pending the Merger" and "- Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

     Each party generally has agreed in the Merger Agreement, unless the prior consent of the other party is obtained and except as otherwise contemplated by the Merger Agreement, to operate their respective businesses only in the ordinary course, to preserve their respective businesses and assets and to maintain their respective rights and franchises and to take no action that would adversely affect either the ability of either party to perform such party's covenants and agreements under the Merger Agreement or the ability of either party to obtain any consents or approvals pursuant to any contract, law, order or permit that are required for the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement contains certain other restrictions applicable to the conduct of the business of each party prior to consummation of the Merger as described below.

     Eagle. Eagle has agreed in the Merger Agreement that neither it nor EBT will take certain actions relating to the operation of their respective businesses pending consummation of the Merger without the prior approval of PAB, which consent shall not be unreasonably withheld. Those actions generally include, without limitation: (i) amending its Articles or Bylaws, (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $50,000, except in the ordinary course of their respective businesses consistent with past practices, (iii) acquiring or exchanging (other than exchanges in the ordinary course under employee benefit plans) any shares of its capital stock of Eagle or paying any dividend on Eagle Common Stock exceeding $0.08 per share, and only if certain conditions are satisfied; provided, however, Eagle was permitted to pay a cash dividend of $0.16 per share to shareholders of record on June 30, 1998 payable on July 15, 1998, (iv) subject to certain exceptions, issuing, selling or pledging additional shares of Eagle Common Stock, any rights to acquire any such stock or any security convertible into such stock, (v) adjusting or reclassifying any capital stock of Eagle or selling or otherwise disposing of any asset having a book value in excess of $25,000, other than in the ordinary course of business, (vi) acquiring control over any real property,
(vii) purchasing any securities or making any material investments, with certain exceptions, in any person other than EBT or otherwise acquiring direct or indirect control over any person, (viii) granting any increase in compensation or benefits to its employees or officers exceeding 5% (except as previously disclosed to PAB or as required by law), paying any bonus (except as previously disclosed to PAB or in accordance with any existing program or plan), entering into or amending any severance agreements with its officers or granting any increase in compensation or other benefits to any of its directors (except as previously disclosed to PAB), (ix) entering into or amending any employment contract that Eagle or EBT do not have the unconditional right to terminate without certain liability, (x) subject to certain exceptions, adopting any new employee benefit plan or program or materially changing any existing plan or program, (xi) making any significant changes in tax or accounting methods, except for any change required by law, (xii) commencing any litigation other than in accordance with past practice or settling any litigation for money damages in excess of $25,000 or which place material restrictions on the operations of Eagle, or (xiii) materially amending or terminating any material contracts or waiving, releasing or assigning any material rights or claims.

     In addition, Eagle has agreed that it shall not, and shall cause EBT and EBT's officers, directors, agents, advisors and affiliates not to, solicit or engage in negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to any tender or exchange offer, proposal for a merger, acquisition of all of the stock or assets of or other business combination involving Eagle or EBT or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, Eagle or EBT, other than the transactions contemplated by the Merger Agreement (an "Acquisition Proposal"). Pursuant to the Merger Agreement, except to the extent necessary to comply with the fiduciary duties of the Eagle Board of Directors as determined by the Eagle Board of Directors after consulting with and considering the advice of counsel, neither Eagle nor any affiliate or representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any Acquisition Proposal, but Eagle may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. In the Merger Agreement, Eagle agreed to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of the Merger Agreement with any parties other than PAB with respect to any of the foregoing and agreed to use its reasonable efforts to cause its representatives not to engage in any of the foregoing. Eagle has agreed to promptly advise PAB following the receipt of any Acquisition Proposal and the material details thereof.

     PAB. PAB has agreed in the Merger Agreement, unless the prior written consent of Eagle shall have been obtained, that it shall (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the PAB Common Stock and the business prospects of PAB and its subsidiaries, (ii) to the extent consistent therewith, use all reasonable efforts to preserve intact PAB's and its subsidiaries' core businesses and goodwill with their respective employees and the communities they serve, (iii) use its reasonable efforts to cause its representations and warranties under the Merger Agreement to be correct at all times, (iv) take no action which would (a) adversely affect the ability of any party to obtain any consents required for the transaction contemplated by the Merger Agreement without imposition of a condition or restriction, or (b) adversely affect in any material respect the ability of either party to perform its covenants and agreements under the Merger Agreement, and (v) not repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or purchases in the open market to fund its dividend reinvestment plan), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of PAB.

EXPENSES AND FEES

     The Merger Agreement provides that each party shall be responsible for its own costs and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement, except that PAB shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus. In addition, if prior to the Effective Time the Merger Agreement is terminated by either party as a result of the other party's breach of its representations, warranties or agreements set forth in the Merger Agreement, such breaching party will be required to pay an amount in cash equal to the non-breaching party's reasonable direct costs and expenses relating to the Merger plus an additional sum equal to $50,000.

ACCOUNTING TREATMENT

     The Merger is anticipated to be accounted for on a pooling-of-interests accounting basis. Under this method of accounting, as of the Effective Time, the historical basis of the assets and liabilities of Eagle would be added to those of PAB at their recorded book values, and the shareholders' equity accounts of PAB and Eagle would be combined on PAB's consolidated balance sheet. The unaudited pro forma financial information contained in this Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the Merger. See "SUMMARY" and "PRO FORMA COMBINED FINANCIAL DATA."

RESALES OF PAB COMMON STOCK

     The shares of PAB Common Stock issued in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of any class of capital stock) of Eagle for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting or for purposes of applicable interpretations regarding pooling-of-interests accounting treatment. Such affiliates may not sell their shares of PAB Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act and until such time as financial results covering at least 30 days of combined operations of PAB and Eagle after the consummation of the Merger have been published. PAB will place restrictive legends on certificates representing PAB Common Stock issued to all persons who are deemed to be "affiliates" of Eagle under Rule 145. In addition, Eagle has agreed to use its reasonable efforts to cause each person or entity who may be deemed to be an "affiliate" to enter into a written agreement in substantially the form attached to the Merger Agreement relating to such restrictions on sale or other transfer. This Proxy Statement/Prospectus does not cover resales of PAB Common Stock received by any person who may be deemed to be an affiliate of Eagle.

DISSENTERS' RIGHTS

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE GBCC AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF ARTICLE 13 OF THE GBCC, WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX C. ALL REFERENCES IN ARTICLE 13 OF THE GBCC AND IN THIS SUMMARY TO A "SHAREHOLDER" OR "HOLDER" ARE TO THE RECORD HOLDER OF EAGLE COMMON STOCK AS TO WHICH DISSENTERS' RIGHTS ARE ASSERTED.

     Holders of Eagle Common Stock will be entitled to assert dissenters' rights with respect to the Merger under and in accordance with Article 13 of the GBCC. This Proxy Statement/Prospectus constitutes notice to holders of Eagle Common Stock of the applicable statutory provisions of Article 13 of the GBCC. Any shareholder who wishes to assert such dissenters' rights or who wishes to preserve the right to do so should review the following discussion and Appendix C carefully because failure to comply timely and properly with the procedures specified will result in the loss of dissenters' rights under Article 13 of the GBCC.

     A shareholder of Eagle is entitled to dissent, and obtain payment of the Fair Value (as hereinafter defined) of shares of Eagle Common Stock (the "Dissenting Shares") held by such shareholder, if the Merger is consummated.
For purposes of Article 13 of the GBCC, "Fair Value" means the value of the Dissenting Shares immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. Each record holder of Dissenting Shares who wishes to assert dissenters' rights (i) must deliver to Eagle, before the Merger is voted upon at the Eagle Meeting, written notice of his intent to demand payment for his Dissenting Shares if the Merger is consummated (a "Notice of Intent") and (ii) must not vote his Dissenting Shares in favor of the Merger (any such holder, a "Dissenting Eagle Holder"). A shareholder of Eagle who does not satisfy such requirements is not entitled to payment for his Dissenting Shares under Article 13 of the GBCC. All Notices of Intent should be sent or delivered to Eagle at Eagle Bancorp, Inc., 335 South Main Street, Statesboro, Georgia 30458, Attention: Corporate Secretary.

     An Eagle shareholder entitled to dissent and obtain payment for shares of Eagle Common Stock held by such shareholder under Article 13 of the GBCC may not challenge the Merger unless the Merger fails to comply with certain procedural requirements of the GBCC or the Eagle Articles or the Eagle Bylaws or the vote required to obtain approval of the Merger was obtained by fraudulent and deceptive means, regardless of whether such shareholder has exercised dissenters' rights.

     A shareholder of record of Eagle may assert dissenters' rights as to fewer than all shares of Eagle Common Stock registered in such shareholder's name only if such shareholder dissents with respect to all shares of Eagle Common Stock beneficially owned by any one beneficial shareholder and notifies Eagle in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares of Eagle Common Stock as to which such shareholder dissents and such shareholder's other shares of Eagle Common Stock were registered in the names of different shareholders. A beneficial owner of shares of Eagle Common Stock that are held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to assert any dissenters' rights on behalf of such beneficial owner.

     If the Merger is authorized at the Eagle shareholders meeting, Eagle must deliver a written dissenters' notice (the "Dissenters' Notice") to all Dissenting Eagle Holders. The Dissenters' Notice must be sent no later than ten days after consummation of the Merger and must (i) state where the payment demand must be sent and where and when certificates for certified Dissenting Shares must be deposited, (ii) set a date by which Eagle must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered, and (iii) be accompanied by a copy of Article 13 of the GBCC.

     A Dissenting Eagle Holder to whom a Dissenters' Notice is sent must demand payment and deposit his certificates representing Dissenting Shares in accordance with the terms of the Dissenters' Notice. Upon consummation of the Merger, the rights of a Dissenting Eagle Holder are limited to the right to receive the Fair Value of his Dissenting Shares, assuming compliance with
Article 13 of the GBCC. A Dissenting Eagle Holder who does not demand payment or deposit his certificates representing Dissenting Shares where required, each by the date set forth in the Dissenters' Notice, will not be entitled to payment for his Dissenting Shares under Article 13 of the GBCC and, thereafter, will no longer be deemed a Dissenting Eagle Holder.

     Except as described below, within ten days of the later of consummation of the Merger or receipt of a payment demand, Eagle must by written notice (the "Offer of Payment") offer to pay to each Dissenting Eagle Holder who complied with the payment demand and deposit requirements specified in the Dissenters' Notice the amount Eagle estimates to be the Fair Value of his Dissenting Shares, plus accrued interest from the date of consummation of the Merger. The Offer of Payment must be accompanied by certain recent Eagle financial statements and certain other prescribed information. If such Dissenting Eagle Holder accepts Eagle's Offer of Payment by written notice to Eagle within 30 days after Eagle's Offer of Payment or is deemed to have accepted the Offer of a Payment by failure to respond within such 30-day period, payment by Eagle for such Dissenting Eagle Holder's Dissenting Shares must be made within 60 days after the later of the making of the Offer of Payment or the consummation of the Merger.

     If the Merger is not consummated within 60 days after the date set in the Dissenters' Notice for demanding payment and depositing certificates representing Dissenting Shares, Eagle must return the deposited certificates. If, after such return, the Merger is consummated, Eagle must send a new Dissenters' Notice and repeat the payment demand procedure described above.

     A Dissenting Eagle Holder may notify Eagle in writing of his own estimate of the Fair Value of his Dissenting Shares and amount of interest due, and demand payment of such estimate (a "Dissenting Eagle Holder Demand"), if (i) such Dissenting Eagle Holder believes that the amount offered by Eagle in the Offer of Payment is less than the Fair Value of such shareholder's Dissenting Shares or that the interest is incorrectly calculated or (ii) Eagle, having failed to consummate the Merger, does not return the deposited certificates within 60 days after the date set in the Dissenter's Notice for demanding payment. A Dissenting Eagle Holder waives such shareholder's right to demand payment pursuant to a Dissenting Eagle Holder Demand and is deemed to have accepted Eagle's Offer of Payment for such shareholder's Dissenting Shares unless such shareholder notifies Eagle of the demand in writing within 30 days after Eagle's Offer of Payment for such shareholder's Dissenting Shares. If Eagle does not make an Offer of Payment to any Dissenting Eagle Holder within ten days of the later of the consummation of the Merger or receipt of a payment demand, then (i) such Dissenting Eagle Holder may demand the financial statements and other information required to accompany the Offer of Payment, and Eagle must provide such information within ten days after receipt of written demand for such information, and (ii) such Dissenting Eagle Holder may, at any time within three years after the Merger is consummated, notify Eagle of his own estimate of the Fair Value of his Dissenting Shares and the amount of interest due and demand payment of such estimate.

     If a Dissenting Eagle Holder Demand remains unsettled, Eagle must commence a nonjury equitable valuation proceeding (the "Appraisal Proceeding") within 60 days after receiving such Dissenting Eagle Holder Demand and must petition the court to determine the Fair Value of the Dissenting Shares (and accrued interest thereon) held by all Dissenting Eagle Shareholders whose demands remain unsettled. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the Fair Value of the Dissenting Shares. Each Dissenting Eagle Holder made a party to the Appraisal Proceeding will be entitled to judgment for the amount that the court finds to be the Fair Value of such holder's Dissenting Shares plus interest to the date of judgment. Under existing Georgia case law, claims arising by virtue of a person's status as a shareholder, including claims relating to breaches by directors of a Georgia corporation of their fiduciary duties to shareholders, are generally not maintainable following consummation of a transaction to which dissenters' rights apply except as an element of the determination of the fair value of the Dissenting Shares in an Appraisal Proceeding.

     The court in the Appraisal Proceeding will determine all costs of the Appraisal Proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court will assess such costs against Eagle, except that the court may assess the costs against all or some of the Dissenting Eagle Holders, in amounts the court finds equitable, to the extent the court finds they acted arbitrarily, vexatiously or not in good faith in making a Dissenting Eagle Holder Demand. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Eagle and in favor of all Dissenting Eagle Holders if the court finds that Eagle did not substantially comply with the requirements of certain provisions of
Article 13 of the GBCC, or against either Eagle or a Dissenting Eagle Holder, in favor of the other party, if the court finds that the party against whom such fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the GBCC.

     If the court finds that the services of attorneys for any Dissenting Eagle Holder were of substantial benefit to other Dissenting Eagle Holders similarly situated, and that the fees for those services should not be assessed against Eagle, the court may award such attorneys reasonable fees to be paid out of the amounts awarded the Dissenting Eagle Holders who were benefited. No action by any Dissenting Eagle Holder to enforce dissenters' rights may be brought more than three years after consummation of the Merger, regardless of whether notice of the Merger and of the right to dissent was given by Eagle in accordance with the relevant provisions of Article 13 of the GBCC. Any Dissenting Eagle Holder who has duly asserted dissenters' rights in compliance with Article 13 of the GBCC will not, after the consummation of the Merger, be entitled to vote the Dissenting Shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those Dissenting Shares (except dividends or other distributions payable to holders of record of Dissenting Shares as of a record date prior to the consummation of the Merger).

     If any shareholder who properly asserts dissenters' rights under Article 13 of the GBCC fails to perfect such rights, or effectively withdraws such assertion or loses such rights, as provided in Article 13 of the GBCC, the Dissenting Shares of such shareholder will be converted into the right to receive the consideration receivable with respect to such Dissenting Shares in accordance with the Merger Agreement.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLE 13 OF THE GBCC FOR ASSERTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF ARTICLE 13 OF THE GBCC, SHAREHOLDERS OF EAGLE WHO ARE CONSIDERING DISSENTING TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                       EAGLE BANCORP, INC. AND SUBSIDIARY
                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1998

     The following pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Eagle giving effect to the Merger as if the Merger had been effective June 30, 1998. The Merger will be accounted for using the pooling-of-interests method of accounting. The Merger will involve the acquisition of 100% of the issued and outstanding shares of Eagle Common Stock in exchange for shares of PAB Common Stock (see note (a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 873,875 shares of PAB Common Stock will be issued in exchange for all of the shares of Eagle Common Stock outstanding at June 30, 1998. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Eagle appearing elsewhere in or incorporated by reference in this Proxy Statement/Prospectus.

                                                                                                   PRO FORMA
                                                                                    PRO FORMA       PAB AND
                                                             PAB           EAGLE   ADJUSTMENTS   EAGLE COMBINED
                                                      ------------------  -------  ------------  --------------
                                                                       (Amounts in thousands)
Assets:
    Cash and due from banks                               $ 17,700        $ 2,737      $ -0-        $ 20,437
    Federal funds sold                                      22,786            -0-        -0-          22,786
    Interest-earning deposits in other banks                 2,862            -0-        -0-           2,862
    Investment securities                                   69,445         12,035        -0-          81,480
    Loans, net                                             289,530         50,106        -0-         339,636
    Premises and equipment, net                              9,856          2,398        -0-          12,254
    Goodwill and intangibles                                 2,892            -0-        -0-           2,892
    Foreclosed assets                                          520              9        -0-             529
    Other assets                                             9,553          1,261        -0-          10,814
                                                          --------        -------      -----        --------
       Total assets                                       $425,144        $68,546      $ -0-        $493,690
                                                          ========        =======      =====        ========

Liabilities:
    Deposits:
       Non-interest bearing                               $ 49,030        $ 6,176      $ -0-        $ 55,206
       Time deposits greater than $100,000                  45,977         11,600        -0-          57,577
       Other                                               238,653         38,439        -0-         277,092
                                                          --------        -------      -----        --------
       Total deposits                                      333,660         56,215        -0-         389,875
    Federal funds purchased                                  3,146            650        -0-           3,796
    Federal Home Loan  Bank advances                        40,081          3,796        -0-          43,877
    Long-term debt                                           2,048            -0-        -0-           2,048
    Other borrowings                                         1,773            -0-        -0-           1,773
    Other liabilities                                        2,848            910        -0-           3,758
                                                          --------        -------      -----        --------
       Total liabilities                                   383,556         61,571        -0-         445,127
                                                          --------        -------      -----        --------

Shareholders' equity:
    Common stock                                             1,217            874       (874)          1,217
    Surplus                                                 19,736          4,887        874          25,497
    Retained earnings                                       20,535          1,210        -0-          21,745
    Treasury stock                                             -0-            -0-        -0-             -0-
    Accumulated other comprehensive income                     100              4        -0-             104
                                                          --------        -------      -----        --------
       Total shareholders' equity                           41,588          6,975        -0-          48,563
                                                          --------        -------      -----        --------
       Total liabilities and shareholders' equity         $425,144        $68,546        -0-        $493,690
                                                          =======        ========      =====        ========

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                       EAGLE BANCORP, INC. AND SUBSIDIARY
                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

     The following pro forma condensed combined balance sheet combines the historical consolidated balance sheets of PAB and Eagle giving effect to the Merger as if the Merger had been effective December 31, 1997. The Merger will be accounted for using the pooling-of-interests method of accounting. The Merger will involve the acquisition of 100% of the issued and outstanding shares of Eagle Common Stock in exchange for shares of PAB Common Stock (see note (a)). This pro forma condensed combined balance sheet assumes that as part of the Merger, 873,875 shares of PAB Common Stock will be issued in exchange for all of the shares of Eagle Common Stock outstanding at December 31, 1997. This pro forma condensed combined balance sheet should be read in conjunction with the separate financial statements and related notes of PAB and Eagle appearing elsewhere in or incorporated by reference in this Proxy Statement/Prospectus.

                                                                                                    PRO FORMA
                                                                                     PRO FORMA       PAB AND
                                                               PAB       EAGLE     ADJUSTMENTS   EAGLE COMBINED
                                                              ----       -----     -----------   --------------
                                                                            (Amounts in thousands)
Assets:
    Cash and due from banks                                 $ 22,240     $ 1,678        $ -0-         $ 23,918
    Federal funds sold                                        14,568       1,280          -0-           15,848
    Interest-earning deposits in other banks                   6,645         -0-          -0-            6,645
    Investment securities                                     72,300      11,139          -0-           83,439
    Loans, net                                               268,493      48,768          -0-          317,261
    Premises and equipment, net                                9,393       2,437          -0-           11,830
    Goodwill and intangibles                                   3,070         -0-          -0-            3,070
    Foreclosed assets                                            419           9          -0-              428
    Other assets                                               8,459       1,024          -0-            9,483
                                                            --------     -------        -----         --------
       Total assets                                         $405,587     $66,335        $ -0-         $471,922
                                                            ========     =======        =====         ========

Liabilities:
    Deposits:
       Non-interest bearing                                 $ 60,218     $ 6,176        $ -0-         $ 66,394
       Time deposits greater than $100,000                    52,167      11,818          -0-           63,985
       Other                                                 218,591      37,673          -0-          256,264
                                                            --------     -------        -----         --------
       Total deposits                                        330,976      55,667          -0-          386,643
    Federal Home Loan  Bank advances                          29,168       2,644          -0-           31,812
    Long-term debt                                             2,184         -0-          -0-            2,184
    Other borrowings                                           1,005         -0-          -0-            1,005
    Other liabilities                                          2,942       1,272          -0-            4,214
                                                            --------     -------        -----         --------
       Total liabilities                                     366,275      59,583          -0-          425,858
                                                            --------     -------        -----         --------

Shareholders' equity:
    Common stock                                               1,264         874         (874)           1,264
    Surplus                                                   20,543       4,887          874           26,304
    Retained earnings                                         18,383         981          -0-           19,364
    Treasury stock                                              (983)        -0-          -0-             (983)
    Accumulated other comprehensive income                       105          10          -0-              115
                                                            --------     -------        -----         --------
       Total shareholders' equity                             39,312       6,752          -0-           46,064
                                                            --------     -------        -----         --------
       Total liabilities and shareholders' equity           $405,587     $66,335        $ -0-         $471,922
                                                            ========     =======        =====         ========

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                       EAGLE BANCORP, INC. AND SUBSIDIARY
                        PRO FORMA FINANCIAL INFORMATION
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

     The following unaudited pro forma condensed combined consolidated statements of income of PAB and Eagle have been prepared for the six months ended June 30, 1998 and give effect to the proposed acquisition of all of the issued and outstanding shares of Eagle Common Stock in exchange for shares of PAB Common Stock, using the pooling-of-interests method of accounting giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 873,875 shares of PAB Common Stock will be issued in exchange for all of the shares of Eagle Common Stock outstanding at the Effective Date. The unaudited pro forma condensed combined consolidated statements of income should be read in conjunction with the separate historical financial statements and related notes of PAB and Eagle appearing elsewhere in or incorporated by reference in this Proxy Statement/Prospectus.

     The pro forma combined statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in the future.

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                                                           PRO FORMA
                                                                                            PAB AND
                                                                               PRO FORMA     EAGLE
                                                        PAB         EAGLE     ADJUSTMENTS   COMBINED
                                                        ---         -----     -----------  ----------
                                                       (Amounts in thousands, except per share amounts)
Interest income                                       $16,804      $ 2,708        $-0-       $19,512
Interest expense                                       (8,066)      (1,337)        -0-        (9,403)
                                                      -------      -------        ----       -------
       Net interest income                              8,738        1,371         -0-        10,109

Provision for loan losses                                (434)         (32)        -0-          (466)
                                                      -------                     ----       -------
   Net interest income after provision
      for loan losses                                   8,304        1,339         -0-         9,643

Noninterest income                                      2,385          442         -0-         2,827
Noninterest expense                                    (6,095)      (1,241)        -0-        (7,336)
                                                      -------      -------        ----       -------
       Income before income taxes                       4,594          540         -0-         5,134

Income taxes                                           (1,558)        (171)        -0-        (1,729)
                                                                                  ----       -------

       Net income                                     $ 3,036      $   369        $-0-       $ 3,405
                                                      =======      =======        ====       =======

Earnings per share (note d):
       Basic                                             $.41         $.42                      $.41
                                                      =======      =======                   =======

       Diluted                                            .41          .40                       .41
                                                      =======      =======                   =======

Weighted average shares and share equivalents
      outstanding (note c and d):
       Basic                                            7,371          874                     8,245
                                                      =======      =======                   =======

       Diluted                                          7,474          925                     8,399
                                                      =======      =======                   =======

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                       EAGLE BANCORP, INC. AND SUBSIDIARY
                        PRO FORMA FINANCIAL INFORMATION
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

     The following unaudited pro forma condensed combined consolidated statements of income of PAB and Eagle have been prepared for each of the two years in the period ended December 31, 1997, and give effect to the proposed acquisition of all issued and outstanding shares of Eagle Common Stock in exchange for shares of PAB Common Stock to be issued to Eagle shareholders, using the pooling-of-interests method of accounting giving effect to the Merger as if the Merger had been effective as of the beginning of the periods presented. The pro forma information assumes that 873,875 shares of PAB Common Stock will be issued in exchange for all the shares of Eagle Common Stock outstanding at the Effective Date. The unaudited pro forma condensed combined consolidated statements of income should be read in conjunction with the separate historical financial statements and related notes of PAB and Eagle appearing elsewhere in or incorporated by reference in this Proxy Statement/Prospectus.

     The pro forma combined statements of income are not necessarily indicative of the results that actually would have occurred if the Merger had been consummated at the dates indicated or which may be obtained in the future.

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

                                                                                           PRO FORMA
                                                                                            PAB AND
                                                                               PRO FORMA     EAGLE
                                                       PAB          EAGLE     ADJUSTMENTS   COMBINED
                                                       ----         -----     -----------   --------
                                                        (Amounts in thousands, except per share amounts)
Interest income                                     $ 30,850      $ 5,238          $-0-     $ 36,088
                                                                                   ----
Interest expense                                     (14,438)      (2,538)          -0-      (16,976)
                                                    --------      -------          ----     --------
       Net interest income                            16,412        2,700           -0-       19,112

Provision for loan losses                               (677)        (116)          -0-         (793)
                                                    --------      -------          ----     --------
       Net interest income after provision
          for loan losses                             15,735        2,584           -0-       18,319

Noninterest income                                     3,545          747           -0-        4,292
Noninterest expense                                  (11,096)      (2,350)          -0-      (13,446)
                                                    --------      -------          ----     --------
       Income before income taxes                      8,184          981           -0-        9,165

Income taxes                                          (2,855)        (307)          -0-       (3,162)
                                                    --------      -------          ----     --------

      Net income                                    $  5,329      $   674          $-0-     $  6,003
                                                    ========      =======          ====     ========

Earnings per share (note d):
      Basic                                             $.72         $.78                       $.73
                                                    ========      =======                   ========

      Diluted                                            .72          .76                        .72
                                                    ========      =======                   ========

Weighted average shares and share equivalents
      outstanding (note c and d):
      Basic                                            7,357          865                      8,231
                                                    ========      =======                   ========

      Diluted                                          7,422          882                      8,347
                                                    ========      =======                   ========

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                      EAGLE BANCORP, INC. AND SUBSIDIARY

               PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                                                                                               PRO FORMA
                                                                                PRO FORMA    PAB AND EAGLE
                                                             PAB       EAGLE    ADJUSTMENTS     COMBINED
                                                             ---       -----    -----------  --------------
                                                        (Amounts in thousands, except per share amounts)
Interest income                                           $ 27,977     $ 4,657      $-0-       $ 32,634
Interest expense                                           (13,744)     (2,269)      -0-        (16,013)
                                                          --------     -------      ----       --------
       Net interest income                                  14,233       2,388       -0-         16,621

Provision for loan losses                                     (525)       (108)      -0-           (633)
                                                          --------     -------      ----       --------
       Net interest income after provision
          for loan losses                                   13,708       2,280       -0-         15,988

Noninterest income                                           3,168         642       -0-          3,810
Noninterest expense                                        (10,359)     (2,171)      -0-        (12,530)
                                                          --------     -------      ----       --------
       Income before income taxes and                        6,517         751       -0-          7,268

Income taxes                                                (2,200)       (250)      -0-         (2,450)
                                                          --------     -------      ----       --------

       Net income                                         $  4,317     $   501      $-0-       $  4,818
                                                          ========     =======      ====       ========
Earnings per share (note d)
       Basic                                                  $.60        $.58                     $.59
                                                          ========     =======                 ========
       Diluted                                                 .59         .57                      .59
                                                          ========     =======                 ========

Weighted average shares and share equivalents
    outstanding (note c and d)
       Basic                                                   7,235         863                    8,109
                                                            ========     =======                 ========
       Diluted                                                 7,269         885                    8,194
                                                            ========     =======                 ========

                   PAB BANKSHARES, INC. AND SUBSIDIARIES AND
                      EAGLE BANCORP, INC. AND SUBSIDIARY
                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

     The following notes describe the pro forma adjustments necessary to reflect the proposed acquisition of Eagle as described in note (a).

     (a) On June 30, 1998, PAB entered into the Merger Agreement whereby PAB will acquire all outstanding shares of Eagle Common Stock in exchange for 873,875 shares of PAB Common Stock, subject to certain adjustments.

     (b) Reflects the assumed issuance of 873,875 shares of PAB Common Stock in exchange for all of the outstanding shares of Eagle Common Stock.

     (c) Pro forma weighted average number of common shares and share equivalents includes the historical amounts for PAB increased by the additional shares that would have been outstanding had the Merger taken place as of the beginning of the respective periods.

     (d) All PAB and pro forma per share information has been adjusted to reflect a two-for-one stock split in 1993 and 1996 and a two-for-one stock split paid March 10, 1998.

     (e) The historical data of PAB has been restated to reflect the merger of Investors Financial Corporation into PAB effective June 19, 1998, which has been accounted for as a pooling of interests.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF EAGLE


     The following is a discussion of the financial condition of Eagle and its subsidiary at June 30, 1998 and the results of operations for the years ended December 31, 1997 and 1996 and the six months ended June 30, 1998 and 1997. The following discussion and analysis should be read in conjunction with Eagle's Consolidated Financial Statements and Related Notes thereto appearing elsewhere in this Proxy Statement/Prospectus.

OVERVIEW

     Eagle is a one-bank holding company providing a full range of banking services to individual and corporate customers in Bulloch County and surrounding areas through its wholly-owned bank subsidiary, EBT. EBT operates under a state charter granted by the DBF and serves its customers from its two banking facilities in Statesboro, Georgia.

FINANCIAL CONDITION

     During the first six months of 1998, total assets increased $2,210,466, or approximately 3.33% (6.66% per annum), as compared to amounts at December 31, 1997. This increase was a result of EBT's deposit base increasing by approximately $547,800 and borrowings increase of $1,802,659. EBT's asset mix changed primarily by an increase in loans of $1,360,537, or approximately 2.74%, when compared to the December 31, 1997 levels. This increase in loans was primarily funded by the increase in deposits and borrowings. The following is a summary of Eagle's deposits by type at June 30, 1998 and December 31, 1997:

                                   DEPOSITS

                                                                    JUNE 30, 1998         December 31, 1997
                                                                    -------------         -----------------
Noninterest-bearing demand deposits                                   $ 6,176,452             $ 6,175,919
NOW accounts                                                            7,620,719               6,867,141
Money market accounts                                                   2,252,479               2,137,149
Savings accounts                                                        2,975,894               2,824,983
Individual retirement accounts                                          3,625,712               3,476,101
Certificates of deposits of $100,000 or more                           10,552,013              10,897,602
Certificates of deposits of less than $100,000                         23,011,895              23,288,469
                                                                      -----------             -----------
     Total deposits                                                   $56,215,164             $55,667,364
                                                                      ===========             ===========

     Eagle's rate of growth of approximately 3.3% (6.6% per annum) for the first half of 1998 approximates half of the 6.1% (12.2% per annum) growth that Eagle achieved for the first half of 1997. Factors expected to contribute to a continuation of Eagle's growth rate include:

     (i) the current loan and deposit rate environment in the local area and Eagle's community involvement;

     (ii)  a relatively stable economy in the local area; and

     (iii) management's emphasis on profitability.

     Eagle believes it can achieve growth for 1998 in the 8% range.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity management involves the matching of cash flow requirements of customers, those of depositors withdrawing or depositing funds and borrowers needing loans and the ability of Eagle to meet those requirements. Management monitors and maintains appropriate levels of assets and liabilities so maturities of assets are such that adequate funds are provided to meet estimated customer withdrawals and loan fundings.

     Eagle's liquidity position depends primarily upon the liquidity of its assets relative to its needs to respond to short-term demand for funds caused by withdrawals from deposit accounts and loan funding commitments. Primary sources of liquidity are scheduled payments on Eagle's loans and interest on and maturities of its investments. Eagle may also utilize its cash and due from banks, federal funds sold and investment securities available for sale to meet liquidity requirements. At June 30, 1998, Eagle's cash and due from banks equaled $2,736,848, and its investment securities available for sale equaled $7,990,926. All of these assets could be converted to cash on short notice.

     Subject to certain conditions, Eagle also has the ability, on a short-term basis, to purchase federal funds from other financial institutions. Presently, Eagle has made arrangements with certain banks for short-term unsecured advances up to $2,000,000 and with the Federal Home Loan Bank, Atlanta, Georgia for a secured credit line of $7,000,000. During the first six months of 1998, Eagle had outstanding borrowings of $3,796,166 of a short and long-term basis from the Federal Home Loan Bank to match loan funding rates and maturities with loan borrowing rates and maturities. Securities sold under repurchase agreements are treated as financing activities and are carried at the amounts at which the securities will be subsequently reacquired as specified in the agreements.

     Eagle's liquidity position, calculated as cash and due from banks, federal funds sold and investment securities not pledged divided by deposits, equaled 28.44% as of June 30, 1998 compared to 22.15% as of June 30, 1997. Eagle's optimum liquidity ratio is 30% with a minimum acceptable ratio of 20%. Management monitors liquidity daily and is striving to maintain its liquidity ratio between 20% and 30%.

     Eagle continues to monitor the percentage of certificates of deposit of $100,000 and over (jumbo deposits) to total deposits. A substantial portion of these jumbo deposits are with individuals who reside in Eagle's primary service area who are either shareholders, organizers or directors of Eagle and whom it has had consistent deposit relations since inception.

     The relative interest rate sensitivity of Eagle's assets and liabilities indicates the extent to which Eagle's net interest income may be affected by interest rate movements. Eagle's ability to reprice assets and liabilities in the same dollar amounts and at the same time minimizes interest rate risks. One method of measuring the impact of interest rate changes on net income is to measure, in a number of time frames, the interest sensitivity gap, by subtracting interest-sensitive liabilities from interest-sensitive assets, as reflected in the following table. Such interest sensitivity gap represents the risk, or opportunity, in repricing. If more assets than liabilities are repriced at a given time in a rising rate environment, net interest income improves; in a declining rate environment, net interest income deteriorates. Conversely, if more liabilities than assets are repriced while interest rates are rising, net interest income deteriorates; if interest rates are falling, net interest income improves. Eagle's strategy in minimizing interest rate risk is to minimize the impact of short term interest rate movements on its net interest income while managing its middle and long-term interest sensitivity gap in light of overall economic trends in interest rates. The following table illustrates the relative sensitivity of Eagle to changing interest rates as of June 30, 1998:

                                                                         INTEREST RATE SENSITIVITY TABLE
                                            0-90 days           91-365 days           One to five years          Over five years
                                            ----------         ------------           -----------------          ---------------
                                             Current      Current     Cumulative    Current     Cumulative     Current    Cumulative
                                            ----------  -----------   -----------  ---------    ------------  ---------  -----------
Interest-sensitive assets:
     Loans                                   $ 10,114       $16,779     $ 26,893       $21,266      $48,159      $2,684     $50,843
     Investment securities                        100         2,484        2,584         7,701       10,285       1,749      12,034
                                             --------       -------     --------       -------      -------                 -------
          Total interest-sensitive assets      10,214        19,263       29,477        28,967       58,444       4,433      62,877
                                             --------       -------     --------       -------      -------      ------     -------
Interest-sensitive liabilities:
     NOW, money market and
          savings accounts                     12,849             -       12,849             -       12,849           -      12,849
Individual retirement accounts and
         certificates of deposits               6,819        22,133       28,952         8,196       37,148           -      37,148
Borrowings                                        701         2,208        2,909         1,033        3,942         504       4,446
                                             --------       -------     --------       -------      -------      ------     -------
     Total interest-sensitive liabilities    $ 20,369       $24,341     $ 44,710       $ 9,229      $53,939      $  504     $54,443
                                             --------       -------     --------       -------      -------      ------     -------
Interest-sensitivity gap                     $(10,155)      $(5,078)    $(15,233)      $19,738      $ 4,505      $3,929     $ 8,434
                                             ========       =======     ========       =======      =======      ======     =======
Ratio to total interest
     Sensitive assets                          -16.15%        -8.08%      -24.23%        31.39%        7.16%       6.25%      13.41%
                                             ========       =======     ========       =======      =======      ======     =======

     Since all interest rates and yields do not adjust at the same velocity, the interest rate sensitivity gap is only an indicator of the potential effects of interest rate changes on net interest income.

CAPITAL RESOURCES

     Eagle continues to maintain a satisfactory level of capital as measured by its total shareholders' equity to total assets ratio of 10.18% at June 30, 1998 and at December 31, 1997. Management anticipates the existing capital levels will be adequate to sustain Eagle's anticipated growth for the foreseeable future.

     Eagle is not aware of any recommendations by regulatory authorities which, if implemented would have a significant impact on its liquidity, capital resources or operations except for the recent FDIC reduction in insurance premiums on deposits which has had a favorable impact on Eagle's results of operations.

     The DBF requires that state chartered banks in Georgia maintain a ratio of primary capital, as defined, to total assets of not less than 6.0%. Eagle intends to maintain a satisfactory level of capital necessary to satisfy regulatory requirements and to accommodate expected growth patterns.

     The following table compares Eagle's and EBT's capital ratios to the minimum capital ratios required to be maintained under applicable regulatory guidelines at June 30, 1998.

                      EAGLE BANCORP, INC. AND SUBSIDIARY

                                                                         REQUIRED
                                         ACTUAL                           MINIMUM                          EXCESS
                             -------------------------------  -------------------------------  -------------------------------
                                    %             AMOUNT             %             AMOUNT             %             AMOUNT
                             ---------------  --------------  ---------------  --------------  ---------------  --------------
                                                                  (Dollars in thousands)
EAGLE BANCORP, INC.:
Risk Based Capital                    13.76%          $7,672            8.00%          $4,461            5.76%          $3,211
Tier 1 Capital                        11.19            7,672            4.00            2,742            7.19            4,930
Leverage Capital Ratio                10.18            6,975            4.00            2,741            6.18            4,234

                                                                         REQUIRED
                                         ACTUAL                           MINIMUM                          EXCESS
                             -------------------------------  -------------------------------  -------------------------------
                                   %              AMOUNT            %              AMOUNT            %              AMOUNT
                             --------------   --------------  --------------   --------------  --------------   --------------
                                                                  (Dollars in thousands)
EAGLE BANK AND TRUST:
Risk Based Capital                    13.89%          $7,747            8.00%          $4,461            5.89%          $3,286
Tier 1 Capital                        11.31            7,747            4.00           $2,740            7.31%           5,007
Leverage Capital Ratio                10.29            7,050            4.00           $2,740            6.29%           4,310

INFLATION

     Inflation impacts the growth in total assets in the banking industry and causes a need to increase equity capital at higher than normal rates in order to meet regulatory capital requirements. Eagle copes with the effects of inflation through effectively managing its interest rate sensitivity gap position and by periodically reviewing and adjusting the pricing of services to consider current costs.

       Results of Operations  Year Ended December 31, 1997, Compared to
                         Year Ended December 31, 1996

     Eagle's net income and basic earnings per share for the year ended December 31, 1997 were $673,941, or $0.78 per share, compared to net income and basic earnings per share for the year ended December 31, 1996 of $501,856, or $0.58 per share. Net income and basic earnings per share for the year ended December 31, 1995 were $500,180, or $.58 per share.

     Increases in net interest income of approximately $312,000 in 1997, $140,000 in 1996 and $171,000 in 1995, and increases in noninterest income of approximately $104,000 in 1997, $152,000 in 1996 and $95,000 in 1995 are the
primary reasons Eagle increased its profitability during 1997, 1996 and 1995. Eagle's total assets grew from approximately $60.7 million at December 31, 1996 to $66.3 million at December 31, 1997, or approximately 9.23%. Eagle's total assets grew from approximately $52.8 million at December 31, 1995 to $60.7 million at December 31, 1996, or approximately 15%. The decrease in the growth rate from approximately 15% in 1996 to approximately 9.23% in 1997 was the result of the increased competition within the local market area and EBT's emphasis on maintaining its net interest margin. Noninterest expense increased approximately $179,000 in 1997 and $218,000 in 1996, primarily relating to increased salary and occupancy expense.

  The following table summarizes the results of operations and certain financial ratios of Eagle for each of the years in the three-year period ended December 31, 1997.

                                                                 YEARS ENDED DECEMBER 31,
                                                                -------------------------
                                                             1997                1996                1995
                                                             ----                ----                ----
                                                         (Amounts in thousands, except share and per share
                                                                   information and financial ratios)
Interest income                                             $ 5,238              $ 4,657           $ 4,236
Interest expense                                             (2,538)              (2,269)           (1,988)
                                                            -------              -------           -------
Net interest income                                           2,700                2,388             2,248
Provision for possible loan losses                             (116)                (108)              (75)
Noninterest income                                              747                  643               490
Noninterest expense                                          (2,350)              (2,171)           (1,953)
Income tax expense                                             (307)                (250)             (210)
                                                            -------              -------           -------
Net Income                                                  $   674              $   502           $   500
                                                            =======              =======           =======

Basic Earnings Per Share                                    $  0.78              $  0.58              0.58
                                                            =======              =======           =======
Diluted Earnings Per Share                                  $  0.76              $  0.57              0.57
                                                            =======              =======           =======

Return on average assets                                       1.06%                 .90%             1.00%
                                                            =======              =======           =======

Return on average shareholders' equity                        10.31%                7.92%             8.17%
                                                            =======              =======           =======

Dividend payout ratio                                         44.21%               85.97%            43.12%
                                                            =======              =======           =======

Average loans to average deposits                             86.07%               82.96%            82.32%
                                                            =======              =======           =======

Loan to deposit ratio (period-end)                            88.87%               81.27%            83.49%
                                                            =======              =======           =======

Average shareholders' equity to average assets                10.26%               11.31%            12.25%
                                                            =======              =======           =======

Shareholders' equity to assets (period-end)                   10.18%               10.31%            11.74%
                                                            =======              =======           =======

  Note: Per share data has been restated for all periods presented to reflect a three-for-two stock split effected in May 1995.

NET INTEREST INCOME

  Eagle's net interest income, the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, is Eagle's principal source of income. Interest-earning assets for Eagle include loans, federal funds sold, investment securities, and interest-earning deposits in financial institutions. Eagle's interest-bearing liabilities include its interest-bearing deposit liabilities, federal funds purchased and advances from the Federal Home Loan Bank.

  In 1997, net interest income was $2,700,000, representing an increase of $312,000, or 13.05%, when compared to 1996 of $2,388,000. Net interest income for 1996 was approximately 6.23% higher than 1995 net interest income of $2,248,000. The average yield earned on interest earning assets was 9.00% in 1997, 9.19% in 1996 and 9.31% in 1995. The average rate paid on interest-bearing liabilities was 5.00% in 1997, 5.13% in 1996 and 5.07% in 1995. Eagle's net interest margin (net interest income divided by average interest-earning assets) equaled 4.64% in 1997, 4.72% in 1996 and 4.94% in 1995. The decline in net interest margin is attributable to the intensely competitive market for quality loans in Eagle's market area. Eagle's average loan to deposit ratio in 1997 was 86.1% and in 1996 was 83.0% as compared to 82.3% for 1995. Eagle's loan to deposit ratio at December 31, 1997 was 88.8%, at December 31, 1996 was 81.27% and was 83.49% at December 31, 1995.

  The following table presents average balance sheets, yields, and interest earned on interest-earning assets and rates and interest paid on interest-bearing liabilities of Eagle for the years ended December 31, 1997 and 1996.

                                                                  YEARS ENDED DECEMBER 31,
                                                                  ------------------------
                                                             1997                         1996
                                                 ----------------------------  ---------------------------
                                                  AVERAGE    YIELDS/            AVERAGE   YIELDS/
                                                 BALANCES   INTEREST   RATES   BALANCES  INTEREST   RATES
                                                 ---------  ---------  ------  --------  ---------  ------
                                                  (Amounts in thousands, except percentages and ratios)
ASSETS
Interest-earning assets:
Interest-earning deposits in financial
 institutions                                      $     0         0       0%   $    32         1    3.13%
Federal funds sold                                   1,190        65    5.38      1,084        59    5.44
Investment securities                               11,160       660    5.91     10,222       580    5.67
Loans, net (1)(2)                                   45,874     4,513    9,84     39,403     4,024   10.21
                                                   -------    ------    ----    -------    ------   -----
 Total interest-earning assets                     $58,224     5,238    9.00%    50,741     4,664    9.19%
                                                   =======    ======    ====    =======    ======   =====

NONINTEREST-EARNING ASSETS:
Cash and due from banks                              2,008                        1,990
Premises and equipment, net                          2,482                        2,509
Other assets                                           980                          805
                                                   -------                      -------
 Total noninterest-earning assets                    5,470                        5,304
                                                   =======                      =======

TOTAL ASSETS                                       $63,694                      $56,045
                                                   =======                      =======

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
Interest-bearing demand deposits                   $ 6,967       179    2.57%   $ 6,706       175    2.61%
Money market & savings accounts                      5,509       168    3.05      4,741       145    3.06
Certificates of deposit                             32,909     1,878    5.71     29,268     1,733    5.92
Individual retirement accounts                       3,239       194    5.99      2,823       179    6.34
Other Borrowed Funds                                 2,132       119    5.58        623        37    5.84
                                                   -------    ------    ----    -------    ------   -----
 Total interest-bearing liabilities                 50,756     2,538    5.00%    44,161     2.269    5.13%
                                                   =======    ======    ====    =======    ======   =====

NONINTEREST-BEARING LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Noninterest-bearing demand deposits                $ 5,459                      $ 4,681
Other liabilities                                      944                          867
Shareholders' equity                                 6,535                        6,336
                                                   -------                      -------
Total noninterest-bearing liabilities and
 shareholders' equity                               12,938                       11,884
                                                   =======                      =======
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                              $63,694                      $56,045
                                                   =======                      =======
INTEREST RATE DIFFERENTIAL (3)                                          4.00%                        4.06%
                                                                        ====                        =====

NET INTEREST INCOME                                           $2,700                       $2,395
                                                              ======                       ======

NET INTEREST MARGIN (4)                                                 4.64%                        4.72%
                                                                        ====                        =====

AVERAGE INTEREST-EARNING ASSETS TO AVERAGE
 TOTAL ASSETS                                                  91.41%                       90.54%
                                                              ======                       ======

AVERAGE LOANS TO AVERAGE DEPOSITS                              86.07%                       82.96%
                                                              ======                       ======

    (1) Average loans are shown net of unearned income/deferred loan cost and the allowance for possible loan losses. Nonperforming loans are included.
    (2)   Interest income includes loan fees as follows (amounts in thousands):
          1997 - $90, 1996 - $173
    (3) Interest rate differential is the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
    (4) Net interest margin is net interest income divided by average interest-earning assets.

  The following table presents the changes in Eagle's net interest income as a result of changes in the volume (changes in volume multiplied by prior rate) and rate (changes in rate multiplied by prior volume) of its interest-earning assets and interest-bearing liabilities from 1996 to 1997 and from 1995 to 1996.

                                                  1997 VS. 1996                      1996 VS. 1995
                                      ---------------------------------------------------------------------
                                                                     NET                                NET
                                                                    ----                               ----
                                        VOLUME (1)    RATE (1)     CHANGE      VOLUME (1)  RATE (1)   CHANGE
                                        ---------     -------      ------      ---------   --------   ------
INTEREST INCOME:
 Interest-earning deposits in
  financial institutions                     $ (0)       (0)          (0)       $ (3)       (2)          (5)
 Federal funds sold                             6        (1)           5         (24)       (6)         (30)
 Investment securities                         53        28           81         103        24          127
 Loans, including fees                        634      (146)         488         402       (66)         336
                                             ----      ----          ---        ----       ---          ---
 Total interest income                        693      (119)         574         478       (50)         428
                                             ====      ====          ===        ====       ===          ===
INTEREST EXPENSE:
 Individual retirement accounts                25       (10)          15          32        10           42
 Money Market and Savings Deposits             23        (0)          23          (3)      (15)         (18)
 Certificates of deposits                     206       (61)         145         222        20          242
 Interest-bearing demand  deposits              7        (3)           4           3       (25)         (22)
 Other borrowed funds                          84        (2)          82          37         0           37
                                             ----      ----          ---        ----       ---          ---

 Total interest expense                       345       (76)         269         291       (10)         281
                                             ====      ====          ===        ====       ===          ===

 Net interest income                         $348       (43)         305        $187       (40)         147
                                             ====      ====          ===        ====       ===          ===

(1) The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the change in each.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     Eagle provides for possible loan losses based upon information available at the end of each period. By evaluating the adequacy of the allowance for possible loan losses at the end of each period, management maintains the allowance for possible loan losses at a level adequate to provide for losses that can reasonably be anticipated. The level of the allowance for possible loan losses is based on management's periodic loan-by-loan evaluation of its loan portfolio, as well as its assessment of prevailing and anticipated economic conditions in Southeast Georgia.

     A substantial portion of Eagle's loans are secured by real estate, including real estate and other collateral in Bulloch County and surrounding counties. Accordingly, the ultimate collectibility of a substantial portion of Eagle's loan portfolio is susceptible to changes in economic conditions in these market areas.

     The allowance for possible loan losses approximated 1.43% of outstanding loans at December 31, 1997 and 1.50% of outstanding loans at December 31, 1996. The allowance increased to $706,237 at December 31, 1997 from $639,500 at December 31, 1996. This increase in allowance for possible loan losses reflects management's evaluation as discussed above, the growth in loans and Eagle's goal of maintaining an allowance for possible loan losses to outstanding loans at a target level of 1.40%.

     Eagle experienced net charge-offs in 1997 of approximately $50,000 as compared to net charge-offs of approximately $38,000 in 1996. As Eagle continues to grow and as Eagle's loan portfolio continues to mature, management believes that net charge-offs could possibly increase in 1998 and future years. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review Eagle's allowance for possible loan losses. Such agencies may require Eagle to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.


  The following table summarizes the changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off during 1997, 1996 and 1995:

                                                                                     YEARS ENDED DECEMBER 31,
                                                                     --------------------------------------------------------------
                                                                               1997                 1996                 1995
                                                                               ----                 ----                 ----
                                                                              (Amounts in thousands, except ratios)
Average loans outstanding, net of unearned income, deferred
 costs and allowance for possible loan losses                                 $45,874             $39,403               $35,542
                                                                              =======             =======               =======

Allowance for possible loan losses at beginning of year                       $   640             $   570               $   528
                                                                              -------             -------               -------
Loans - Consumer installment (charged off)                                        (71)                (59)                  (35)
Recoveries of loans - Consumer installment previously charged off
                                                                                   21                  21                     2
                                                                              -------             -------               -------
Net loans (charged off) recovered                                                 (50)                (38)                  (33)
                                                                              -------             -------               -------

Additions to allowance for possible loan losses charged to income                 116                 108                    75
                                                                              -------             -------               -------

Allowance for possible loan losses at end of year                             $   706             $   640               $   570
                                                                              =======             =======               =======

Ratio of net loans charged off to average loans outstanding, net
 of unearned income                                                              0.11%               0.10%                 0.09%
                                                                              =======             =======               =======

Allowance for possible loan losses to loans, net of unearned
 income                                                                          1.43%               1.50%                 1.52%
                                                                              =======             =======               =======

NONPERFORMING LOANS, NONPERFORMING ASSETS AND UNDERPERFORMING LOANS

  Nonperforming loans include loans placed on nonaccrual status and restructured loans. Nonperforming assets include nonperforming loans, real estate acquired through foreclosure and repossessed assets. Underperforming loans consist of loans which are past due with respect to principal or interest more than 90 days which are not classified as nonaccrual loans.

  Interest on loans is recognized using the simple interest method based on the principal balance outstanding. Interest accruals including accruals of interest on impaired loans are discontinued when either principal or interest becomes 90 days past due, or when in management's opinion, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that it is not reasonable to expect such interest will be collected. Interest income is subsequently recognized only to the extent cash payments are received.

  Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard or special mention that have not been disclosed which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the abilities of such borrower to comply with the loan repayment terms. Potential problem loans are loans 60 to 89 days past due.

  Nonperforming loans were $48,000 at December 31, 1997 and $123,000 at December 31, 1966. Nonperforming loans represented 0.09% of outstanding loans at December 31, 1997, as compared to 0.29% of outstanding loans at December 31, 1996. Eagle has continued to emphasize asset quality during 1997. Eagle restructured one loan in the amount of $571,980 in 1995 which was adequately secured by real estate, which if not included in the ratios would result in a nonperforming loan ratio of 0.15% at December 31, 1995. Eagle received payment of all unpaid principal and interest related to this loan in March 1996.

  The table below provides information concerning nonperforming and underperforming loans and certain asset quality ratios at December 31, 1997, 1996 and 1995:

                                                                                         DECEMBER 31,
                                                                -----------------------------------------------------------
                                                                              1997            1996            1995
                                                                              ----            ----            ----
                                                                            (Amounts in thousands, except ratios)
Nonperforming loans                                                           $  48           $ 123           $ 629

Underperforming loans                                                         $   2           $   0           $   0

Potential problem loans                                                       $ 399           $ 611           $ 291

Asset quality ratios:

 Nonperforming loans to total loans, net of unearned income                    0.09%           0.29%           1.68%

 Underperforming loans to total loans, net of unearned income                  0.00%           0.00%           0.00%

 Potential problem loans to total loans, net of unearned income                0.81%           1.43%           0.78%

 Nonperforming, underperforming and potential problem loans to
  total loans, net of unearned income                                          0.91%           1.72%           2.46%


 Allowance for possible loan losses to nonperforming loans                    14.71x           5.20x          0.910x

 Allowance for possible loan losses to nonperforming,
  underperforming, and potential problem loans                                 1.57x           0.87x           0.62x


  Eagle has allocated the allowance for possible loan losses according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred within the categories of loans set forth in the table below. This allocation is based on management's evaluation of the loan portfolio under current economic conditions, adequacy and nature of collateral, and such factors which, in the judgment of management, deserve recognition in estimating loan losses. Because the allocation is based on estimates and subjective judgment, it is not necessarily indicative of specific amounts or loan categories in which charge-offs may occur.

  The amount of such components of the allowance for possible loan losses and the ratio of each loan category to loans outstanding are presented below:

                                                                    DECEMBER 31,
                                         -----------------------------------------------------------------
                                                  1997                  1996                  1995
                                         --------------------    ------------------    -------------------
                                           ALLOWANCE     %(1)    ALLOWANCE     %(1)    ALLOWANCE     %(1)
                                           ---------     ----    ---------     ----    ---------     ----
Real estate                                  $402         56       $378         61        $380        62
Real estate-construction                       85         12         45          7          46         8
Commercial and agricultural                   148         22        147         22          63        19
Consumer                                       71         10         70         10          79        11
                                             ----        ---       ----        ---        ----       ---
                                             $706        100       $640        100        $570       100
                                             ====        ===       ====        ===        ====       ===

____________

(1) Loan amount in each category expressed as a percentage of total loans outstanding.

NONINTEREST INCOME

  Noninterest income of $746,839 in 1997, $642,461 in 1996 and $490,534 in 1995
is primarily comprised of mortgage loan referral fees in 1997 of $233,734, 1996 of $245,897 and $113,289 in 1995 and service charges on deposit accounts. The increase of $104,378, or 16.25%, in 1997 from 1996 in noninterest income is primarily attributable to the increase in a new accounts receivable financing product introduced in 1997 and service charges on deposit accounts. The substantial portion of service charges on deposit accounts includes monthly transaction fees on demand accounts and fees for returned checks. Eagle continually evaluates the pricing of its demand deposit products to ensure such products remain competitive in the marketplace, while providing appropriate levels of noninterest income to Eagle to cover the costs of servicing and maintaining such accounts.

  Securities gains (losses), net of $1,293 were recognized by Eagle during 1997 compared to ($10,467) in 1996 and resulted from Eagle's sale of investment securities to meet loan demand.

NONINTEREST EXPENSE

  Noninterest expense increased $179,138, or 8.25%, in 1997 compared to 1996 and increased $218,073, or 11.17%, in 1996 compared to 1995. Noninterest expense was $2,350,170 for 1997, $2,171,032 for 1996, and $1,952,959 for 1995 and
represented approximately 3.68%, 3.87% and 3.91% of average assets in 1997, 1996 and 1995, respectively. Salaries and employee benefits expense was the largest component of noninterest expense. Salaries and employee benefits expense was $1,142,200 in 1997, $1,071,636 in 1996 and $953,836 in 1995 and represented approximately 48.60%, 49.36% and 48.84% of non-interest expense in 1997, 1996 and 1995, respectively. These amounts include wages, payroll taxes, group medical insurance, profit sharing plan contributions and all benefits paid to Eagle's employees. The increase in salaries and employee benefits expense of approximately $70,565 is attributable to normal salary increases and an increase in group medical insurance premiums. Occupancy and equipment expenses of approximately $307,272 in 1997, $272,664 in 1996 and $222,197 in 1995 also represented approximately 13.07%, 12.56% and 11.37% of noninterest expense in 1997, 1996 and 1995, respectively. All other expenses of approximately $900,698 in 1997, $826,732 in 1996 and $776,926 in 1995 represented approximately 38.33%,
38.08% and 39.78% of noninterest expense in 1997, 1996 and 1995, respectively. FDIC insurance expense decreased by approximately $48,000 in 1996 and $40,000 in 1995 due to decreased assessments from the Bank Insurance Fund. The more significant components of other operating expenses for each of the last three years are shown as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                               ---------------------------------------------------------
                                                        1997              1996             1995
                                                        ----              ----             ----
Stationery and supplies                              $ 65,225           $ 84,717          $74,317
Postage                                                62,402             56,267           51,066
Advertising and marketing                              59,862             52,366           51,605
Professional fees - legal and accounting               85,590             74,864           54,471
Data Processing (1)                                   161,304            109,217           87,845
Directors' fees                                        58,900             53,300           55,400

____________

(1) EBT renewed its core data processing agreement in February 1997, which resulted in this expense increasing.

INCOME TAXES

  Eagle provided income tax expense of $306,600 for 1997, $250,000 for 1996 and $210,000 for 1995, representing effective tax rates of approximately 32%, 33% and 30%, respectively. Eagle's effective tax rate was lower in 1995 because of the impact of the reduction of the valuation allowance for deferred tax assets recorded in 1995. Eagle believes its effective income tax rate will increase in 1998 to an effective rate of approximately 36%. Eagle will continue to seek appropriate tax planning strategies such as investing in tax-free securities in an effort to minimize its effective tax rate.

NET INCOME

  Eagle achieved net income of $673,941, or approximately 0.78 per common share outstanding for 1997, 501,856, or approximately $0.58 per common share outstanding for 1996, and net income of $500,180, or approximately $0.58 per common share outstanding during 1995.

Loan Portfolio

  Eagle does not have any concentrations of loans exceeding 10% of total loans of which management is aware and which are not otherwise disclosed as a category of loans in the table below.

  Average loans were $46.0 million in 1997, $40.0 million in 1996, and $36.1 million in 1995. Average loans as a percentage of average interest-earning assets were 78.8%, 77.7%, and 79.4% respectively. Average loans as a percentage of average total assets were 72.0%, 70.3%, and 72.2% respectively.

  The following two tables present the composition of Eagle's loan portfolio at December 31, 1997, 1996 and 1995 and the contractual maturities and interest rate sensitivity of certain categories of loans as of December 31, 1997:

                                                                           DECEMBER 31,
                                              --------------------------------------------------------------------
                                                          1997                    1996                 1995
                                                          ----                    ----                 ----
                                                                        (Amounts in Thousands)
Commercial, financial and agricultural                    $32,072                 $29,312             $24,806
Real estate - construction                                   ,699                   3,097               2,932
Real estate- mortgage                                       6,705                   6,538               6,221
Consumer                                                    5,006                   3,693               3,511
                                                          -------                 -------             -------
 Total loans                                               49,482                  42,640              37,470

Less:
       Allowance for possible loan losses                    (706)                   (640)               (570)
       Unearned income                                         (8)                     (1)                (28)
                                                          -------                 -------             -------
  Loans, net                                              $48,768                 $41,999             $36,872
                                                          =======                 =======             =======

                                                                                 MATURING
                                                --------------------------------------------------------------------
                                                                              AFTER ONE BUT
                                                          WITHIN               WITHIN FIVE             AFTER
                                                         ONE YEAR                YEARS              FIVE YEARS
                                                         --------                 ----              ----------
                                                                          (Amounts in thousands)
Commercial, financial and agricultural                   $11,398                 $17,764              $2,910
Real estate - construction                                 5,699                       0                   0
Real estate - mortgage                                     3,026                   3,071                 608
Consumer                                                   2,259                   2,293                 454


Summary of loans:
      Total fixed rate due after one year                $27,048
      Total adjustable rate due after one year                52
                                                         -------

 Total loans due after one year                          $27,100
                                                         =======

  Actual repayments of loans may differ from the contractual maturities reflected above because borrowers may have the right to prepay obligations with or without prepayment penalties. Additionally, the refinancing of such loans or the potential delinquency of such loans could also cause differences between the contractual maturities reflected above and the actual repayment of such loans.

INVESTMENT SECURITIES

  Eagle's investment securities portfolio serves several essential functions, such as providing a vehicle for the investment of available funds, furnishing liquidity and supplying securities to pledge as required for certain deposits. Average investment securities increased $0.9 million, or 9.17%, in 1997 as compared to 1996 and increased $1.9 million, or 22.7%, in 1996 compared to 1995. The increase in average investment securities results from Eagle's growth in deposits and other borrowings. During 1997, 1996 and 1995, average investment securities comprised 19.2%, 20.1% and 18.3% of average interest-earning assets, respectively, and 17.5%, 18.2% and 16.7% of average total assets, respectively.

  The two tables below present the carrying values and the composition of investment securities at the end of each of the past two years and the contractual maturities and yields of investment securities at December 31, 1997. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                DECEMBER 31,
                                            -------------------------------------------------------------------------------------
                                                             1997                                         1996
                                            -------------------------------------     -------------------------------------------
                                                 AVAILABLE           HELD TO                  AVAILABLE              HELD TO
                                                 ---------           -------                  ---------              -------
                                                  FOR SALE          MATURITY                   FOR SALE             MATURITY
                                                  -------           --------                   --------             --------
U.S. Treasury                                     $    0             $1,742                    $  997                $1,740
U.S. government agencies                           3,403              2,800                     2,887                 2,050
State, county and municipal                        2,950                  0                     2,857                     0
Federal Home Loan Bank stock                         244                  0                       158                     0
                                                  ------             ------                    ------                ------

  Total investment securities                     $6,597             $4,542                    $6,899                $3,790
                                                  ======             ======                    ======                ======


                                                                    MATURING AFTER ONE YEAR BUT
                                      MATURING WITHIN ONE YEAR           WITHIN FIVE YEARS            MATURING AFTER FIVE YEARS
                                      -------------------------     ----------------------------      --------------------------
                                         AMOUNT        YIELD           AMOUNT          YIELD            AMOUNT        YIELD
                                      ------------  -----------     -------------  -------------      ----------  --------------
                                                                      (Amounts in thousands)
U.S. Treasury                               $    0           0%            $1,742          6.47%          $    0         0%
U.S. government agencies                       300        4.98              5,403          6.39              500      6.25
State, county and municipal                    790        3.81              1,696          3.94              464      5.81
Federal Home Loan Bank                           0           0                  0             0              244      7.25
                                            ------        ----             ------          ----           ------    ------
  Total investment securities               $1,090        4.13%            $8,841          5.89%          $1,208      6.28%
                                            ======        ====             ======          ====           ======    ======

                                                                     DECEMBER 31, 1997
                                           ---------------------------------------------------------------------
                                                 INVESTMENT SECURITIES               INVESTMENT SECURITIES
                                                  AVAILABLE FOR SALE                    HELD TO MATURITY
                                           ------------------------------         ------------------------------
                                           AMORTIZED COST     FAIR  VALUE         AMORTIZED COST      FAIR VALUE
                                           ------------       -----------         --------------      ----------
Due in one year                             $    790           $    790            $   300             $   300
Due after one year through five
 years                                         5,087              5,099              3,742               3,772
Due after five years through ten
 years                                           705                708                500                 497
Over ten years                                     0                  0                  0                   0
                                            --------           --------            -------             -------
                                            $  6,582           $  6,597            $ 4,542             $ 4,569
                                            ========           ========            =======             =======

  Excluding obligations of the U.S. Treasury and U.S. Government agencies, Eagle did not have any investment which exceeded 10% of Eagle's shareholders' equity at December 31, 1997.

DEPOSITS

  Average deposits increased $5.9 million to $54.1 million, or 12.61%, in 1997 and $5.0 million, or 11.68%, from $48.2 million during 1996. The increase in average deposits represents growth in Eagle's existing market and reflects the results of Eagle's marketing efforts in attracting new customers from competing financial institutions.

  The average deposits by type, their relationship to total average deposits and the average rate paid on deposits by type for the years ended December 31, 1997 and 1996 are presented below.

                                                                         DECEMBER 31,
                                                ---------------------------------------------------------
                                                             1997                         1996
                                                ----------------------------  ---------------------------
                                                  AMOUNT       %      RATE      AMOUNT      %      RATE
                                                  ------       -      ----      ------      -      ----
                                                 (Amounts in thousands, except percentages and ratios)
Noninterest-bearing demand deposits                 $ 5,459     10%      --      $ 4,681     10%      --
Interest-bearing demand deposits                      6,967     13     2.57        6,706     14     2.61
Money market and savings accounts                     5,509     10     3.05        4,741     10     3.06
Certificates of deposit                              32,909     61     5.71       29,268     60     5.92
Individual retirement accounts                        3,239      6     5.99        2,823      6     6.34
                                                    -------    ---     ----      -------    ---     ----
  Total average deposits                            $54,083    100%    4.97%     $48,219    100%    5.13%
                                                    =======    ===     ====      =======    ===     ====

  The maturities of certificates of deposits and individual retirement accounts of $100,000 or more as of December 31, 1997 and 1996 are presented below.

                                                                  DECEMBER 31,
                                                         -------------------------------
                                                              1997             1996
                                                              ----             ----
                                                             (Amounts in thousands)
Three months or less                                         $ 3,984          $ 4,509
Over three months through six months                           3,220            2,068
Over six months through 12 months                              2,728            1,820
Over 12 months                                                 1,886            2,818
                                                             -------          -------

  Total certificates of deposit and
  individual retirement accounts of
  $100,000 or more                                           $11,818          $11,215
                                                             =======          =======

  Eagle has analyzed the composition of certificates of deposit and individual retirement accounts of $100,000 or more. The large deposits comprised 20.71% of average deposits during 1997 compared to 22.6% of average deposits for 1996. Total deposits included large deposits of $11,818,000 and $11,215,000 at December 31, 1997 and 1996, representing 21.23% and 21.38% of total deposits at the end of these periods, respectively. These large deposits are with governmental bodies in the local community that Eagle serves or are with individuals who reside in the local area and to whom Eagle has had consistent deposit relations since Eagle's inception. There is no material reliance on brokered deposits as a source of large deposit funding.

 Results of Operations - Six Months Ended June 30, 1998, Compared to Six Months Ended June 30, 1997

NET INTEREST INCOME

  Eagle's net interest income, the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities, is Eagle's principal source of income. Interest-earning assets for Eagle include loans, federal funds sold and investment securities.

  Net interest income for the three-month period ended June 30, 1998 equaled $701,603, or 5.48% more than the three-month period ended June 30, 1997 of $665,137. The average yield earned on interest-earning assets decreased to 8.69% for the three-month period ended June 30, 1998 from 9.02% for the three-month period ended June, 30, 1997, and the average rate paid on interest-bearing liabilities decreased to 4.47% for the three-month period ended June 30, 1998 from 4.97% for the comparable period ended June 30, 1997. Eagle's net interest margin for the three-month period ended June 30, 1998 was 4.43% compared to 4.73% for the comparable period ended June 30, 1997.

     Net interest income for the six-month period ended June 30, 1998 equaled $1,371,467 or 6.64% more than the six-month period ending June 30, 1997 of $1,286,033. The average yield earned on interest-earning assets decreased to 8.55% for the six-month period ended June 30, 1998 from 9.14% for the similar period ended June 30, 1997 and the average rate paid on interest-bearing liabilities decreased to 4.44% for the six-month period ended June 30, 1998 from 4.84% for the six-month period ended June 30, 1997. Eagle's net interest margin for the six-month period ended June 30, 1998 was 4.33% compared to 4.52% for the period ended June 30, 1997.

     Although management continues to explore methods to improve its net interest margin, there can be no assurances that current levels can be maintained due to market interest rate fluctuations and the very competitive local banking environment.

PROVISION FOR POSSIBLE LOAN LOSSES

     The allowance for possible loan losses approximated 1.43% of outstanding loans at June 30, 1998 and at December 31, 1997. The allowance increased to $728,500 at June 30, 1998 from $706,237 at December 31, 1997. The allowance relates primarily to the level of the loan portfolio and related credit risks. The provision for the first six months of 1998 was $32,332, compared to $41,000 for the first six months of 1997. The provision for the three months ended June 30, 1998 was $17,332, as compared to $35,000 for the same period ended June 30, 1997. Net chargeoffs for the six-month period ended June 30, 1998 equaled $10,069, compared to net recoveries of $9,203 for the comparable period in 1997.

     The following table summarizes nonperforming loans, potential problem loans, and allowance for possible loan losses data as of June 30, 1998 and December 31, 1997:

                                                                            JUNE 30,      DECEMBER 31,
                                                                              1998            1997
                                                                              ----            ----
                                                                               (Amount in thousands)
Nonperforming loans (Over 90 days)                                             461              48

Potential problem loans (internally classified)**                              291             399

Asset Quality Ratios:
Nonperforming loans to total loans,
     net of unearned income                                                   0.91%           0.09%

Nonperforming loans to total assets                                           0.67%           0.07%

Nonperforming loans and potential
     problem loans to total assets                                            1.10%           0.67%

Allowance for possible loan losses to nonperforming loans                     1.58x          14.71x

Allowance for possible loan losses to nonperforming
     loans and potential problem loans                                         .96x           1.57x

______________

** Potential problem loans are loans 60 to 89 days past due.

     Nonperforming loans increased by approximately $413,000 from December 31, 1997 to June 30, 1998. This increase was due primarily to one customer with two loans totalling $357,000. One of these loans was paid in full in August 1998. The other is secured by real estate which, in the opinion of management, when sold, will satisfy in full the remaining outstanding balance. Eagle's management believes that the allowance for possible loan losses is adequate to cover potential losses in the loan portfolio.

NONINTEREST INCOME

    Noninterest income is primarily comprised of service charges on deposit accounts and referral fees from mortgages, which for the six-month period ended June 30, 1998 was approximately $441,660, as compared to $329,418 for the comparable period in 1997. Service charges on deposit accounts includes fees on deposit accounts, fees for returned checks and fees for overdraft accounts. Noninterest income for the three months ended June 30, 1998 was $208,060, compared to $168,990 for the three months ended June 30, 1997. These increases were primarily from service charges on deposit accounts which increase with the overall levels of deposit accounts and referral fees on mortgages.

NONINTEREST EXPENSE

     Noninterest expenses are composed primarily of salaries and employee benefits, net occupancy and equipment expense, and other operating expense as shown below. Eagle experienced noninterest expenses of approximately $1,240.616 for the six-month period ended June 30, 1998, compared to $1,150,414 for the comparable period of 1997. Eagle experienced noninterest expenses of approximately $645,489 for the three months ended June 30, 1998, compared to $572,570 for the three months ended June 30, 1997. Noninterest expenses increased approximately 7.84% and 12.74% for the six-month and three-month periods ended June 30, 1998, as compared to the same periods ended June 30, 1997.

                                                                                               SIX MONTHS ENDED
                                                                           -------------------------------------------------------
                                                                                   JUNE 30,                        JUNE 30,
                                                                                     1998                            1997
                                                                           ----------------------          -----------------------
Salaries and employee benefits                                                    $  606,232                       $  554,858
                                                                                  ----------                       ----------

Noninterest net occupancy and equipment expense                                      146,406                          152,366
                                                                                  ----------                       ----------

Components of other non-interest expense:
  Data processing expense                                                             82,773                           77,662
  Regulatory assessments                                                              10,746                            7,721
  Insurance expense                                                                   13,862                           11,708
  Stationery and supplies expense                                                     28,311                           33,213
  Legal expense                                                                       42,126                           17,472
  Postage                                                                             26,315                           29,205
  Accounting and audit fees                                                           17,995                           19,550
  Advertising and marketing expense                                                   38,532                           34,242
  ATM expense                                                                         15,972                           13,768
  Directors' fees                                                                     55,100                           23,400
  Dues and subscription                                                                8,007                           10,845
  Business taxes and licenses                                                         23,250                           10,832
  Correspondent bank services                                                         13,698                           13,681
  All other expenses                                                                 111,291                          139,891
                                                                                  ----------                       ----------
Total other noninterest expense                                                      487,978                          443,190
                                                                                  ----------                       ----------

Total Noninterest Expense                                                         $1,240,616                       $1,150,414
                                                                                  ==========                       ==========

INCOME TAXES

     Eagle has recorded income tax expense of $171,342 for the six months ended June 30, 1998, representing an effective tax rate of approximately 32%, which compares to an effective tax rate of 34% recorded for the comparable period of 1997. Eagle recorded income tax expense of $78,042 or 32% for the three months ended June 30, 1998, as compared to $75,622, or 33%, for the same period ended June 30, 1997.

NET INCOME

     Eagle earned net income of $368,837, or approximately 0.42 per share, for the six-month period ended June 30, 1998. This compares to $279,315, or approximately 0.32 per share, for the comparable period ended June 30, 1997. Eagle earned net income of $168,800, or approximately 0.19 per share, for the three months ended June 30, 1998. This compares to $150,935, or approximately
0.17 per share, for the same period ended June 30, 1997.


RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income." This statement established standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This is effective for fiscal years beginning after December 15, 1997.

  Also in June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" and is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. The adoption of this statement will have no effect on the financial statements of Eagle.

YEAR 2000

  Eagle has developed preliminary plans to address the possible exposures related to the impact on its financial, informational and operational systems of the Year 2000. The data processing systems and software include those developed and maintained by Eagle's data processor (Marshall & Isley) and purchased software which is run on in-house computer networks. Eagle's data processor and those vendors, which have been contacted, have indicated that their hardware and/or software will be Year 2000 compliant by the end of 1998. This will allow time for testing for compliance during 1999. While there will be some capital expenditures (approximately $200,000 to $250,000) during 1998, expenses incurred are not expected to have a material adverse effect on Eagle's Consolidated Financial Statements.

                             DESCRIPTION OF EAGLE

GENERAL

  Eagle was incorporated as a Georgia business corporation on September 19, 1989 for the purpose of becoming a bank holding company by acquiring all of the common stock of EBT, Statesboro, Georgia upon its formation. Eagle became a bank holding company within the meaning of the BHC Act and the Georgia Bank Holding Company Act upon the acquisition of all of the common stock of EBT on September 7, 1990.

  EBT is the sole operating subsidiary of Eagle. EBT opened for business on February 20, 1991. The deposits at EBT are insured by the Federal Deposit Insurance Corporation (the "FDIC"). EBT conducts a general commercial banking business in its primary service area, emphasizing the banking needs of individuals and small- to medium-sized businesses. Eagle and EBT conduct business from the main office located at 335 South Main Street, Statesboro, Georgia 30458, and from EBT's branch facility located at 726 Northside Drive East, Statesboro, Georgia 30458.

  The principal business of EBT is to accept deposits from the public and to make loans and other investments in and around Bulloch County, Georgia, its primary service area.

  EBT offers a full range of deposit services that are typically available from financial institutions, including NOW accounts, demand, savings and other time deposits. In addition, retirement accounts such as Individual Retirement Accounts are available. All deposit accounts are insured by the FDIC up to the maximum amount currently permitted by law.

  EBT offers a full range of commercial and personal loans. EBT makes loans to individuals for purposes such as home mortgage financing, personal vehicles and various consumer purchases, and other personal and family needs. EBT makes commercial loans to businesses predominantly in the primary service area for purposes such as equipment and machinery purchases, commercial real estate purchases and working capital.

  EBT's lending philosophy is to make loans, taking into consideration the safety of EBT's depositors' funds, the preservation of EBT's liquidity, the interest of Eagle's shareholders and the welfare of the community. Interest income from EBT's lending operations is the principal component of EBT's income.

  The principal sources of income for EBT are interest and fees collected on loans, interest and dividends collected on other investments, and mortgage brokerage fees. The principal expenses of EBT are interest paid on deposits, employee compensation, office and equipment expense and other overhead expenses.

  EBT's business plan relies principally upon local advertising and promotional activity and upon personal contacts by its directors, officers and shareholders to attract business and to acquaint potential customers with EBT's personalized services. EBT emphasizes a high degree of personalized client service to provide for each customer's banking needs. EBT's marketing approach emphasizes the advantages of dealing with an independent, locally-owned and managed state-chartered bank to meet the particular needs of individuals, professionals and small-to-medium-sized businesses in the community.

COMPETITION

  The banking business is highly competitive. EBT competes with other commercial banks in its primary service area. Banks generally compete with other financial institutions through the banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services and the degree of expertise and the personal manner in which services are offered. EBT encounters strong competition from most of the financial institutions in EBT's primary service area. In the conduct of certain areas of its banking business, EBT also competes with credit unions, consumer finance companies, mortgage companies, insurance companies, money market mutual funds and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon EBT. Many of these competitors have substantially greater resources and lending limits than EBT has and offer certain services, such as trust services, that EBT does not provide presently.

EMPLOYEES

  As of June 30, 1998, EBT employed 30 full-time employees and 6 part-time employees. Except for the officers of EBT who presently serve as officers of Eagle, Eagle does not have any employees. Neither Eagle nor EBT is a party to any collective bargaining agreement, and management believes EBT enjoys satisfactory relations with its employees.

PROPERTIES

  The operations of Eagle and EBT are conducted from EBT's main office located at 335 South Main Street, Statesboro, Georgia and from EBT's branch facility located at 726 Northside Drive East, Statesboro, Georgia. EBT owns both facilities which contain approximately 11,500 and 2,500 square feet, respectively.

LEGAL PROCEEDINGS

  Neither Eagle nor EBT is a party to nor is any of their property the subject of, any material pending legal proceedings, other than routine litigation incidental to their business, which management believes would have a material effect upon the operations or financial condition of Eagle or EBT.

BENEFICIAL OWNERSHIP OF EAGLE COMMON STOCK

     The following table sets forth the number of shares and percentages of outstanding shares of Eagle Common Stock which were beneficially owned at September 20, 1998 by each director and executive officer of Eagle and by the directors and executive officers of Eagle as a group. Percentages of shares of Eagle Common Stock beneficially owned are based on 873,875 shares outstanding at September 20, 1998.

----------------------------------------------------------------------------------------------------------------
                                                NUMBER OF EAGLE
                                                     SHARES         PERCENTAGE OF EAGLE     PERCENTAGE OF PAB
                                                  BENEFICIALLY      SHARES BENEFICIALLY    SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                            OWNED(1)               OWNED          OWNED AFTER MERGER(2)
----------------------------------------------------------------------------------------------------------------
James B. Lanier, Jr.                                 15,049                1.72%                     *
Chairman of the Board of Directors
----------------------------------------------------------------------------------------------------------------
Andrew M. Williams III(3)                            42,211                4.67%                     *
President and Director
----------------------------------------------------------------------------------------------------------------
W. Earl Green(4)                                      4,011                  *                       *
Vice President and Chief Financial Officer
----------------------------------------------------------------------------------------------------------------
Gary L. Johnson(5)                                   22,356                2.51%                     *
Vice President and Director
----------------------------------------------------------------------------------------------------------------
Robert D. Coston, Ph.D.                              30,000                3.43%                     *
Director
----------------------------------------------------------------------------------------------------------------
Lemuel A. Deal, Sr.                                   7,700                  *                       *
Director
----------------------------------------------------------------------------------------------------------------
J. Bird Hodges, Jr.                                  15,000                1.72%                     *
Director
----------------------------------------------------------------------------------------------------------------
Robert E. Lane                                       15,600                1.79%                     *
Director
----------------------------------------------------------------------------------------------------------------
Betty K. Minick                                      15,294                1.75%                     *
Director
----------------------------------------------------------------------------------------------------------------
T. J. Morris, Jr.                                    24,675                2.82%                     *
Director
----------------------------------------------------------------------------------------------------------------
Paul E. Parker                                       22,500                2.57%                     *
Director
----------------------------------------------------------------------------------------------------------------
W. Dale Parker                                       37,650                4.31%                     *
Director
----------------------------------------------------------------------------------------------------------------
Erskine Russell                                      15,000                1.72%                     *
Director
----------------------------------------------------------------------------------------------------------------
Marcus B. Seligman                                   18,000                2.06%                     *
Director
----------------------------------------------------------------------------------------------------------------
Solly Trapnell                                       15,375                1.76%                     *
Director
----------------------------------------------------------------------------------------------------------------
Paul A. Whitlock, Jr., M.D.                          23,158                1.58%                     *
Director
----------------------------------------------------------------------------------------------------------------
All directors and executive officers as a
 group (16 persons)(6)                              323,579               34.98%                    3.90%
----------------------------------------------------------------------------------------------------------------

(1) Except as otherwise indicated, the persons named in the above table have sole voting and investment power with respect to all of the shares of Eagle Common Stock shown as beneficially owned by them. As to each director or executive officer who has the right to acquire, within 60 days of September 20, 1998, shares of Eagle Common Stock upon the exercise by him of stock options, such individual's percent of class has been calculated on the assumption that such options have in fact been exercised, and the number of issued and outstanding shares of Eagle Common Stock has been increased by a corresponding amount.
(2) Assumes an exchange ratio of one share of PAB Common Stock for one share of Eagle Common Stock, resulting in an aggregate of 8,246,510 shares of PAB Common Stock (based on 7,372,635 shares of PAB Common Stock outstanding at September 20, 1998).
(3) Includes shares underlying options to purchase 30,059 shares of Eagle Common Stock exercisable within 60 days of September 20, 1998.
(4) Includes shares underlying options to purchase 4,000 shares of Eagle Common Stock exercisable within 60 days of September 20, 1998.
(5) Includes shares underlying options to purchase 17,029 shares of Eagle Common Stock exercisable within 60 days of September 20, 1998.
(6) Includes shares underlying options to purchase an aggregate of 51,088 shares of Eagle Common Stock exercisable within 60 days of September 20, 1998.


EXECUTIVE OFFICERS

  Executive officers of Eagle are elected by the Eagle Board of Directors annually at the first meeting of the Board following the annual meeting of Eagle shareholders and hold office until such officers' successors are chosen and qualified, unless they sooner resign or are removed from office by the Board of Directors.

  Information is set forth below with respect to the age, positions with Eagle and EBT and business experience of the executive officers of Eagle as of September 20, 1998.

NAME (AGE)                        PRINCIPAL POSITION AND BUSINESS EXPERIENCE
----------                        ------------------------------------------
Andrew M. Williams, III (45)      Mr. Williams currently serves as director,
                                  President and Chief Executive Officer of EBT
                                  and Eagle. He has held these positions since
                                  EBT's inception. On September 10, 1998, Mr.
                                  Williams tendered his resignation from these
                                  positions effective October 30, 1998. From
                                  September 1984 until August 1989, Mr. Williams
                                  served as Senior Vice President, Loan
                                  Administration, EBT of Coweta, in Newnan,
                                  Georgia

Gary L. Johnson (43)              Mr. Johnson has served as director and Vice
                                  President of EBT since 1993. On September 29,
                                  1998, Mr. Johnson and EBT entered into an
                                  agreement pursuant to which Mr. Johnson agreed
                                  to serve as EBT's President and Chief
                                  Executive Officer effective October 31, 1998.
                                  Previously, Mr. Johnson was branch manager and
                                  banking officer for Farmers & Merchants Bank,
                                  Statesboro, Georgia, and from April 1984 to
                                  December 1988, he was branch manager of
                                  Southeast Georgia Farm Credit Service.

W. Earl Green (54)                Mr. Green has served as Vice President and
                                  Chief Financial Officer for EBT since 1993.
                                  Previously he served as Managing Officer,
                                  Chief Operating Officer and Chief Financial
                                  Officer of Admiralty Bank, Palm Beach Gardens,
                                  Florida, and from 1988 until 1990, Mr. Green
                                  served as Executive Vice President and Chief
                                  Financial Officer of Palm Beach Federal
                                  Savings Bank, Palm Beach Gardens, Florida.

                        DESCRIPTION OF PAB COMMON STOCK

GENERAL

     PAB is authorized to issue 15,000,000 shares of PAB Common Stock, no par value, of which 7,372,635 shares were issued and outstanding as of September 20, 1998. As of September 20, 1998, 400,000 shares of PAB Common Stock were reserved for issuance upon the exercise of outstanding stock options under the PAB Incentive Stock Option Plan and purchases under PAB's dividend reinvestment and stock purchase plan. PAB Common Stock is traded on the American Stock Exchange under the trading symbol "PAB."

VOTING AND OTHER RIGHTS

     The holders of PAB Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes.

     In the event of liquidation, holders of PAB Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any PAB preferred stock then outstanding.

     Shares of PAB Common Stock do not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All of the outstanding shares of PAB Common Stock are, and upon issuance the shares of PAB Common Stock to be issued to Eagle shareholders will be, validly issued, fully paid and nonassessable.

DISTRIBUTIONS

     The holders of PAB Common Stock are entitled to receive dividends or distributions as the PAB Board may declare out of funds legally available for such payments. The payment of distributions by PAB is subject to the restrictions of Georgia law applicable to the declaration of distributions by a business corporation. The corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in their usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment by distribution to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

     The ability of PAB to pay distributions is affected by the ability of the PAB Banks to pay dividends. The ability of the PAB Banks, as well as PAB, to pay dividends in the future currently is and could be further influenced by bank regulatory requirements and capital guidelines. See "CERTAIN REGULATORY CONSIDERATIONS."

PAB PREFERRED STOCK

     PAB is authorized to issue 1,500,000 shares of preferred stock, of which none were issued as of September 20, 1998. The preferred stock would have such preferences as conferred to it by PAB directors at the time of its issuance.

       CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS OF PAB AND EAGLE

     At the Effective Time, shareholders of Eagle automatically will become shareholders of PAB, and their rights as shareholders will be governed by PAB's Articles of Incorporation and Bylaws instead of by the Articles of Incorporation and Bylaws of Eagle. The following is a summary of the material differences between the rights of shareholders of PAB and Eagle. PAB and Eagle are both Georgia corporations governed by the GBCC. The following summary does not purport to be a complete discussion of the difference in the rights of Eagle shareholders and PAB shareholders and is qualified in its entirety by reference to the full text of the GBCC and the Articles of Incorporation and Bylaws of each corporation.

AUTHORIZED CAPITAL STOCK

     PAB. PAB is authorized to issue 15,000,000 shares of PAB Common Stock, no par value, of which 7,372,635 shares were issued and outstanding as of September 20, 1998. As of September 20, 1998, 400,000 shares of PAB Common Stock were reserved for issuance upon the exercise of outstanding stock options under the PAB Incentive Stock Option Plan and purchases under PAB's dividend reinvestment and stock purchase plan. PAB is also authorized to issue 1,500,000 shares of preferred stock, of which none were issued as of June 30, 1998.

     Eagle. Eagle is authorized to issue 10,000,000 shares of Eagle Common Stock, par value $1.00 per share, of which 873,875 shares were issued and outstanding as of September 20, 1998. As of September 20, 1998, 51,088 shares of Eagle Common Stock were reserved for issuance upon the exercise of outstanding stock options under the Eagle Option Plan.

DIRECTORS

     PAB. The PAB Articles of Incorporation provide for a Board of Directors having not less than nine members, and the number of directors may be fixed from time to time by a majority vote of the PAB directors. Vacancies may be filled for the unexpired term by the affirmative vote of a majority of the remaining directors. The PAB Board of Directors currently has 13 members.

     Pursuant to PAB's Articles, a member of the PAB Board may only be removed by a two-thirds vote of the total issued and outstanding shares of PAB Common Stock.

     Eagle. The Eagle Articles provide for a Board of Directors having not less than five nor more than twenty-five members, and the number of directors may be fixed from time to time by a vote of not less than two-thirds of the entire Eagle Board of Directors. The Board is divided into three classes with the directors in each class serving three year terms. Vacancies may be filled by a two-thirds vote of the remaining directors until the shareholders have elected a successor. The Eagle Board of Directors currently has 14 members.

     Eagle's Articles of Incorporation provide that the affirmative vote of the holders of not less than two-thirds of the outstanding Eagle Common Stock entitled to vote at an election of directors shall be required to remove any Eagle director without cause. However, a director may be removed for cause by the affirmative vote of either (i) a majority of the directors serving at the date of the vote or (ii) the holders of a majority of the then outstanding shares of Eagle Common Stock. "Cause" shall only mean either (i) the conviction of a felony or (ii) the request or demand for such removal by any bank regulatory agency.

SPECIAL MEETING OF SHAREHOLDERS

     PAB. Under the PAB Bylaws, special meetings may be called by (i) the Chairman, (ii) the President, (iii) the Chairman or President when so directed by the Board of Directors or by two directors in writing or (iv) the Chairman or President when so requested by the shareholders in writing. Under the PAB Articles, a two-thirds vote of the total issued and outstanding shares of PAB Common Stock is required in order to call a special meeting of shareholders.

     Eagle. The Eagle Bylaws provide that special meetings of the shareholders may be called at any time by (i) the Board of Directors by majority vote, (ii) the Chairman of the Board, (iii) the President and (iv) Eagle upon the written request of the holders of shares representing two-thirds or more of the shares of capital stock of Eagle entitled to vote in an election of directors.

VOTING REQUIREMENTS GENERALLY

     PAB. According to the PAB Articles, each shareholder receives one vote for each share held of record by such holder. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter is the act of the shareholders, except as otherwise provided by law or the PAB Articles. A two-thirds vote of the issued and outstanding shares of PAB Common Stock is required to (i) approve any merger or consolidation of PAB with or into any other corporation and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of PAB to or with any other corporation, person or entity, with respect to which the approval of PAB's shareholders is required by the GBCC, (ii) remove a member of the PAB Board of Directors, (iii) call a special meeting of the shareholders and (iv) alter, amend, delete or rescind any portion of the provision requiring a two-thirds vote for certain actions.

     Eagle. The Eagle Articles provide that each outstanding share of Eagle Common Stock shall be entitled to one vote on any matter that is submitted to a shareholder vote. If a quorum is present, the vote of the holders of a majority of the shares outstanding and entitled to vote that are represented at the meeting will determine any matter coming before the meeting unless a different vote is required by the GBCC or by Eagle's Articles of Incorporation or Bylaws. The Eagle Articles require a two-thirds vote of the outstanding shares of Eagle Common Stock with respect to: (i) the merger or consolidation of Eagle with any other corporation, partnership, trust, estate or association, (ii) the sale or exchange by Eagle of all or a substantial part of its assets, (iii) the issuance or delivery by Eagle of any stock or other securities issued by it in exchange or payment for any properties or assets (other than cash) or securities of any other entity, (iv) the merger of any affiliate of Eagle with or into any other entity or any of its affiliates, or (v) the dissolution of Eagle. This special voting requirement does not apply, however, to any such merger, consolidation, sale or exchange, issuance or delivery of stock or other securities or dissolution which has first been approved in writing by the affirmative vote of two-thirds of the directors, nor does it apply to any such transactions solely between Eagle and another entity 100% of the voting stock or voting equity interests of which is owned by Eagle.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     PAB. Under the PAB Articles, a two-thirds vote of the total issued and outstanding shares of PAB Common Stock is required in order to alter, amend, delete or rescind the provision in the Articles of Incorporation requiring a two-thirds vote for certain actions. The PAB Bylaws may be altered or amended and new Bylaws may be adopted by PAB's Board of Directors at any annual, regular or special meeting of the Board of Directors.

     Eagle. The Eagle Articles provide that the affirmative vote of the holders of not less than two-thirds of the Eagle Common Stock entitled to vote at an election of directors shall be required to amend, alter or repeal the Articles of Incorporation or to adopt provisions inconsistent with any such provisions, unless not less than two-thirds of the directors approve such amendment, in which case the voting requirements otherwise provided for by law shall apply. Under the Eagle Articles, the Eagle shareholders shall not make, alter, amend or repeal any Bylaws except by the affirmative vote of the holders of not less than two-thirds of the Eagle Common Stock entitled to vote at an election of directors.

RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS

     PAB. The PAB Articles and Bylaws do not contain restrictions on certain business combinations.

     Eagle. The Eagle Articles provide that in the event Eagle receives an acquisition proposal from another person or entity, the Eagle Board of Directors shall review such acquisition proposal based on its evaluation of the best interests of Eagle and its shareholders. As used in the Eagle Articles, the term "acquisition proposal" refers to any offer of another party (i) to make a tender offer or exchange offer for any equity security of Eagle or any of its subsidiaries, (ii) to merge or consolidate Eagle or any of its subsidiaries with another corporation, or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets owned by Eagle or any of its subsidiaries.

     In evaluating an acquisition proposal, the Eagle Board shall consider all relevant factors including, but not limited to, (i) the expected social and economic effects of the proposed transaction on the employees, customers, suppliers, creditors and other persons or entities associated or affiliated with or doing business with Eagle and its subsidiaries, (ii) the expected social and economic effects on the communities within which Eagle and its subsidiaries operate, and (iii) the consideration being offered by the other party in relation to (a) the then current value of Eagle as determined by a freely negotiated transaction and (b) the estimate of the directors as to Eagle's future value as an independent entity without regard to the impact of temporary or current market conditions on the value of the Eagle Common Stock or other security. No director who, in good faith, votes against an acquisition proposal (after taking into consideration the above-referenced factors) shall be held liable to Eagle or any of its shareholders for any liabilities, losses or damages incurred by it or them.

ADVANCE NOTICE REQUIREMENTS FOR DIRECTOR NOMINATIONS

     PAB. The PAB Articles and Bylaws do not contain any advance notice requirements.

     Eagle. The Eagle Bylaws establish advance notice procedures with regard to shareholder nominations of candidates for election as directors. For a nomination to be brought properly by a shareholder, the shareholder must have given timely notice of the nomination in writing to the Secretary of Eagle. To be timely, a shareholder's notice of nomination must be given at least 90 days but not more than 120 days prior to the annual meeting of shareholders at which such directors are to be elected.

                       CERTAIN REGULATORY CONSIDERATIONS

HOLDING COMPANY REGULATION GENERALLY

     PAB and Eagle are registered bank holding companies subject to regulation by the Federal Reserve under the BHC Act. PAB and Eagle are required to file financial information with the Federal Reserve periodically and are subject to periodic examination by the Federal Reserve.

     The BHC requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) it may acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank that it does not already control, (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of a bank, and (iii) it may merge or consolidate with any other bank holding company. In addition, a bank holding company is generally prohibited from engaging in, or acquiring, direct or indirect control of the voting shares of any company engaged in non-banking activities. This prohibition does not apply to activities found by the Federal Reserve, by order or regulation, to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation or order to be closely related to banking are: making or servicing loans and certain types of leases, performing certain data processing services, acting as fiduciary or investment or financial advisor, providing discount brokerage services, underwriting bank eligible securities, underwriting debt and equity securities on a limited basis through separately capitalized subsidiaries and making investments in corporations or projects designed primarily to promote community welfare.

     PAB and Eagle must also register with the DBF and file periodic information with the DBF. As part of such registration, the DBF requires information with respect to the financial condition, operations, management and intercompany relationships of PAB, the PAB Banks, Eagle and EBT and related matters. The DBF may also require such other information as is necessary to keep itself informed as to whether the provisions of Georgia law and the regulations and orders issued thereunder by the DBF have been complied with, and the DBF may examine PAB or Eagle.

     PAB and Eagle are "affiliates" of the PAB Banks and EBT, respectively, under the Federal Reserve Act, which imposes certain restrictions on (i) loans by the PAB Banks to PAB or by EBT to Eagle, (ii) investments in the stock or securities of PAB or Eagle by the PAB Banks or EBT, respectively, (iii) the PAB Banks or EBT's taking the stock or securities of an "affiliate" as collateral for loans by the PAB Banks or EBT to a borrower and (iv) the purchase of assets from PAB or Eagle by the PAB Banks or EBT, respectively. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     The PAB Banks and EBT are state banks chartered under the FICG and are subject to examination by the DBF. The DBF regulates or monitors all areas of the PAB Banks' and EBT's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

PAYMENT OF DIVIDENDS

     PAB and Eagle are legal entities separate and distinct from their respective subsidiary banks. Most of the revenues of PAB and Eagle result from dividends paid to them by their respective subsidiary banks. There are statutory and regulatory requirements applicable to the payment of dividends by the PAB Banks and EBT, as well as by PAB and Eagle to their shareholders.

     The payment of dividends by the PAB Banks and EBT is subject to the FICG and the regulations of the DBF promulgated thereunder which, among other things, provides that the PAB Banks and EBT may pay dividends in cash or property only if they are not insolvent and the payment of dividends would not render them insolvent. Additionally, the PAB Banks and EBT may pay dividends only out of their retained earnings, and no dividends may be paid if paid-in capital plus unappropriated retained earnings are less than 20% of their capital stock. Further, dividends may not be declared and paid without the approval of the DBF if (i) their total classified assets exceed 80% of their equity capital, (ii) their ratio of equity capital to adjusted total assets is less than 6%, or (iii) the aggregate amount of dividends declared or anticipated to be declared in the calendar year exceeds 50% of their net profits after taxes but before dividends for the previous calendar year.

     The payment of dividends by PAB and the PAB Banks and by Eagle and EBT may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines. In addition, if in the opinion of the applicable regulatory authority a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending upon the financial condition of the banks, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. For 1997, PAB's cash dividend payout to shareholders was 24.31% of net income, and Eagle's cash dividend payout to shareholders was 41.49% of net income.

MONETARY POLICY

     The results of operations of the PAB Banks and EBT are affected by credit policies of monetary authorities, particularly the Federal Reserve. The instruments of monetary policy employed by the Federal Reserve include open market operations in U.S. government securities, changes in the discount rate on bank borrowings and changes in reserve requirements against bank deposits. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities including the Federal

Reserve, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the PAB Banks or EBT.

CAPITAL ADEQUACY

     The Federal Reserve has implemented risk-based rules for assessing bank and bank holding company capital adequacy. These regulations establish minimum capital standards in relation to assets and off-balance sheet exposures as adjusted for credit risk. Banks and bank holding companies are required to have
(i) a minimum level of total capital (as defined) to risk-weighted assets of 8%,
(ii) a minimum Tier 1 Capital (as defined) to risk-weighted assets of 4%, and
(iii) a minimum 3% leverage ratio of Tier 1 Capital to total average assets for the most highly-rated banks and bank holding companies. "Tier 1 Capital" generally consists of common equity not including unrecognized gains and losses on securities, minority interests in equity accounts of consolidated subsidiaries and certain perpetual preferred stock less certain intangibles.
The Federal Reserve will require a bank holding company and a bank, respectively, to maintain a leverage ratio greater than 3% if either is experiencing or anticipating significant growth or is operating with less than well-diversified risks in the opinion of the Federal Reserve. The Federal Reserve uses the leverage ratio in tandem with the risk-based ratio to assess the capital adequacy of banks and bank holding companies.

     The Federal Reserve has proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio, requiring banks with greater interest rate risk to maintain adequate capital for the risk. The proposed revisions are not expected to have a significant effect on PAB's, the PAB Banks', Eagle's or EBT's capital requirements, if adopted in their current form.

     Effective December 19, 1992, a new Section 38 to the Federal Deposit Insurance Act implemented the prompt corrective action provisions that Congress enacted as a part of the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act"). The "prompt corrective action" provisions set forth five regulatory zones in which all banks are placed largely based on their capital positions. Regulators are required to take increasingly harsh action as a bank's financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank's capital leverage ratio reaches 2%. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital.

     The FDIC has adopted regulations implementing the prompt corrective action provisions of the 1991 Act, which place financial institutions in the following five categories based upon capitalization ratios: (i) a "well capitalized" institution has a total risk-based capital ratio of at least 10%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an "adequately capitalized" institution has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based ratio of at least 4% and a leverage ratio of at least 4%; (iii) an "undercapitalized" institution has a total risk-based capital ratio of under 8%, a Tier 1 risk-based ratio of under 4% or a leverage ratio of under 4%; (iv) a "significantly undercapitalized" institution has a total risk-based capital ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a "critically undercapitalized" institution has a leverage ratio of 2% or less. Institutions in any of the three undercapitalized categories would be prohibited from declaring dividends or making capital distributions. The FDIC regulations also establish procedures for "downgrading" an institution to a lower capital category based on supervisory factors other than capital. Under the FDIC's regulations, the PAB Banks and EBT are all "well capitalized" institutions.

     Set forth below are pertinent capital ratios for PAB, the PAB Banks, Eagle and EBT as of June 30, 1998.

            MINIMAL CAPITAL REQUIREMENT                   PAB              PAB BANKS           EAGLE            EBT
            ---------------------------                   ---              ---------           -----            ---
Tier 1 Capital to Risk-based Assets:  4.00%(1)           13.42%              11.92%          12.70%          12.69%

Total Capital to Risk-based Assets:  8.00% (2)           14.67%              13.17%          13.95%          13.95%

Leverage Ratio (Tier 1 Capital to Total Average
 Assets):  3.00%(3)                                       9.40%               8.27%          10.54%          10.58%

______________
(1)  Minimum required ratio for "well capitalized" banks is 6%.
(2)  Minimum required ratio for "well capitalized" banks is 10%.
(3)  Minimum required ratio for "well capitalized" banks is 5%.

     Federal banking regulators have also adopted final regulations which mandate that regulators take into consideration (i) concentrations of credit risk, (ii) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off balance-sheet position), and (iii) risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. In addition, the banking regulators have amended their regulatory capital guidelines to incorporate a measure for market risk. In accordance with the amended guidelines, PAB, Eagle, the PAB Banks and EBT must incorporate a measure for market risk in their regulatory capital calculations effective for reporting periods after January 1, 1998. The revised guidelines are not expected to have a material impact on PAB's, the PAB Banks', Eagle's or EBT's regulatory capital ratios or their well capitalized status.

RECENT LEGISLATIVE AND REGULATORY ACTION

     On April 19, 1995, the four federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests:
(i) a lending test which will compare the institution's market share of loans in low and moderate income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low and moderate income areas or individuals, (ii) a services test which will evaluate the provisions of services that promote the availability of credit to low and moderate income areas, and (iii) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce some paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. This regulation became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

     Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively, the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and specify the factors that agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (i) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (ii) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (iii) evidence of disparate impact, when a lender applies a practice uniformly to all applicants but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

     On September 23, 1994, President Clinton signed the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Regulatory Improvement Act"). The Regulatory Improvement Act contains funding for community development projects through banks and community development financial institutions and also numerous regulatory relief provisions designed to eliminate certain duplicative regulations and paperwork requirements.

     On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Federal Interstate Bill") which amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches after May 31, 1998. States have the authority to authorize interstate branching prior to June 1, 1998, or alternatively, to opt out of interstate branching prior to that date. The Georgia legislature did not opt out of interstate branching.

     On January 26, 1996, the Georgia Legislature adopted a bill (the "Georgia Intrastate Bill") to permit, effective July 1, 1996, any Georgia bank or group of affiliated banks under one holding company to establish new or additional branch banks in any three counties within the State of Georgia in which it is not currently operating. After July 1, 1998, all restrictions on state-wide branching were removed. Prior to adoption of the Georgia Intrastate Bill, Georgia only permitted branching via merger or consolidation with an existing bank or in certain other limited circumstances.

     On July 3, 1997, President Clinton signed legislation to clarify that branches of state-chartered banks operating in host states are covered by the laws of their home chartering state. The Riegle-Neal Amendment Act of 1997 is intended to preserve the dual banking system by having state banks come under only the rules of their chartering states. Other legislation dealing with bank modernization is in various stages of the legislative process, and no prediction as to the outcome or the impact of such legislation can be made at this time.

FDIC INSURANCE ASSESSMENTS FOR THE BANKS

     EBT and the PAB Banks are subject to FDIC deposit insurance assessments for the Bank Insurance Fund (the "BIF"). In the first five months of 1995, EBT was assessed $.23 per $100 of deposits, based on a risk-based system whereby banks were assessed on a sliding scale depending upon their placement in nine separate supervisory categories, from $.23 per $100 of deposits for the healthiest banks (those with the highest capital, best management and best overall condition) to as much as $.31 per $100 of deposits for the less-healthy institutions.

     During 1996, PAB's then thrift subsidiary, First Community Bank of Southwest Georgia, was assessed a charge of $.657 per $100 of domestic deposits held as of March 31, 1995, which amounted to approximately $385,000, to recapitalize the thrift industry insurance fund.

     On August 8, 1995, the FDIC lowered the BIF premium for healthy banks 83% from $.23 per $100 in deposits to $.04 per $100 in deposits, while retaining the $.31 level for the riskiest banks. The new rate took effect on September 29, 1995 retroactive to June 1, 1995. On November 14, 1995, the FDIC again lowered the BIF premium for healthy banks from $.04 per $100 of deposits to zero for the highest rated institutions (92% of the industry). As a result, EBT has paid only the legally required annual minimum payment of $2,000 per year for insurance beginning in January 1996, and the PAB Banks have collectively paid $64,240 for insurance beginning in 1997 and $103,175 in 1996.

     On September 29, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted (the "1996 Act"). The 1996 Act's primary accomplishment was to provide for the recapitalization of the Savings Association Insurance Fund ("SAIF") by levying a one-time special assessment on SAIF deposits to bring the fund to a reserve ratio equal to $.25 per $100 of insured deposits and to provide that beginning in 1998, BIF assessments would be used to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation ("FICO") bonds issued in the late 1980s as part of the government rescue of the thrift industry. The law provides that BIF assessments for FICO bond payments must be set at a rate equal to 20% of the SAIF rates for such assessments for 1997, 1998 and 1999. After 1999, all FDIC insured institutions will pay the same assessment rates. For the first six months of 1998, the assessment for the FICO bond payments will be $.0132 per $100 of deposits for BIF deposits and $.0648 per $100 of deposits for SAIF deposits.

                                    EXPERTS

     The consolidated financial statements of PAB as of December 31, 1997 and 1996, and for each of the years in the two-year period ended December 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the report of Stewart, Fowler & Stalvey, P.C., independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Eagle at December 31, 1997 and for the period ended December 31, 1997 have been included herein and in the registration statement in reliance upon the report of Moore Stephens Tiller LLC, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Eagle at December 31, 1996 and for each of the years in the two-year period ended December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the shares of PAB Common Stock being offered hereby is being passed upon for PAB by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP, counsel for PAB, also will opine as to certain federal income tax consequences of the Merger.

                                 OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, Eagle's Board of Directors knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement/Prospectus. However, if any other matter shall come before the Special Meeting or any adjournments thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting as determined by a majority of the Board of Directors of Eagle.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page
                                                                                                            ----
EAGLE BANCORP, INC. AND SUBSIDIARY

   Independent Auditor's Report of Tiller, Stewart & Company, LLC.........................................   F-2
   Independent Auditors' Report of KPMG Peat Marwick LLP..................................................   F-3
   Consolidated Balance Sheets - December 31, 1997 and 1996...............................................   F-4
   Consolidated Statements of Income - Years ended December 31, 1997, 1996 and 1995.......................   F-5
   Consolidated Statements of Shareholders' Equity - Years ended December 31, 1997, 1996 and 1995.........   F-6
   Consolidated Statements of Cash Flows - Years ended December 31, 1997, 1996 and 1995...................   F-7
   Notes to Consolidated Financial Statements - December 31, 1997, 1996 and 1995..........................   F-8
   Unaudited Consolidated Balance Sheet - June 30, 1998...................................................  F-21
   Unaudited Consolidated Statements of Income and Comprehensive Income - Three Months ended June 30,
    1998 and 1997.........................................................................................  F-22
   Unaudited Consolidated Statements of Income and Comprehensive Income - Six Months ended June 30,
    1998 and 1997.........................................................................................  F-23
   Unaudited Consolidated Statements of Cash Flows - Six Months ended June  30, 1998 and 1997.............  F-24
   Notes to Unaudited Consolidated Financial Statements...................................................  F-26

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors and Shareholders
Eagle Bancorp, Inc.


We have audited the accompanying consolidated balance sheet of Eagle Bancorp, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Eagle Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995 were audited by other auditors whose report dated February 7, 1997, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancorp, Inc. and subsidiary at December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Tiller, Stewart & Company, LLC

TILLER, STEWART & COMPANY, LLC

Savannah, Georgia
January 15, 1998

                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Eagle Bancorp, Inc.:

We have audited the accompanying consolidated balance sheet of Eagle Bancorp, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1996. These consolidated financial statements are the responsibility of Eagle's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eagle Bancorp, Inc. and subsidiary at December 31, 1996, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1996 in conformity with generally accepted accounting principles.


                                    /s/ KPMG PEAT MARWICK LLP

                                    KPMG PEAT MARWICK LLP

Atlanta, Georgia
February 7, 1997

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1997 AND 1996

-----------------------------------------------------------------------------------------------------------------------
                                                                   1997                                  1996
                                                      ---------------------------            -------------------------
ASSETS
Cash and due from banks                                               $ 1,677,651                          $ 2,237,822
Federal funds sold                                                      1,280,000                            1,500,000
                                                                      -----------                          -----------
Total cash and cash equivalents                                         2,957,651                            3,737,822
Interest-bearing deposits with other banks                                                                   1,000,000
Investment securities available for sale                                6,597,422                            6,898,784
Investment securities held to maturity
 (estimated market value of $4,568,561
 in 1997 and $3,791,932 in 1996)                                        4,541,697                            3,790,335
Loans                                                                  49,474,280                           42,638,858
Less allowance for loan losses                                           (706,237)                            (639,500)
                                                                      -----------                          -----------
   Loans, net                                                          48,768,043                           41,999,358
Premises and equipment, net                                             2,437,122                            2,474,386
Other assets                                                            1,033,491                              829,308
                                                                      -----------                          -----------
   Total assets                                                       $66,335,426                          $60,729,993
                                                                      ===========                          ===========

LIABILITIES
Deposits:
 Noninterest-bearing                                                  $ 6,175,919                          $ 5,184,539
 Interest-bearing                                                      49,491,445                           47,280,321
                                                                      -----------                          -----------
   Total deposits                                                      55,667,364                           52,464,860
Federal Home Loan Bank advances                                         2,643,507                              548,250
Federal funds purchased                                                                                        200,000
Other liabilities                                                       1,272,136                            1,257,832
                                                                      -----------                          -----------
   Total liabilities                                                   59,583,007                           54,470,942
                                                                      -----------                          -----------

SHAREHOLDERS' EQUITY
Common stock - par value $1 per share;
 authorized 10,000,000 shares;
 issued and outstanding 873,875 shares
 in 1997 and 862,845 shares in 1996                                       873,875                              862,845
Additional paid-in capital                                              4,887,567                            4,821,527
Retained earnings                                                         980,884                              586,583
Net unrealized gain (loss) on investment
 securities
 available for sale, net of deferred income taxes                          10,093                              (11,904)
                                                                      -----------                          -----------
 Total shareholders' equity                                             6,752,419                            6,259,051
                                                                      -----------                          -----------
 Total liabilities and shareholders' equity                           $66,335,426                          $60,729,993
                                                                      ===========                          ===========

See Notes to Consolidated Financial Statements

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER  31, 1997, 1996 AND 1995

-------------------------------------------------------------------------------------------------------------------------------
                                                                1997                      1996                      1995
                                                   --------------------------   ----------------------     --------------------
INTEREST INCOME
Loans                                                              $4,512,884               $4,017,584               $3,687,797
Investment securities:
 Taxable                                                              538,524                  491,027                  419,279
 Tax-exempt                                                           122,054                   88,815                   33,191
 Federal funds sold                                                    63,557                   58,743                   89,364
 Deposits in other banks                                                1,186                    1,055                    6,429
                                                                   ----------               ----------               ----------
 Total interest income                                              5,238,205                4,657,224                4,236,060
                                                                   ----------               ----------               ----------

INTEREST EXPENSE
Deposits                                                            2,419,477                2,232,006                1,986,892
Federal Home Loan Bank advances                                        75,274                   35,221
Other borrowed funds                                                   43,582                    1,728                    1,060
                                                                   ----------               ----------               ----------
 Total interest expense                                             2,538,333                2,268,955                1,987,952
                                                                   ----------               ----------               ----------

NET INTEREST INCOME                                                 2,699,872                2,388,269                2,248,108
                                                                   ----------               ----------               ----------
PROVISION FOR LOAN LOSSES                                             116,000                  107,842                   75,503
                                                                   ----------               ----------               ----------
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                                           2,583,872                2,280,427                2,172,605
                                                                   ----------               ----------               ----------

NONINTEREST INCOME
Service charges on deposit accounts                                   122,221                  116,391                  105,786
Other service charges and fees                                        256,299                  223,665                  217,102
Net realized gain (loss) on sales of available
 for sale securities                                                    1,293                  (10,467)                  (4,531)
Other noninterest income                                              367,026                  312,872                  172,177
                                                                   ----------               ----------               ----------
                                                                      746,839                  642,461                  490,534
                                                                   ----------               ----------               ----------
NONINTEREST EXPENSES
Salaries and employee benefits                                      1,142,200                1,071,636                  953,836
Occupancy                                                             307,272                  272,664                  222,197
Other noninterest expenses                                            900,698                  826,732                  776,926
                                                                   ----------               ----------               ----------
                                                                    2,350,170                2,171,032                1,952,959
                                                                   ----------               ----------               ----------

INCOME BEFORE INCOME TAXES                                            980,541                  751,856                  710,180
PROVISION FOR INCOME TAXES                                            306,600                  250,000                  210,000
                                                                   ----------               ----------               ----------
NET INCOME                                                         $  673,941               $  501,856               $  500,180
                                                                   ==========               ==========               ==========

Basic earnings per share                                                $0.78                    $0.58                    $0.58
                                                                   ==========               ==========               ==========
Diluted earnings per share                                              $0.76                    $0.57                    $0.57
                                                                   ==========               ==========               ==========


See Notes to Consolidated Financial Statements

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

-----------------------------------------------------------------------------------------------------------------------------
                                                                                      Net Unrealised
                                                                                        Gain (Loss)
                                          Common Stock                                 on Investment
                                    ----------------------    Additional                 Securities
                                                               Paid-In     Retained      Available
                                      Shares      Amount       Capital     Earnings       for Sale         Total
                                    ----------  -----------  -----------  ---------   --------------    ----------
BALANCE - DECEMBER 31, 1994           862,755     $862,755   $4,820,841   $ 231,659      $(92,862)      $5,822,393

Net income                                                                  500,180                        500,180

Cash paid in lieu of fractional
 shares
 in connection with stock split                                    (349)                                      (349)

Cash dividends declared, $.25 per
 share                                                                     (215,689)                      (215,689)


Net change in unrealized gain
(loss) on   investment securities
available for   sale
                                                                                           92,396           92,396
                                      -------    ---------   ----------   ---------      --------       ----------
BALANCE - DECEMBER 31, 1995           862,755      862,755    4,820,492     516,150          (466)       6,198,931

Net income                                                                  501,856                        501,856

Issuance of stock                          90           90        1,035                                      1,125

Cash dividends declared, $.50 per                                          (431,423)                      (431,423)
 share

Net change in unrealized gain (loss
 on   investment securities
 available for   sale
                                                                                          (11,438)         (11,438)
                                      -------    ---------   ----------   ---------      --------       ----------
BALANCE - DECEMBER 31, 1996           862,845      862,845    4,821,527     586,583       (11,904)       6,259,051

Net income                                                                  673,941                        673,941

Issuance of stock                      11,030       11,030       66,040                                     77,070

Cash dividends declared, $.32 per                                          (279,640)                      (279,640)
 share

Net change in unrealized gain
 (loss) on   investment securities
 available for   sale                                                                      21,997           21,997
                                      -------    ---------   ----------   ---------      --------       ----------
BALANCE - DECEMBER 31, 1997           873,875     $873,875   $4,887,567   $ 980,884      $ 10,093       $6,752,419
                                      =======    =========   ==========   =========      ========       ==========

See Notes to Consolidated Financial Statements

                       EAGLE BANCORP, INC AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                               1997                  1996                  1995
                                                                       ------------------    -----------------     -----------------
OPERATING ACTIVITIES
  Net income                                                              $   673,941          $   501,856            $   500,180
  Adjustments to reconcile net income
    to net cash provided by operating activities:
       Depreciation                                                           179,211              165,622                134,666
       Amortization and accretion, net                                        (22,024)             (20,593)                13,211
       Amortization of net deferred loan fees                                                       (4,977)                   757
       Provision for loan losses                                              116,000              107,842                 75,503
       Net realized (gain) loss on available for sale securities               (1,293)              10,467                  4,531
       Compensation expense under stock options                                 1,125
       Changes in:
          Other assets                                                       (216,028)             (83,997)               (68,650)
          Other liabilities                                                   169,587               49,543                244,430
                                                                            -----------          -----------            -----------
              Net cash provided by operating activities                       899,394              726,888                904,628
                                                                            -----------          -----------            -----------
INVESTING ACTIVITIES
  Net (increase) decrease in time deposits in other banks                   1,000,000           (1,000,000)
  Proceeds from maturities of investment securities:
    Held to maturity securities                                               500,000            1,050,000
    Available for sale securities                                                                  550,000              2,143,333
  Proceeds from sales of available for sale securities                      1,895,484            1,739,405                992,938
  Purchase of investment securities:
    Held to maturity securities                                            (1,245,625)            (748,359)            (1,727,027)
    Available for sale securities                                          (1,542,700)          (4,250,098)            (1,613,872)
  Net increase in loans                                                    (6,884,685)          (5,229,898)            (3,994,395)
  Additions to premises and equipment                                        (141,947)             (91,313)              (618,177)
                                                                           -----------          -----------            -----------
              Net cash used for investing activities                       (6,419,473)          (7,980,263)            (4,817,200)
                                                                           -----------          -----------            -----------
FINANCING ACTIVITIES
  Net increase in deposits                                                  3,202,504            7,582,171              4,179,869
  Federal Home Loan Bank advance proceeds                                   2,180,000              590,000
  Repayment of Federal Home Loan Bank advances                                (84,743)             (41,750)
  Net  increase (decrease) in other borrowings                               (200,000)            (500,000)               700,000
  Dividends paid                                                             (431,423)            (215,689)
  Cash paid in lieu of fractional shares                                                                                     (349)
  Issuance of stock                                                            73,570
                                                                            -----------      ---------------       ----------------
              Net cash provided by financing activities                     4,739,908            7,414,732              4,879,520
                                                                            -----------      ---------------            -----------
Increase (decrease) in cash and cash equivalents                             (780,171)             161,357                966,948
Cash and cash equivalents - beginning                                       3,737,822            3,576,465              2,609,517
                                                                          -----------          -----------            -----------
Cash and cash equivalents - ending                                        $ 2,957,651          $ 3,737,822            $ 3,576,465
                                                                          ===========          ===========            ===========

See Notes to Consolidated Financial Statements

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



     NATURE OF OPERATIONS - Eagle Bancorp, Inc. ("Eagle") through its wholly-owned subsidiary, Eagle Bank and Trust (the "Bank"), provides a full range of banking services from its main office and branch facilities to individuals and business throughout Bulloch and surrounding counties.


     BASIS OF PRESENTATION - The consolidated financial statements include the accounts of Eagle and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated. The accounting and reporting policies and practices of Eagle conform to generally accepted accounting principles and to general practice within the banking industry. The following is a summary of the more significant of such policies and practices.


     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan
     portfolio.   Management's periodic evaluation of the adequacy of the
     allowance is based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of the underlying collateral, current economic conditions, and other pertinent factors. The allowance for loan losses is increased by charges to income and recoveries on loans previously charged off as uncollectible. Decreases in the allowance occur as loans deemed uncollectible are charged to the allowance.


     INVESTMENT SECURITIES AVAILABLE FOR SALE - Investments securities available for sale are carried at market value. The related unrealized gain or loss, net of tax, is included as a separate component of shareholders' equity. Premiums and discounts are amortized and accreted using a method which approximates a level yield. Gains and losses from dispositions are based on the net proceeds and adjusted carrying amounts of the securities sold, using the specific identification method.


     INVESTMENT SECURITIES HELD TO MATURITY - Investment securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income. Eagle has the intent and ability to hold these investment securities to maturity. Premiums and discounts are amortized and accreted using a method which approximates a level yield. Gains and losses on dispositions are based on the net proceeds and the adjusted carrying amounts of the security sold, using the specific identification method.


     LOANS - Effective January 1, 1995, the Bank adopted Statement of Financial Accounting Standards No. 114 (as amended by No. 118), "Accounting by Creditors for Impairment of a Loan." SFAS 114 establishes the accounting by creditors for impairment of loans by specifying how allowances for credit losses related to certain loans should be determined. This statement also addresses the accounting by creditors for certain loans that are restructured in a troubled debt restructuring. When a loan is impaired, the amount of the impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate.

     For collateral dependent loans, impairment is measured based on a loan's observable market price or the fair value of the collateral.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amounts adjusted for any charge-offs, the allowance for possible loan losses, and any deferred fees or costs.

     Interest on loans is recognized using the simple interest method based on the principal balance outstanding. Interest accruals including accruals of interest on impaired loans are discontinued when either principal or interest becomes 90 days past due, or when in management's opinion, after considering economic and business conditions and collection efforts, the borrower's financial condition is such that it is not reasonable to expect such interest will be collected. Interest income is subsequently recognized only to the extent cash payments are received.

     Loan fees, net of direct origination costs, are deferred and amortized over the terms of the loans using a method which approximates a level yield.

     PREMISES AND EQUIPMENT - Property is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of such assets.


     INCOME TAXES - The provision for income taxes is based upon amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consist of taxes currently due plus deferred taxes related primarily to temporary differences between the basis of the allowance for loan losses and accumulated depreciation. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the temporary differences are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.


     RECLASSIFICATIONS - Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the presentation adopted in 1997.

     CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and federal funds sold.

     RECENT ACCOUNTING PRONOUNCEMENTS - In June 1997, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards
     (SFAS) No. 130 "Reporting Comprehensive Income". This statement established standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This is effective for fiscal years beginning after December 15, 1997.

     Also, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" and is effective for fiscal years beginning after December 15, 1997. This statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. The adoption of this statement will have no effect on the financial statements of Eagle.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain certain reserve balances in the form of vault cash. Such reserve requirements totaled approximately $199,000 and $212,000 at December 31, 1997 and 1996, respectively.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


3.       SECURITIES

         Debt and equity securities have been classified according to management's intent. The amortized cost, estimated market value and gross unrealized gains and losses on securities are as follows:

                                                                                     Available For Sale Securities
                                                                      -----------------------------------------------------------
                                                                                        Gross          Gross
                                                                       Amortized      Unrealized     Unrealized          Fair
                                                                         Costs          Gains          Losses           Value
                                                                      ------------    ---------      ----------      ------------
               December 31, 1997:
               -----------------------------------------------
               U.S. Government agencies                               $  3,396,930    $  9,806       $    3,283      $  3,403,453

               State, county, and municipal securities                   2,940,664      10,636            1,631         2,949,669
                                                                      ------------    --------       ----------      ------------
               Total debt securities                                     6,337,594      20,442            4,914         6,353,122
               Federal Home Loan Bank stock                                244,300                                        244,300
                                                                      ------------    --------       ----------      ------------
               Total                                                  $  6,581,894    $ 20,442       $    4,914      $  6,597,422
                                                                      ============    ========       ==========      ============

               December 31, 1996:
               -----------------------------------------------
               U.S. Treasury and U.S. Government agencies             $  3,890,204    $ 11,989       $  (18,043)     $  3,884,150

               State, country, and municipal securities                  2,868,494       6,855          (19,115)        2,856,234
                                                                      ------------    --------       ----------      ------------
               Total debt securities                                     6,758,698      18,844          (37,158)        6,740,384
                                                                      ------------    --------       ----------      ------------
               Federal Home Loan Bank stock                                158,400                                        158,400
                                                                      ------------    --------       ----------      ------------
               Total                                                  $  6,917,098    $ 18,844       $  (37,158)     $  6,898,784
                                                                      ============    ========       ==========      ============

                                                                                     Held To Maturity Securities
                                                                      -----------------------------------------------------------
                                                                                        Gross          Gross
                                                                       Amortized      Unrealized     Unrealized          Fair
                                                                         Costs          Gains          Losses           Value
                                                                      ------------    ---------      ----------      ------------
               December 31, 1997:
               -----------------------------------------------
               U.S. Treasury and U.S. Government agencies             $  4,541,697    $  33,795      $    6,931      $  4,568,561
                                                                      ------------    ---------      ----------      ------------
                                                                      $  4,541,697    $  33,795      $    6,931      $  4,568,561
                                                                      ============    =========      ==========      ------------
               December 31, 1996:
               -----------------------------------------------
               U.S. Treasury and  U.S. Government agencies            $  3,790,355    $  36,868      $  (35,271)     $  3,791,932
                                                                      ------------    ---------      ----------      ------------
               Total                                                  $  3,790,355    $  36,868      $  (35,271)     $  3,791,932
                                                                      ============    =========      ==========      ============

         Gross realized gains and gross realized losses on available-for-sale securities were $4,500 and $3,207, respectively, in 1997. Gross realized losses on available-for-sale securities were $10,467 in 1996.

         The amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity are as follows:

                                                        Available for sale             Held To Maturity
                                                   ---------------------------    --------------------------
                                                    Amortized        Market         Amortized       Market
                                                      Cost           Value             Cost         Value
                                                   ------------    -----------    -----------     -----------
         Due in one year or less                   $   790,000     $   790,010    $   299,672     $   298,080
         Due after one year through five years       5,087,443       5,098,640      3,742,025       3,773,291
         Due after five years through ten years        460,151         464,472        500,000         497,190
                                                   ------------    -----------    -----------     -----------
                                                   $ 6,337,594     $ 6,353,122    $ 4,541,697     $ 4,568,561
                                                   ============    ===========    ===========     ===========

         Securities with a carrying amount of approximately $4,797,000 at December 31, 1997 and approximately $2,500,000 at December 31, 1996 were pledged to secure deposits of public funds and for other purposes required or permitted by law.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

4.       LOANS

         Loans are summarized as follows:

                                                       December 31,
                                             ----------------------------------
                                                  1997                1996
                                             --------------      --------------
               Agricultural                  $    1,699,641      $    1,301,314
               Commercial                         8,443,154           8,275,067
               Commercial real estate            21,655,639          19,194,293
               Real estate construction           5,699,007           3,097,285
               Residential real estate            6,705,326           6,538,226
               Consumer                           5,271,768           4,231,252
                                             --------------      --------------
                                                 49,474,535          42,637,437
             Net deferred loan fees (costs)            (255)              1,421
                                             --------------      --------------
                                             $   49,474,280      $   42,638,858
                                             ==============      ==============

         An analysis of the allowance for loan losses follows:

                                                       1997           1996           1995
                                                  ------------   ------------   ------------
               Balance, beginning of year         $    639,500   $    570,000   $    527,500
                Provision for loan losses              116,000        107,842         75,503
                Loans charged off                      (70,498)       (59,423)       (35,179)
                Recoveries                              21,235         21,081          2,176
                                                  ------------   ------------   ------------
               Balance, end of year               $    706,237   $    639,500   $    570,000
                                                  ============   ============   ============

         Loans having recorded investments of approximately $48,000 at December 31, 1997 and approximately $123,000 at December 31, 1996 have been identified as impaired in accordance with the provisions of FASB No.
         114. The total allowance for possible loan losses related to these loans was $8,000 and $18,000 at December 31, 1997 and 1996, respectively.

         In the normal course of its lending activities, Eagle is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit. Eagle's exposure to credit loss in the event of non-performance by the other party of the financial instrument for commitments to extend credit and standby letters of credit is represented by contractual amount of those instruments. Eagle uses the same credit policies in making these commitments as it does for on-balance-sheet instruments and evaluates each customer's credit worthiness on a case-by-case basis. At December 31, 1997, Eagle had outstanding loan commitments of approximately $6,136,000 and standby letters of credit of approximately $102,000. The amount of collateral obtained, if deemed necessary, for these commitments by Eagle, upon extension of credit, is based on management's credit evaluation of the customer. Collateral held, if any, varies but may include inventory, equipment, real estate, or other property. The Bank's loans are primarily concentrated in its market area of the City of Statesboro, Georgia and surrounding Bulloch county.


5.       RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Bank has direct and indirect loans outstanding to certain directors, executive officers, and principal shareholders, including their associates. Such loans are made on the same terms as those prevailing at the time for comparable transactions with unaffiliated customers.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

         The following is a summary of the activity of loans to directors, executive officers, and principal shareholders:

                                              December 31,
                                      ------------------------------
                                          1997              1996
                                      -------------     ------------
    Balance, beginning of year        $   1,749,000     $  1,850,000
    Amounts advanced                      2,045,000        1,939,000
    Repayments                           (1,990,000)      (2,040,000)
                                      --------------    ------------
    Balance, end of year              $   1,804,000     $  1,749,000
                                      ==============    ============


6.       PREMISES AND EQUIPMENT

         Premises and equipment is summarized as follows:

                                              December 31,
                                      ------------------------------
                                          1997              1996
                                      ------------      ------------
    Building and improvements        $  1,473,463       $ 1,469,358
    Furniture and equipment               927,150           813,653
    Automobiles                            58,142            33,798
                                      ------------      ------------
                                         2,458,755         2,316,809
    Less accumulated depreciation          826,614           647,404
                                      ------------      ------------
                                         1,632,141         1,669,405
                                           804,981           804,981
                                      ------------      ------------
    Land                              $  2,437,122      $  2,474,386
                                      ============      ============



7.       INTEREST-BEARING DEPOSITS

         Interest-bearing deposits are summarized as follows:


                                             December 31,
                                      ------------------------------
                                          1997              1996
                                      ------------      ------------
    NOW                               $  6,867,140      $  7,420,192
    Money Market                         2,137,149         3,077,437
    Savings                              2,824,983         2,586,187
                                      ------------      ------------
                                        11,817,762        10,319,613
Less accumulated depreciation           25,844,411        23,876,892
                                      ------------      ------------
                                      $ 49,491,445      $ 47,280,321
                                      ============      ============

         Scheduled maturities of certificates of deposit are as follows:

                         Years Ended December 31,
                         -------------------------
                         1998        $  30,517,479
                         1999            4,335,023
                         2000            1,691,063
                         2001            1,118,608
                                     -------------
                                     $  37,662,173
                                     =============

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


8.       FEDERAL HOME LOAN BANK ADVANCES

         The Bank has an agreement for advances with the Federal Home Loan Bank of Atlanta. These advances are secured by a blanket floating lien agreement which provides a security interest in all unencumbered first mortgage residential loans and by stock in the Federal Home Loan Bank.

         Advances from the Federal Home Loan Bank are summarized as follows:

                                                                                        December 31,
                                                                                ------------------------------
                                                                                     1997           1996
                                                                                ------------     -------------
               Advance payable-interest payable monthly
               at 6.81%, monthly principal reductions
               of $2,417 through March 2006.                                    $      239,249   $    268,250

               Advance payable-interest payable monthly
               at 7.01%, monthly principal reductions
               of $2,500 through April 2006.                                           250,000        280,000

               Advance payable-interest payable monthly
               at 6.70%, monthly principal reductions
               of $3,167 through July 2007.                                            360,981

               Advance payable-interest payable monthly
               at 6.18%, monthly principal reductions
               of $6,667 through November 2007.                                        793,277

               Advance payable-interest payable monthly
               at 6.06%, principal due June 1998.                               $    1,000,000
                                                                                --------------   ------------
                                                                                $    2,643,507   $    548,250
                                                                                ==============   ============

                      Aggregate annual maturities of FHLB advances:
                                             Years Ended December 31, 1998      $    1,173,814
                                                                      1999             177,000
                                                                      2000             177,000
                                                                      2001             177,000
                                                                      2002             177,000
                                                                thereafter             761,693
                                                                                --------------
                                                                                $    2,643,507
                                                                                ==============

9.       CREDIT ARRANGEMENTS

         At December 31, 1997, federal funds line of credit arrangements aggregating $5,000,000 were available to the Bank from corresponding banking institutions. There are no commitment fees and compensation balances are not required. The Bank also has a Blanket Floating Lien Agreement with the Federal Home Loan Bank of Atlanta. Under this agreement, the Bank has a credit line up to seventy-five percent of the book value of its one-to-four family first mortgage loans.

                      EAGLE BANCORP, INC, AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

10.  INCOME TAXES

     The provision for income taxes is as follows:

                                              YEARS ENDED DECEMBER 31,
                                       --------------------------------------
                                         1997           1996          1995
                                       ---------      ---------     ---------
               CURRENT                 $ 340,600      $ 269,128     $ 272,760
               DEFERRED                  (34,000)       (19,128)      (62,760)
                                       ---------      ---------     ---------
                                       $ 306,600      $ 250,000     $ 210,000
                                       =========      =========     =========

     The provision for income taxes is less than computed by applying the statutory federal income tax rate of 34% to income before income taxes as indicated by the following:

                                              YEARS ENDED DECEMBER 31,
                                       --------------------------------------
                                         1997           1996          1995
                                       ---------      ---------     ---------
      Income tax at statutory rate     $ 333,384      $ 255,631     $ 241,461

      Increase (decrease) in taxes       (33,507)       (19,247)       (7,673)
       Tax-exempt interest
       Valuation allowance for deferred
        tax assets                                                    (29,718)

       Other                               6,723         13,616         5,930
                                       ---------      ---------     ---------
      Provision for income taxes       $ 306,600      $ 250,000     $ 210,000
                                       =========      =========     =========

         The components of net deferred tax assets are as follows:



                                             December 31,
                                       ------------------------
                                         1997           1996
                                       ---------      ---------

      Deferred tax assets              $ 262,000      $ 203,000
       Allowance for loans losses          4,000         14,000
       State tax credit carryforwards
       Unrealized loss on investment
        securities available for sale                     6,000
                                       ---------      ---------
       Total deferred tax assets         266,000        223,000
                                       ---------      ---------

      Deferred tax liabilities:
       Accumulated depreciation           70,000         54,000
       Unrealized gain on investment
        securities available for sale      5,000
       Other                               6,000          4,000
                                       ---------      ---------
       Total deferred tax liabilities     81,000         58,000
                                       ---------      ---------
      Net deferred tax assets          $ 185,000      $ 165,000
                                       =========      =========

Eagle recognizes deferred income tax assets and liabilities for differences between the financial statement carrying amounts and the tax bases of assets and liabilities which will result in future deductible or taxable amounts and for net operating loss and tax credit carryforwards. A valuation allowance is then established to reduce the deferred income tax assets to the level at which it is "more likely than not" that the tax benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss and tax credit carryforwards depends on having sufficient taxable income within the carryback and carryforward periods. Sources of taxable income that may allow for the realization of tax benefits include 1) taxable income in the current year or prior years that is available through carryback, 2) future taxable

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

         income that will result from the reversal of existing taxable temporary differences, and 3) future taxable income generated by future operations. During the year ended December 31, 1995, Eagle decreased its valuation allowance for deferred income tax assets by $29,718, as accumulated deficits were recovered and taxable income was generated. Based on the availability of carrybacks to prior taxable periods, management believes that the Company, more likely than not, will realize the net deferred tax assets recorded at December 31, 1997.

11.      PROFIT SHARING PLAN

         The Eagle Bank Profit Sharing Plan (the "Plan") provides employees of the Bank a vehicle to save for retirement. The Plan allows the Bank to make annual discretionary contributions for the benefit of plan participants. All employees of the Bank can participate in the Plan after they have met certain eligibility requirements. Under the terms of the plan employer contributions are allocated to participants in the same proportion that the participant's compensation, as defined, bears to the total compensation of all participants for the year. For the years ended December 31, 1997, 1996 and 1995, employer contributions were $40,000, $30,000 and $25,000, respectively.

12.      SUPPLEMENTAL CASH FLOW INFORMATION

         Certain supplemental disclosure of cash flow information and noncash investing and financing activities follows:

                                                            Years Ended December 31,
                                                  ---------------------------------------
                                                       1997         1996          1995
                                                  -----------   -----------   -----------
               Cash paid during the year for:
               Income taxes                       $   260,542   $   316,093   $   379,699
                                                  -----------   -----------   -----------
               Interest                           $ 2,489,244   $ 2,204,231   $ 1,609,873
                                                  ===========   ===========   ===========

13.      REGULATORY REQUIREMENTS

         The approval of the Georgia Department of Banking and Finance is required if dividends declared by the Bank to Eagle in any year will exceed 50% of the net income of the Bank for the previous calendar year. As of December 31, 1997, the Bank could declare approximately $375,000 of dividends without prior approval.

         The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and the classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined) and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios

                       EAGLE BANCORP, INC AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

     as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                              For Capital       Under Prompt Corrective
                                                       Actual              Adequacy Purposes       Action Provisions
                                               -----------------------  ---------------------  --------------------------
                                                  Amount       Ratio      Amount      Ratio       Amount       Ratio
                                               -----------  ----------  ----------  ---------  -----------  -------------
December 31, 1997:
------------------

Total Capital (to Risk Weighted Assets)
  Consolidated                                 $ 7,375,745      15%     $ 4,054,829     8%     $ 5,068,537      10%
  Bank                                         $ 7,372,581      15%     $ 4,053,885     8%     $ 5,067,356      10%

Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                                 $ 6,742,326      13%     $ 2,027,415     4%     $ 3,041,122       6%
  Bank                                         $ 6,739,162      13%     $ 2,026,942     4%     $ 3,040,413       6%

Tier 1 Capital (to Average Assets)
  Consolidated                                 $ 6,742,326      11%     $ 2,547,761     4%     $ 3,184,701       5%
  Bank                                         $ 6,739,162      11%     $ 2,547,297     4%     $ 3,184,121       5%

December 31, 1996:
------------------

Total Capital (to Risk Weighted Assets)
  Consolidated                                $ 6,842,455       15%     $ 3,652,080     8%     $ 4,565,100      10%
  Bank                                        $ 6,561,517       14%     $ 3,652,080     8%     $ 4,565,100      10%

Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                                $ 6,270,955       14%     $ 1,826,040     4%     $ 2,739,060       6%
  Bank                                        $ 5,990,017       13%     $ 1,826,040     4%     $ 2,739,060       6%
Tier 1 Capital (to Average Assets)
  Consolidated                                $ 6,270,955       11%     $ 2,367,400     4%     $ 2,959,250       5%
  Bank                                        $ 5,990,017       10%     $ 2,367,400     4%     $ 2,959,250       5%

14.  STOCK OPTIONS

     Eagle has an Incentive Stock Option Plan which provides for granting of 120,000 stock options to officers and certain key employees of the Bank. The exercise price of these options is equal to the fair market value of Eagle's stock on the date of grant. The maximum term of the options is ten years and they vest and become exercisable at such times and in such installments as the Board of Directors shall provide in each individual stock option agreement. There are 55,882 remaining stock options authorized to be granted under this plan as of December 31, 1997.

                                                            Shares       Exercise Price
                                                           --------     ----------------
       Options outstanding - December 31, 1994               44,118         $ 6.67

       Options granted
       Options exercised
                                                       ------------       ---------------
       Options outstanding - December 31, 1995               44,118         $ 6.67

       Options granted
       Options exercised
                                                       ------------       ---------------
       Options outstanding - December 31, 1996               44,118         $ 6.67

       Options granted                                       20,000         $14.00
       Options exercised                                    (11,030)        $ 6.67
                                                       ------------       --------------
       Options outstanding - December 31, 1997               53,088      $6.67 - $14.00
                                                       ------------       --------------

     As of December 31, 1997, the total outstanding options under the plan had a weighted average exercise price of $9.43 and a weighted average remaining contractual life of 2.75 years.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

     Eagle has elected not to adopt the fair value method of accounting for employee stock options as prescribed by Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation" issued by the Financial Accounting Standards Board. Instead, as permitted by SFAS No. 123, Eagle has elected to continue to apply the intrinsic value method of accounting prescribed under the provisions of Accounting Principles Board Statement No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation cost has been recognized for options granted in 1997. Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net income and earnings per share would have been reduced to the pro forma amounts as disclosed below:

          Years Ended December 31, 1997     As reported      Proforma
          -----------------------------    -------------    ----------
          Net income:                      $     637,941    $  650,941
          ---------------------            =============    ==========

          Earnings per share:
          ---------------------
          Basic                            $        0.78    $     0.75
                                           -------------    ----------
          Diluted                          $        0.76    $     0.74
                                           =============    ==========

     The fair value of each option granted in 1997 is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: dividend yield of 2.5%; risk free interest rate of 5.89%; expected life of options of five years and expected volatility of near 0%.


15.  EARNINGS PER SHARE

     Earnings per share has been calculated in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share" issued by the Financial Accounting Standards Board. SFAS No. 128 requires presentation of earnings per share on a basic computation and a diluted computation. The basic computation divides net income by only the weighted average number of common shares outstanding for the year and the diluted computation gives effect to all diluted common shares that were outstanding during the year.

     Earnings per share amounts for 1996 and 1995 have been restated to give effect to the application of this new standard.

     The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                                   Years Ended December 31,
                                                   ------------------------------------------------------
                                                        1997                1996                1995
                                                   --------------      --------------      --------------
     Income available to common shareholders:
      Used in basic earnings per share             $      673,941      $      501,856      $      500,180
                                                   ==============      ===============     ==============
      Used in diluted earnings per share           $      673,941      $      501,856      $      500,180
                                                   ===============     ===============     ==============
     Weighted average number of common
      shares used in basic earnings per share             865,143             862,845             862,755
     Effect of dilutive securities:
      Stock options                                        17,324              22,353              20,577
                                                   --------------      --------------      --------------
     Weighted average number of common
      and dilutive potential common shares
      used in diluted earnings per share                  882,467             885,198             883,332
                                                   ===============     ==============      ==============

16. FAIR VALUES OF FINANCIAL INSTRUMENTS

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

         The following disclosures of the estimated fair value of financial instruments is made in accordance with requirements of Statement of Financial Standards No, 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair value amounts have been determined by Eagle using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts Eagle could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The following methods and assumptions were used by Eagle in estimating fair values of financial instruments:

         CASH AND CASH EQUIVALENTS AND INTEREST-BEARING DEPOSITS IN OTHER FINANCIAL INSTITUTIONS - The carrying amounts of these assets approximates fair value because of their short-term maturities.

         INVESTMENTS SECURITIES - Fair values for investment securities are based on quoted market prices.

         LOANS - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying value of off-balance-sheet commitments approximates fair value based on the fact that Eagle generally does not offer lending commitments to its customers for long periods and, the underlying rates of the commitments approximate market rates.

         DEPOSIT LIABILITIES - Fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of similar terms and remaining maturities. The carrying amounts of all other deposits, due to their nature, approximate their fair values.

         FEDERAL HOME LOAN BANK ADVANCES - Fair value for fixed-rate borrowings from the Federal Home Loan Bank are estimated using a discounted cash flow calculation that considers interest rates currently being offered on advances of similar terms to maturity.

         FEDERAL FUNDS PURCHASED - The carrying amount of federal funds purchased approximates fair values.


         The carrying values and estimated fair values of Eagle's financial instruments were as follows:


                                                        DECEMBER 31, 1997            DECEMBER 31, 1996
                                                   ---------------------------    ---------------------------
                                                     CARRYING         FAIR         CARRYING          FAIR
                                                      VALUE          VALUE          VALUE           VALUE
                                                   ------------    -----------    -----------     -----------
         FINANCIAL ASSETS:
          Cash and cash equivalents
           and interest-earning deposits           $ 2,957,651     $ 2,957,651    $ 4,737,822     $ 4,737,822
          Investment securities:
           Available for sale                        6,597,422       6,597,422      6,898,784       6,898,784
           Held to maturity                          4,541,697       4,58=68,561    3,790,355       3,791,932
          Loans, net                                48,768,043      49,477,93861   41,999,358      41,951,522

         FINANCIAL LIABILITIES:
          Deposits                                 $55,667,364     $55,893,556    $52,464,860     $52,624,058
          Federal Home Loan advances                 2,643,507       2,685,613        548,250         554,724
          Other borrowed funds                                                        200,000         200,000

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


17.  OTHER NONINTEREST EXPENSES

     The major components of other noninterest expenses are as follows:

                                                       December 31,
                                        --------------------------------------------
                                            1997            1996              1995
                                        -----------      -----------       ---------
          Postage                       $  62,402        $  56,267         $  51,605
          Stationery and supplies          61,205           84,717            74,317
          Advertising and marketing        58,824           52,366            51,605
          Professional services            85,589           74,864            54,471
          Data processing                 129,081          109,217            87,845
          Director fees                    58,900           53,300            55,400
          Other                           444,697          396,001           401,683
                                        -----------      -----------       ---------
               Total                    $ 900,698        $ 826,732         $ 776,926
                                        ===========      ===========       =========

18.  EAGLE BANCORP, INC. (PARENT ONLY) FINANCIAL INFORMATION

     Eagle Bancorp, Inc. condensed balance sheets and the related condensed statements of income and cash flows follow:

      Condensed Balance Sheets
      ---------------------------------
                                                                December 31,
                                                      ----------------------------------
                                                           1997               1996
                                                      -------------        -------------
     ASSETS
       Cash                                           $   338,431          $   774,702
       Investment in Bank                               6,749,255            5,978,113
       Other assets                                        11,809
                                                      -------------        -------------
         Total assets                                 $ 7,099,495          $ 6,752,815
                                                      =============        =============

     LIABILITIES
       Dividends payable                              $   279,640          $   431,423
       Other liabilities                                   67,436               62,341
                                                      -------------        -------------
         Total liabilities                                347,076              493,764
                                                      =============        =============

     SHAREHOLDERS' EQUITY
       Common Stock                                       873,875              862,845
       Additional paid-in capital                       4,887,567            4,821,527
       Retained Earnings                                  980,884              586,583
       Net unrealized gain (loss) on investment
        securities available for sale, net of taxes        10,093              (11,904)
                                                      -------------        -------------
         Total shareholders' equity                     6,752,419            6,259,051
                                                      -------------        -------------
         Total liabilities and shareholders' equity   $ 7,099,495          $ 6,752,815
                                                      =============        =============

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

CONDENSED STATEMENTS OF INCOME
------------------------------
                                                  Years Ended December 31,
                                          --------------------------------------
                                             1997           1996         1995
                                          ---------      ---------    ----------
Noninterest expenses                      $  75,204      $ 113,778    $  73,925
                                          ---------      ---------    ---------
Loss before equity in undistributed
 income of Bank                             (75,204)      (113,778)     (73,925)
Equity in undistributed income of Bank      749,145        615,634      574,105
                                          ---------      ---------    ---------
Net income                                $ 673,941      $ 501,856    $ 500,180
                                          =========      =========    =========


CONDENSED STATEMENTS OF CASH FLOWS
----------------------------------
                                                  Years Ended December 31,
                                            ----------------------------------
                                             1997           1996         1995
                                            --------   ----------   ----------
OPERATING ACTIVITIES
 Net income                                $ 673,941   $  501,856   $  500,180
 Adjustments to reconcile net income
 to net cash used for operating activities;
  Equity in undistributed income of Bank    (749,145)    (615,634)    (574,105)
  Compensation expense under stock awards
   and options                                              1,125
  Amortization of organization costs                          382        4,584
  Decrease (increase) in other assets        (11,809)                   28,420
  Increase (decrease) in other liabilities     8,595       10,964      (28,105)
                                           ---------   ----------   ----------
   Net cash used for operating activities    (78,418)    (101,307)     (69,026)
                                           ---------   ----------   ----------


FINANCING ACTIVITIES
 Cash paid in lieu of fractional shares in
  connection with stock split                                             (349)
 Exercise of stock options                    73,570
 Dividends paid                             (431,423)    (215,689)
                                           ---------   ----------   ----------
   Net cash used for financing activities   (357,853)    (215,689)        (349)
                                           ---------   ----------   ----------
 Decrease in cash                           (436,271)    (316,996)     (69,375)
 Cash - beginning of year                    774,702    1,091,698    1,161,073
                                           ---------   ----------   ----------
 Cash - end of year                        $ 338,431   $  774,702   $1,091,698
                                           =========   ==========   ==========

                                           EAGLE BANCORP, INC. AND SUBSIDIARY
                                               Consolidated Balance Sheets

                                                                                       06/30/98               12/31/97
                                                                                      -----------            -----------
                          ASSETS                                                      (Unaudited)
Cash & Due From Banks                                                                 $ 2,736,848            $ 1,677,651
Federal Funds Sold                                                                              -              1,280,000
                                                                                      -----------            -----------
 Total cash and cash equivalents                                                        2,736,848              2,957,651
Investment securities:
  Available for sale                                                                    7,990,926              6,597,422
  held for maturity                                                                     4,043,909              4,541,697
                                                                                      -----------            -----------
   Total investments securities                                                        12,034,835             11,139,119

Loans                                                                                  50,834,817             49,474,280
Allowance for Loan Loss                                                                  (728,500)              (706,237)
                                                                                      -----------            -----------
   Loans, net                                                                          50,106,317             48,768,043

Premises and equipment, net                                                             2,397,851              2,437,122
Other Assets                                                                            1,270,041              1,033,491
                                                                                      -----------            -----------
TOTAL ASSETS                                                                          $68,545,892            $66,335,426
                                                                                      ===========            ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
   Noninterest-bearing deposits                                                       $ 6,176,452            $ 6,175,919
   Interest-bearing deposits                                                           50,038,712             49,491,445
                                                                                      -----------            -----------
Total Deposits                                                                         56,215,164             55,667,364

Borrowings                                                                              4,446,166              2,643,507
Accrued expenses and other liabilities                                                    909,511              1,272,136
                                                                                      -----------            -----------
Total Liabilities                                                                      61,570,841             59,583,007
                                                                                      -----------            -----------

Shareholders' Equity:
Common Stock, $1 par value, Authorized 10,000,000 shares:
873,875 shares issued and outstanding                                                     873,875                873,875
Additional paid-in capital                                                              4,887,568              4,887,567
Retained Earnings                                                                       1,209,899                980,884
Accumulated comprehensive income                                                            3,709                 10,093
                                                                                      -----------            -----------
Total shareholders' equity                                                              6,975,051              6,752,419
                                                                                      -----------            -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                            $68,545,892            $66,335,426
                                                                                      ===========            ===========

See accompanying notes to consolidated financial statements.

                      EAGLE BANCORP, INC. AND SUBSIDIARY
          Consolidated Statements of Income and Comprehensive Income
                                  (UNAUDITED)

                                                                                            Three months ended
                                                                               ---------------------------------------------
                                                                                        June 30,                 June 30,
                                                                                          1998                     1997
                                                                                          ----                     ----
Interest Income:
Loans, Including fees                                                                   $1,199,047               $1,091,198
Federal Funds Sold                                                                           7,277                    3,311
Investment securities:
  Taxable                                                                                  139,004                  141,688
  Nontaxable                                                                                30,248                   31,517
                                                                                        ----------               ----------
   Total interest income                                                                 1,375,576                1,267,714
                                                                                        ----------               ----------

Interest Expense:
Deposits                                                                                   623,168                  583,489
Other borrowings                                                                            50,805                   19,088
                                                                                        ----------               ----------
   Total Interest Expense                                                                  673,973                  602,577
                                                                                        ----------               ----------

          Net interest income                                                              701,603                  665,137
Provision for possible loan losses                                                          17,332                   35,000
                                                                                        ----------               ----------
          Net interest income after provision
               for possible loan losses                                                    684,271                  630,137
                                                                                        ----------               ----------
Noninterest income:
Service Charges                                                                             87,227                  104,221
Referral Fees  Mortgages                                                                    82,819                   21,267
Net realized gain (loss) on available for sale securities                                      913                    1,293
Other Income                                                                                37,106                   42,209
                                                                                        ----------               ----------
          Total noninterest income                                                         208,060                  168,990
                                                                                        ----------               ----------
Noninterest expense:
Salaries and employee benefits                                                             308,547                  274,697
Net occupancy and equipment expense                                                         70,275                   77,596
Other operating expense                                                                    266,667                  220,277
                                                                                        ----------               ----------
          Total noninterest expenses                                                       645,489                  572,570
                                                                                        ----------               ----------

Income before income taxes                                                                 246,842                  226,557
  Income taxes                                                                              78,042                   75,622
                                                                                        ----------               ----------
Net income                                                                              $  168,800               $  150,935
                                                                                        ----------               ----------
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the period                               4,130                   62,333
   Less reclassification adjustment for gains (losses) included in net                        (350)                    (500)
    income                                                                              ----------               ----------
Other comprehensive income (loss)                                                            3,780                   61,833
                                                                                        ----------               ----------
Comprehensive Income                                                                    $  172,580               $  212,768
                                                                                        ==========               ==========
Basic earnings per share                                                                     $0.19                    $0.17
                                                                                        ==========               ==========
Diluted earnings per share                                                                   $0.18                    $0.16
                                                                                        ==========               ==========

See accompanying notes to financial statements

                                            EAGLE BANCORP, INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                                       (UNAUDITED)
                                                                                              Six months ended
                                                                               ---------------------------------------------
                                                                                        June 30,                 June 30,
                                                                                          1998                     1997
                                                                                          ----                     ----
Interest Income:
Loans, Including fees                                                                  $2,362,252              $2,107,522
Interest on deposits in financial institutions                                                                      1,205
Federal Funds Sold                                                                         17,726                  38,892
Investment securities:
  Taxable                                                                                 264,529                 268,076
  Nontaxable                                                                               64,229                  60,471
                                                                                       ----------              ----------
   Total interest income                                                                2,708,736               2,476,166
                                                                                       ----------              ----------

Interest Expense:
Deposits                                                                                1,243,116               1,161,856
Other borrowings                                                                           94,153                  28,277
                                                                                       ----------              ----------
   Total Interest Expense                                                               1,337,269               1,190,133
                                                                                       ----------              ----------

Net interest income                                                                     1,371,467               1,286,033
Provision for possible loan losses                                                         32,332                  41,000
                                                                                       ----------              ----------

Net interest income after provision for possible loan losses                            1,339,135               1,245,033
                                                                                       ----------              ----------
Noninterest income:
Service Charges                                                                           185,251                 192,916
Referral Fees  Mortgages                                                                  163,218                  92,836
 Net realized gain (loss) on available for sale securities                                    913                   1,293
Other Income                                                                               92,278                  42,373
                                                                                       ----------              ----------
Total noninterest income                                                                  441,660                 329,418
                                                                                       ----------              ----------
Noninterest expense:
Salaries and employee benefits                                                            606,232                 554,858
Net occupancy and equipment expense                                                       146,406                 152,366
Other operating expense                                                                   487,978                 443,190
                                                                                       ----------              ----------
Total noninterest expenses                                                              1,240,616               1,150,414
                                                                                       ----------              ----------

Income before income taxes                                                                540,179                 424,037
Income taxes                                                                              171,342                 144,722
                                                                                       ----------              ----------
Net income                                                                             $  368,837              $  279,315
                                                                                       ----------              ----------
Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on securities:
   Unrealized holding gains (losses) arising during the period                             (6,034)                  4,923
   Less reclassification adjustment for gains (losses) included in net                       (350)                   (500)
    income                                                                             ----------              ----------
Other comprehensive income (loss)                                                          (6,384)                  4,423
                                                                                       ----------              ----------
Comprehensive income                                                                   $  362,453              $  283,738
                                                                                       ==========              ==========
Basic earnings per share                                                                    $0.42                   $0.32
                                                                                       ==========              ==========
Diluted earnings per share                                                                  $0.40                   $0.30
                                                                                       ==========              ==========

See accompanying notes to consolidated financial statements

                      EAGLE BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                                    Six months ended June 30,
                                                                                          ------------------------------------------

                                                                                                    1998                 1997
                                                                                          --------------------   -------------------
Cash Flows from operating activities:
Net Income                                                                                          $   368,837      $   279,315
Adjustments to reconcile net income to cash provided (used) by operating activities:
     Provisions for possible loan losses                                                                 32,332           41,000
     Depreciation                                                                                        81,112           87,028
     Securities gains (losses)                                                                              913            1,294
     Amortization (accretion), net                                                                       (3,316)           5,954
     Accretion of loan fees                                                                                   -          (60,625)
     Loan fees, net                                                                                           -           19,625
     Increase in other assets                                                                          (234,553)        (259,080)
    Decrease in other liabilities                                                                      (362,625)         (54,864)
                                                                                                    -----------       -----------


          Net cash provided (used) by operating activities                                             (117,301)          59,647
                                                                                                    -----------       -----------


Cash Flows from investing activities:
     Increase in loans                                                                               (1,370,606)      (5,611,249)
     Purchase of Investment Securities:
        Available for sale                                                                           (3,490,000)      (1,495,259)
        Held to maturity                                                                                      -       (1,247,895)
     Purchase of premises and equipment                                                                 (41,841)        (105,815)
     Proceeds from:
     Maturities of interest earning deposits in
         Financial institutions                                                                               -        1,000,000
     Proceeds from:
        Maturities/called of investment securities held to maturity                                                      500,000
        sales/called/maturities of investment securities
           Available for sale                                                                         2,088,306        1,297,641
                                                                                                    -----------       -----------

          Net cash used by investing activities                                                      (2,314,141)      (6,162,577)
                                                                                                    -----------       -----------

Cash Flow From Financing Activities
     Increase in Deposits                                                                               547,800        2,164,365
     FHLB Advances                                                                                    1,802,659          970,500
     Proceeds from reverse repurchases                                                                        -          983,000
     Cash dividends                                                                                    (139,820)        (431,423)
                                                                                                    -----------       -----------

         Net cash provided by financing activities                                                    2,210,639        3,686,442
                                                                                                    -----------       -----------


See accompanying notes to consolidated financial statements

                       EAGLE BANCORP, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                                                       Six months ended June 30,
                                                                                                      ---------------------------
                                                                                                          1998           1997
                                                                                                      -------------  ------------
               Net Increase (Decrease) in Cash and Cash Equivalents                                       (220,803)   (2,416,488)

Cash And Cash Equivalents At Beginning of Period                                                         2,957,651     3,537,822
                                                                                                        ----------   -----------

Cash And Cash Equivalents At End of Period                                                              $2,736,848   $ 1,121,334
                                                                                                        ==========   ===========

Supplemental disclosures of cash paid during period for:

     Interest                                                                                           $1,513,925   $ 1,441,740
                                                                                                        ==========   ===========
     Income taxes                                                                                       $  239,040   $   131,942
                                                                                                        ==========   ===========


See accompanying notes to consolidated financial statements

                       EAGLE BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)   Basis of Presentation

The unaudited consolidated financial statements include the accounts of Eagle Bancorp, Inc. ("Eagle") and its wholly owned subsidiary, Eagle Bank and Trust. The accompanying unaudited consolidated financial statements do not include all information and notes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. All adjustments consisting of normal recurring accruals which, in the opinion of management, are necessary to a fair statement of the financial position and results of operations for the periods covered by this report have been included.

(2)  Earnings Per Share

Earnings per share has been calculated in accordance with the provisions of Statement of Financial Accounting Standards Board. SFAS No. 128 requires presentation of earnings per share on a basic computation and a diluted computation. The basic computation divides net income by only the weighted average number of common shares outstanding for the year and the diluted computation gives effect to all diluted common shares that were outstanding during the year.

Earnings per share amounts for the year 1997 have been restated to give effect to the application of this new standard.

The following data shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                    Three Months ended March 31,  Six Months ended June 30,
                                                    ----------------------------  -------------------------
                                                           1998           1997           1998       1997
                                                           ----           ----           ----       ----
Income available to common stockholders:
Used in basic earnings per share                         $200,032       $128,382      $368,837    $ 279,315
                                                         ========       ========      ========    =========
Used in diluted earnings per share                        200,032        128,382       368,837     2 79,315
                                                         ========       ========      ========    =========

Weighted average number of common shares used
 in basic earnings per share                              873,875        862,845       873,875      862,845
Effect of dilutive securities:
Stock options                                              19,912         19,622        51,088       44,118
                                                         --------       --------      --------    ---------

Weighted average number of common and dilutive
Potential common shares used in diluted earnings
 per share                                                893,787        882,467       924,963      906,963
                                                         ========       ========      ========    =========

                                                                      APPENDIX A


                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 30, 1998, by and between Eagle Bancorp, Inc. ("Eagle"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Statesboro, Georgia, and PAB Bankshares, Inc. ("PAB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Valdosta, Georgia.

                                   PREAMBLE

          The Boards of Directors of Eagle and PAB are of the opinion that the transaction described herein is in the best interest of the parties and their respective shareholders. This Agreement provides for the merger of Eagle with and into PAB (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of Eagle shall be converted into the right to receive shares of the common stock of PAB (except as provided herein). As a result, shareholders of Eagle shall become shareholders of PAB. The transaction described in this Agreement is subject to the approvals of the shareholders of Eagle, the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code, and (ii) for accounting purposes shall qualify for treatment as a "pooling of interests".

          Immediately following the Closing of the Merger, Eagle Bank and Trust ("Bank"), a financial institution organized under the laws of the State of Georgia and a wholly-owned subsidiary of Eagle, with its main office located in Statesboro, Georgia, will remain in existence under its Articles of Incorporation and Bylaws, as in effect immediately prior to the Effective Time, as a wholly-owned subsidiary of PAB.

          Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.



          NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

                                   ARTICLE I
                        TRANSACTION AND TERMS OF MERGER

   1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Eagle shall be merged with and into PAB in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in
Section 14-2-1106 of the GBCC. PAB shall be the Surviving Corporation resulting from the Merger, and the separate existence of Eagle shall cease. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Eagle and PAB.

   1.2 Time and Place of Closing. The Closing will take place at 9:30 a.m. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:30 a.m.), or at such other time as the Parties, acting through their Chief Executive Officers, may mutually agree. The place of Closing shall be at the offices of Troutman Sanders LLP, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

   1.3 Effective Time. The Merger contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the Chief Executive Officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Eagle approve this Agreement, or (iii) such later date as may be mutually agreed upon in writing by the Chief Executive Officers of each Party.

   1.4 Execution of Support and Non Competition Agreements. Immediately prior to the execution of this Agreement and as a condition hereto, each of the executive officers and directors of Eagle and Bank listed in Exhibit D is executing and delivering to PAB a Support Agreement and Non Competition Agreement in substantially the form as attached hereto as Exhibit A.

                                   ARTICLE 2
                                TERMS OF MERGER

   2.1 Articles of Incorporation. The Articles of Incorporation of PAB in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

   2.2 Bylaws. The Bylaws of PAB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

   2.3 Directors of PAB. The directors of PAB in office immediately prior to the Effective Time, together with two (2) additional persons who previously served on the Board of Directors of Eagle who will be appointed to serve as directors of PAB, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Such additional PAB directors will be nominated by the Board of Directors of Eagle subject to approval by PAB, which such approval shall not be unreasonably withheld. At the first annual meeting of PAB shareholders following the Closing, PAB will nominate one (1) such Eagle nominee to serve for a two (2) year term and one such Eagle nominee to serve for a three (3) year term and will recommend that PAB shareholders vote in favor of their respective elections. Each newly-elected Eagle nominee shall serve and refrains from conduct that would constitute "cause" for removal under PAB's Articles of Incorporation or Bylaws. Each Eagle nominee who has attained the age of 60 as of the date of this Agreement will be exempt from any mandatory retirement provisions applicable to such PAB directors.

   2.4 Directors of Eagle and Bank. The directors of Eagle and Bank in office prior to the Effective Time anticipate serving as directors of Bank for at least two (2) years after the Closing.

   2.5 Officers of PAB. The officers of PAB in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of PAB from and after the Effective Time in accordance with the Bylaws of PAB.

                                   ARTICLE 3
                    MANNER OF CONVERTING SHARES AND OPTIONS

   3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of PAB Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time; and

         (b) Subject to adjustment as outlined below and the conditions set forth herein, each share of Eagle Common Stock issued and outstanding at the Effective Time shall be converted into one share of PAB

Common Stock for a total of 873,875 shares of PAB Common Stock (the "Merger Consideration"); provided, however, that if (i) the Deemed Market Value of PAB
                 --------  -------
Common Stock is less than $18.00 per share, than either Party may terminate the Agreement in its sole discretion by delivery of written notice to the other Party within three (3) calendar days prior to the Effective Time; or (ii) the Deemed Market Value of the PAB Common Stock is greater than $28.50, then the Merger Consideration shall be reduced by an amount equal to the product of (A) the Merger Consideration multiplied by (B) the ratio formed by the difference between the Deemed Market Value less $28.50, divided by the Deemed Market Value.

    The following table provides examples showing the Merger Consideration and the number of shares of PAB Common Stock into which each share of Eagle Common Stock would be exchanged based upon various assumed Deemed Market Values:

                             Number of shares of PAB         Number of shares of
                           Common Stock comprising the       PAB Common Stock to
 Deemed Market Value of       Merger Consideration        be received for each share
    PAB Common Stock           (excluding options)          of Eagle Common Stock
    ----------------           -------------------         -----------------------
   $18.00                               873,875                         1.00000
    20.00                               873,875                         1.00000
    22.00                               873,875                         1.00000
    24.00                               873,875                         1.00000
    26.00                               873,875                         1.00000
    28.00                               873,875                         1.00000
    30.00                               830,181                          .95000
    32.00                               778,295                          .89063
    34.00                               732,513                          .83824

         (c) Each share of Eagle Common Stock (excluding shares held by PAB or any of its Subsidiaries or by Eagle, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Eagle shareholders who perfect their dissenters' rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the Merger Consideration; and

         (d) The Merger Consideration shall be reduced by the sum of all amounts in excess of $150,000 paid or to be paid by either Eagle or Bank or both for the fees and expenses of Elaine H. Demarest, C.P.A., P.C., consultants, attorneys, accountants and the like in connection with the Merger and the due diligence conducted by Eagle in regard to the Merger. In the event of an adjustment pursuant to this Section 3.1(d), the Merger Consideration shall be reduced by that number of whole shares of PAB Common Stock equal to the dollar amount determined in accordance with Section 3.1(d) divided by $21.00, and such resulting number of shares of PAB Common Stock shall be substituted for 873,875 in the formulae set forth in Section 3.1(b) of this Agreement.

   3.2 Anti-Dilution Provisions. In the event Eagle or PAB changes the number of shares of Eagle Common Stock or PAB Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the Merger Consideration shall be proportionately adjusted.

   3.3 Shares Held by Eagle or PAB. Each of the shares of Eagle Common Stock held by Eagle or by any PAB Companies, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

   3.4 Dissenting Shareholders. Any holder of shares of Eagle Common Stock who perfects his dissenters' rights of appraisal in accordance with and as contemplated by Sections 14-2-1301 et seq. of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any
                  --------  -------
dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to Eagle the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Eagle fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Eagle shall issue and deliver the consideration to which such holder of shares of Eagle Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing the shares of Eagle Common Stock held by him.

   3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Eagle Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of PAB Common Stock (after taking into account all certificates delivered by such holder), shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Eagle Common Stock multiplied by the market value of one share of PAB Common Stock at the Effective Time. The market value of one share of PAB Common Stock at the Effective Time shall be the last sales price of the PAB Common Stock on Amex on the last business day preceding the Effective Time. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares.

   3.6  Conversion of Stock Options.

        (a) At the Effective Time, all rights with respect to Eagle Common Stock pursuant to stock options (the "Eagle Options") granted by Eagle under the Eagle 1990 Employee Stock Option Plan (the "Eagle Option Plan"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to PAB Common Stock, and PAB shall assume each Eagle Option in accordance with the terms of the Eagle Option Plan and the stock option agreement by which it is evidenced. From and after the Effective Time,
(i) each Eagle Option assumed by PAB may be exercised solely for shares of PAB Common Stock, (ii) the number of shares of PAB Common Stock subject to such Eagle Option shall be equal to the product of the number of shares of Eagle Common Stock subject to such Eagle Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such Eagle Option shall be adjusted by dividing the per share exercise price under each such Eagle Option by the Exchange Ratio and rounding down to the nearest cent. Eagle agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6.

        (b) All restrictions or limitations on transfer with respect to Eagle Common Stock awarded under the Eagle Option Plan or any other plan, program or arrangement of Eagle or Bank, to the extent that such restrictions or limitations shall not have already lapsed, and except as otherwise expressly provided in such plan, program or arrangement, shall remain in full force and effect with respect to shares of PAB Common Stock into which such restricted stock is converted pursuant to Section 3.1 of this Agreement.

        (c) In the event any holder of an Eagle Option recognizes a gain on a disposition of such option of the PAB Common Stock received on exercise of the Eagle Option and such gain is treated as ordinary income as a result of action taken by PAB, PAB shall reimburse such Eagle Option holder the difference between the ordinary income tax paid by such holder and the tax that would have been due had the transaction been treated as the sale of a capital asset held more than 18 months based on appropriate tax rates in effect as of the date of this Agreement.

                                   ARTICLE 4
                              EXCHANGE OF SHARES

   4.1 Exchange Procedures. Within 20 days after the Effective Time, PAB shall, as exchange agent, mail to the former shareholders of Eagle appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Eagle Common Stock shall pass, only upon proper delivery of such certificates to PAB). After the Effective Time, each holder of shares of Eagle Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal have been perfected as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to PAB and shall within 20 days after surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Eagle Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of PAB Common Stock to which such holder may be otherwise entitled (without interest). PAB shall not be obligated to deliver the consideration to which any former holder of Eagle Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of Eagle Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Eagle Common Stock so surrendered shall be duly endorsed as PAB may require. Any other provision of this Agreement notwithstanding, PAB shall not be liable to a holder of Eagle Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

   4.2 Rights of Former Shareholders. At the Effective Time, the stock transfer books of Eagle shall be closed as to holders of Eagle Common Stock immediately prior to the Effective Time, and no transfer of Eagle Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Eagle Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of Eagle shall be entitled to vote after the Effective Time at any meeting of PAB shareholders the number of whole shares of PAB Common Stock into which their respective shares of Eagle Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Eagle Common Stock for certificates representing PAB Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by PAB on the PAB Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of PAB Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Eagle Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Eagle Common Stock certificate, both the PAB Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF EAGLE

   Eagle hereby represents and warrants to PAB as follows:

   5.1 Organization, Standing and Power. Eagle is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. Eagle has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Neither Eagle nor Bank owns any property or conducts any business outside of the State of Georgia which would require either of them to be qualified as a foreign corporation in any jurisdiction.

   5.2   Authority; No Breach By Agreement.

         (a) Eagle has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Eagle, subject to the approval of this Agreement by the holders of at least a majority of the outstanding shares of Eagle Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Eagle. Subject to such requisite shareholder approval and Consents of Regulatory Authorities, this Agreement represents a legal, valid and binding obligation of Eagle, enforceable against Eagle in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Except as Previously Disclosed, neither the execution and delivery of this Agreement by Eagle nor the consummation by Eagle of the transactions contemplated hereby, nor compliance by Eagle with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Eagle's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on either Eagle or Bank or both under, any Contract or Permit of either Eagle or Bank or both, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(a) and (b) of this Agreement, violate any Law or Order applicable to either Eagle or Bank or both or any of their respective Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by Eagle of the Merger and the other transactions contemplated in this Agreement.

   5.3   Capital Stock and Other Securities.

         (a) The authorized capital stock of Eagle consists of 10,000,000 shares of Eagle Common Stock. As of the date of this Agreement, there are (i) 873,875 shares of Eagle Common Stock issued and outstanding and (ii) 51,088 shares of Eagle Common Stock reserved for issuance upon the exercise of issued and outstanding stock options under the Eagle Option Plan. No more than 873,875 shares of Eagle Common Stock (assuming that none of the Eagle Options are exercised prior to the Effective Time) and 51,088 Eagle Options will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Eagle are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC. None of the outstanding shares of capital stock of Eagle has been issued in violation of any preemptive rights of the current or past shareholders of Eagle.

         (b) Except as set forth in Section 5.3(a) of this Agreement or provided pursuant to the Eagle Options as Previously Disclosed, there are no shares of capital stock or other equity securities of Eagle outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Eagle or contracts, commitments, understandings or arrangements by which Eagle is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

   5.4   Eagle's Subsidiaries.  Other than Bank, Eagle has no subsidiaries.

   5.5   SEC Filings; Financial Statements.

            (a) Eagle has filed and made available to PAB all forms, reports and documents required to be filed by Eagle with the SEC since December 31, 1993 (collectively, the "Eagle SEC Reports"). The Eagle SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Eagle SEC Reports or necessary in order to make the statements in such Eagle SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Eagle Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the Eagle Subsidiaries, none of the Eagle Subsidiaries is required to file any forms, reports or other documents with the SEC;

            (b) Eagle has Previously Disclosed, and delivered to PAB prior to the execution of this Agreement, copies of all Eagle Financial Statements for periods ended prior to the date hereof and will deliver to PAB copies of all Eagle Financial Statements prepared subsequent to the date hereof. The Eagle Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or will be, if dated after the date of this Agreement, in accordance with the books and records of Eagle, which are or will be, materially complete and correct and which have been or will have been maintained in accordance with good business practices, and (ii) present or will present fairly the financial position of Eagle as of the dates indicated and the results of operations, changes in shareholders' equity and cash flows of Eagle for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

   5.6 Absence of Undisclosed Liabilities. Neither Eagle nor Bank has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Eagle or Bank, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Eagle as of December 31, 1997 and March 31, 1998 included in the Eagle Financial Statements or reflected in the notes thereto. Neither Eagle nor Bank has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

   5.7 Absence of Certain Changes or Events. Since March 31, 1998, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, (ii) neither Eagle nor Bank has taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Eagle provided in Article 7 of this Agreement, and (iii) Eagle and Bank have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby).

   5.8   Tax Matters.

         (a) All Tax returns required to be filed by or on behalf of Eagle or Bank have been timely filed or requests for extensions have been timely filed, granted and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Eagle, and all returns filed are complete and accurate in all Material respects to the Knowledge of Eagle. All Taxes shown on filed returns have been paid as of the date of this Agreement, and there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Eagle, except as reserved against in the Eagle Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

         (b) Neither Eagle nor Bank has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to Eagle or Bank, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

         (c) Adequate provision for any Taxes due or to become due by Eagle or Bank for the period or periods through and including the date of the respective Eagle Financial Statements has been made and is reflected on such Eagle Financial Statements.

         (d) Deferred Taxes of Eagle or Bank have been provided for in accordance with GAAP. Effective January 1, 1993, Eagle adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

         (e) Eagle and Bank are in compliance with, and their respective records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

         (f) Neither Eagle nor Bank has made any payments, is obligated to make any payments or is a party to any contract, agreement or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (g) There are no Material Liens with respect to Taxes upon any of the Assets of either Eagle or Bank.

         (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of either Eagle or Bank that occurred during or after any Taxable Period in which either Eagle or Bank incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996.

         (i) Neither Eagle nor Bank has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         (j) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of PAB, which consent will not be unreasonably withheld.

         (k) Neither Eagle nor Bank has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

   5.9 Allowance. The Allowance shown on the consolidated balance sheets of Eagle included in the most recent Eagle Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Eagle included in the Eagle Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by Bank as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on Eagle.

   5.10 Assets. Except as Previously Disclosed or as disclosed or reserved against in the Eagle Financial Statements, Eagle and Bank each has good and marketable title, free and clear of all Liens, to all of their respective Assets. All Material tangible properties used in the business of Eagle and Bank are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Eagle and Bank's past practices.
All Assets which are Material to Eagle's and Bank's respective businesses held under leases or subleases by either Eagle or Bank, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of either Eagle or Bank provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which Bank is a named insured are reasonably sufficient. Neither Eagle nor Bank has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of Bank include all assets required to operate the business of Bank as presently conducted.

   5.11  Environmental Matters.

         (a) To the Knowledge of Eagle, Eagle, Bank, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle or on Bank.

         (b) There is no Litigation pending or, to the Knowledge of Eagle, pending or threatened before any court, governmental agency, board, authority or other forum in which either Eagle or Bank or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either Eagle or Bank or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle or on Bank.

         (c) To the Knowledge of Eagle, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on either Eagle or Bank.

         (d) To the Knowledge of Eagle, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on either Eagle or Bank.

   5.12 Compliance with Laws. Eagle is duly registered as a bank holding company under the BHC Act. Bank is duly registered as a bank under the FICG. Bank has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. Neither Eagle nor Bank:

         (a) is in violation of any Laws, Environmental Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle; and

         (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that either Eagle or Bank is not in compliance with any of the Laws, Environmental Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Eagle or Bank, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on either Eagle or Bank, or (iii) requiring Eagle or Bank to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its businesses, or in any manner relates to their respective capital adequacy, credit or reserve policies, management or the payment of dividends.

   5.13 Labor Relations. Neither Eagle nor Bank is the subject of any Litigation asserting that either of them has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel Eagle or Bank to bargain with any labor organization as to wages or conditions of employment, nor is Eagle or Bank a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving either of them, pending or threatened, nor to their respective Knowledge, is there any activity involving Eagle's or Bank's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

   5.14  Employee Benefit Plans.

         (a) Eagle has Previously Disclosed, and delivered or made available to PAB prior to the execution of this Agreement, correct and complete copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Eagle or any Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which such persons are eligible to participate (collectively, the "Eagle Benefit Plans"). Any of the Eagle Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "Eagle ERISA Plan." Each Eagle ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Eagle Pension Plan". No Eagle Pension Plan is or has been a "multi-employer plan" within the meaning of Section 3(37) of ERISA. Eagle does not, and may not ever, participate in either a multi-employer plan or a multiple employer plan.

         (b) Eagle has delivered or made available to PAB prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Eagle Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Eagle Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters or Material advisory opinions issued by the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports and summary annual reports prepared for any Eagle Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (c) All Eagle Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. Each Eagle ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS, and Eagle is not aware of any circumstances will or could reasonably result in revocation of any such favorable determination letter or failure of an Eagle ERISA Plan intended to satisfy Internal Revenue Code Section 401 to satisfy the Tax qualification provisions of the Internal Revenue Code applicable thereto. Neither Eagle nor Bank has engaged in a transaction with respect to any Eagle Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date hereof, would subject Eagle or Bank to a Material Tax or penalty imposed by either
Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

         (d) No Eagle Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Eagle Pension Plan, (ii) no change in the actuarial assumptions with respect to any Eagle Pension Plan, and (iii) no increase in benefits under any Eagle Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle or materially affect the funding status of any such plan. Neither any Eagle Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Eagle, or the single-employer plan of any entity which is considered one employer with Eagle under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on Eagle. Eagle has not provided, and is not required to provide, security to a Eagle Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Eagle, except to the extent any failure to do so would not have a Material Adverse Effect on Eagle.

         (e) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Eagle with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on Eagle. Except as Previously Disclosed, Eagle has not incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on Eagle. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Eagle Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

         (f) Except as required under Title I, Part 6 of ERISA and Internal Revenue Code Section 4980 B, neither Eagle nor Bank has any obligations to provide health and life benefits under any of the Eagle Benefit Plans to former employees, and there are no restrictions on the rights of Eagle to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on Eagle.

         (g) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any officer, director or any employee of Eagle from Eagle or Bank under any Eagle Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Eagle Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         (h) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Eagle and its respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the Eagle Financial Statements to the extent required by and in accordance with GAAP.

   5.15 Material Contracts. Except as Previously Disclosed or otherwise reflected in the Eagle Financial Statements, neither Eagle, Bank nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Eagle or Bank or the guarantee by Eagle or Bank of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto would be required to be filed as an exhibit to a Form 10-KSB filed by Eagle with the SEC as of the date of this Agreement that has not been filed by Eagle with the

SEC as an exhibit to Eagle's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997 (together with all Contracts referred to in Sections
5.10 and 5.14(a) of this Agreement, the "Eagle Contracts"). With respect to each Eagle Contract, (i) the Contract is in full force and effect, (ii) neither Eagle nor Bank is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, (iii) neither Eagle nor Bank has repudiated or waived any material provision of any such Contract, and (iv) no other party to any such Contract is, to the knowledge of Eagle, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, or has repudiated or waived any Material provision thereunder. Except as Previously Disclosed, all of the indebtedness of Eagle or Bank for money borrowed is prepayable at any time by Eagle or Bank without penalty or premium.

   5.16 Legal Proceedings. There is no Litigation pending, or, to the Knowledge of Eagle, threatened against either Eagle or Bank, or against any of their Assets, employee benefit plans, interests or rights that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against either Eagle or Bank, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

   5.17 Reports. Eagle and Bank have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that they were required to file with Regulatory Authorities and any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

   5.18 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by Eagle or Bank or any Affiliate thereof to PAB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by Eagle or Bank or any Affiliate thereof for inclusion in the Registration Statement to be filed by PAB with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Eagle or Bank or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Eagle's shareholders in connection with the Eagle Meeting, and any other documents to be filed by Eagle or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Eagle, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Eagle Meeting be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Eagle Meeting. All documents that Eagle or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

   5.19 Accounting, Tax and Regulatory Matters. Neither Eagle, Bank nor any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the Knowledge of Eagle, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such
Section 9.1(b) other than with respect to anti-trust or competitive effects issues.

   5.20 State Takeover Laws. Eagle has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination" or other state takeover Law.

   5.21 Articles of Incorporation Provisions. Eagle has taken all actions so that the entering into of this Agreement and the consummation of the Merger contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Eagle (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of PAB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Eagle Common Stock that may be acquired or controlled by it.

   5.22 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Eagle's own account, or for the account of Bank or its customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

   5.23 Year 2000. Eagle has disclosed to PAB a complete and accurate copy of Eagle's plan, including an estimate of anticipated associated costs, for implementing modifications to Eagle's hardware, software and computer systems, chips and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, Eagle shall endeavor to continue its efforts to implement such plan.

                                   ARTICLE 6
                     REPRESENTATIONS AND WARRANTIES OF PAB

   PAB hereby represents and warrants to Eagle as follows:

   6.1 Organization, Standing and Power. PAB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia and is duly registered as a bank holding company under the BHC Act. PAB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. PAB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

   6.2   Authority, No Breach By Agreement.

         (a) PAB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of PAB. Subject to the Consents of Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of PAB, enforceable against PAB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by PAB, nor the consummation by PAB of the transactions contemplated hereby, nor compliance by PAB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PAB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any PAB Companies under, any Contract or Permit of any PAB Companies, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any PAB Companies or any of their respective Assets.

         (c) No notice to, filing with or Consent of any public body or authority is necessary for the consummation by PAB of the Merger and the other transactions contemplated in this Agreement other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (iv) under the HSR Act, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

   6.3   Capital Stock.

         (a) The authorized capital stock of PAB consists of 15,000,000 shares of PAB Common Stock. As of June 26, 1998, there were 7,372,635 shares of PAB Common Stock issued and outstanding. PAB is authorized to issue one or more series of preferred stock with such powers, preferences and rights as may be established by PAB's Board of Directors. As of the date of this Agreement, no preferred stock has been issued. As of June 26, 1998, 400,000 shares of PAB Common Stock were reserved for issuance upon the exercise of issued and outstanding stock options under the 1994 Employee Stock Option Plan (the "PAB Option Plan") and 53,588 shares were reserved pursuant to options granted to PAB directors under the Directors Deferred Stock Purchase Plan (the "PAB Director Plan"). All of the issued and outstanding shares of PAB Common Stock are, and all of the shares of PAB Common Stock to be issued in exchange for shares of Eagle Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of PAB Common Stock has been, and none of the shares of PAB Common Stock to be issued in exchange for shares of Eagle Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of PAB.

         (b) Except as set forth in Section 6.3(a) of this Agreement, or as provided pursuant to the PAB Option Plan, the PAB Director Plan or as Previously Disclosed, as of the date of this Agreement, there are no shares of capital stock or other equity securities of PAB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PAB or contracts, commitments, understandings or arrangements by which PAB is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

   6.4   SEC Filings; Financial Statements.

         (a) PAB has filed and made available to Eagle all forms, reports and documents required to be filed by PAB with the SEC since December 31, 1993 (collectively, the "PAB SEC Reports"). The PAB SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such PAB SEC Reports or necessary in order to make the statements in such PAB SEC Reports, in light of the circumstances under which they were made, not misleading. Except for PAB Subsidiaries that are registered as a broker, dealer or investment advisor or filings due to fiduciary holdings of the PAB Subsidiaries, none of the PAB Subsidiaries is required to file any forms, reports or other documents with the SEC;

         (b) PAB has Previously Disclosed and delivered to Eagle prior to the execution of this Agreement copies of all PAB Financial Statements for periods ended prior to the date hereof and will deliver to Eagle copies of all PAB Financial Statements prepared subsequent to the date hereof. The PAB Financial Statements (as of the dates thereof and the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the PAB Companies, which are or will be, materially complete and correct and which have been or will have been, maintained in accordance with good business practices, and (ii) present or will present fairly the consolidated financial position of the PAB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of the PAB Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not Material).

   6.5 Absence of Undisclosed Liabilities. No PAB Companies have any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of PAB as of December 31, 1997 and March 31, 1998 included in the PAB Financial Statements or reflected in the notes thereto. No PAB Companies have incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

   6.6 Absence of Certain Changes or Events. Since March 31, 1998, except as Previously Disclosed, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, and (ii) the PAB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of PAB provided in Article 7 of this Agreement.

   6.7 Compliance with Laws. PAB is duly registered as a bank holding company under the BHC Act. Each of the PAB Companies has in effect all permits necessary to own, lease or operate their Assets and to carry on their business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB. None of the PAB Companies:

         (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB; and

         (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any of the PAB Companies are not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, or (iii) requiring any PAB Companies to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

   6.8 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of PAB, threatened against any PAB Companies, or against any Asset, interest or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any PAB Companies, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

   6.9 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any PAB Companies or any Affiliate thereof to Eagle pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any PAB Companies or any Affiliate thereof for inclusion in the Registration Statement to be filed by PAB with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any PAB Companies or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Eagle shareholders in connection with the Eagle Meeting, and any other documents to be filed by any PAB Companies or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Eagle, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Eagle Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Eagle Meeting. All documents that any PAB Companies or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

   6.10 Accounting, Tax and Regulatory Matters. No PAB Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section 9.1(b). To the Knowledge of PAB, there exists no fact, circumstance or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b) other than with respect to anti-trust or competitive effects issues.

   6.11 Year 2000. PAB has disclosed to Eagle a complete and accurate copy of PAB's plan, including an estimate of anticipated associated costs, for implementing modifications to PAB's hardware, software and computer systems, chips and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries. Between the date of this Agreement and the Effective Time, PAB shall endeavor to continue its efforts to implement such plan.

   6.12 Allowance. The Allowance shown on the consolidated balance sheets of PAB included in the most recent PAB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of PAB included in the PAB Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of PAB's subsidiary banks and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by PAB's subsidiary banks as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on PAB.

   6.13  Environmental Matters.

         (a) To the Knowledge of PAB, PAB and its subsidiary banks, their respective Participation Facilities and Loan Properties are, and have been, in full compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

         (b) There is no Litigation pending or, to the Knowledge of PAB, pending or threatened before any court, governmental agency, board, authority or other forum in which either PAB or its subsidiary banks or any of their respective Participation Facilities and Loan Properties has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under or involving a site owned, leased or operated by either PAB or its subsidiary banks or any of their respective Participation Facilities and Loan Properties, except for such Litigation pending or threatened which is not likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

         (c) To the Knowledge of PAB, there is no reasonable basis for any Litigation of a type described in subsection (b), except such as is not likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

         (d) To the Knowledge of PAB, there have been no releases, spills or discharges of Hazardous Material or other conditions involving Hazardous Materials in, on, under or affecting any Participation Facility or Loan Property, except such as are not likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.


                                   ARTICLE 7
                   CONDUCT OF BUSINESS PENDING CONSUMMATION

   7.1 Affirmative Covenants of Eagle. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement unless the prior written consent of PAB shall have been obtained, and except as otherwise contemplated herein, Eagle agrees: (i) to operate its business and cause Bank to operate its business in the usual, regular and ordinary course;
(ii) to preserve intact its business organizations and Assets and maintain its rights and franchises; (iii) to use its reasonable efforts to cause its representations and warranties to be correct at all times; and (iv) to take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section9.1(b) of this Agreement or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement.

   7.2 Negative Covenants of Eagle. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Eagle covenants and agrees that it and Bank will not do or agree or commit to do, any of the following without the prior written consent of the Chief Executive Officer of PAB, which consent shall not be unreasonably withheld:

         (a) amend the Articles of Incorporation, Bylaws or other governing instruments of Eagle or the Charter, Bylaws or other governing instruments of Bank; or

         (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except in the ordinary course of the business of Eagle and Bank consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock of Bank held by Eagle of any Lien or permit any such Lien to exist; or

         (c) repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Eagle, or declare or pay any dividend or make any other distribution in respect of Eagle capital stock provided that Eagle may, in its sole discretion (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay a cash dividend of sixteen cents ($0.16) per share to stockholders of record on June 30, 1998 payable on July 15, 1998, and thereafter at a rate not to exceed eight cents ($.08) per share to shareholders of record at the end of such calendar quarter on the fifteenth
(15th) day of the
following month up to the Effective Time; or

         (d) except for this Agreement, or as Previously Disclosed, or in connection with the exercise of any Eagle Options, issue or sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Eagle Common Stock, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock; or

         (e) adjust, split, combine or reclassify any capital stock of Eagle or issue or authorize the issuance of any other securities in respect of or in substitution for shares of either Eagle Common Stock or Bank's common stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber any Asset having a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

         (f) acquire direct or indirect control over any real property, other than in connection with (i) foreclosures in the ordinary course of business, or
(ii) acquisitions of control by Eagle in its fiduciary capacity; or

         (g) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase of investment grade bonds issued by municipalities located within the State of Georgia with a maturity of five years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers or purchase of any Assets, in any Person other than Bank, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new, wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

         (h) grant any increase in compensation or benefits to the employees or officers of Eagle or Bank (including such discretionary increases as may be contemplated by existing employment agreements) exceeding five percent (5%) individually or in the aggregate on an annual basis, except in accordance with past practice Previously Disclosed or as required by Law, pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement, enter into or amend any severance agreements with officers of either Eagle or Bank, grant any increase in fees or other increases in compensation or other benefits to directors of either Eagle or Bank except in accordance with past practice Previously Disclosed; or

         (i) enter into or amend any employment Contract between Eagle or Bank and any Person (unless such amendment is required by Law) that Eagle or Bank, as the case may be, does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

         (j) adopt any new employee benefit plan of Eagle or Bank or make any Material change in or to any existing employee benefit plans of Eagle or Bank other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (k) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

         (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Eagle or Bank for money damages in excess of $25,000 or Material restrictions upon the operations of Eagle or Bank; or

         (m) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive, release, compromise or assign any Material rights or claims.

   7.3 Covenants of PAB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Eagle shall have been obtained, PAB covenants and agrees that it shall (i) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the PAB Common Stock and the business prospects of the PAB Companies, (ii) to the extent consistent therewith, use all reasonable efforts to preserve intact the PAB Companies' core businesses and goodwill with their respective employees and the communities they serve, (iii) use its reasonable efforts to cause its representations and warranties to be correct at all times,
(iv) take no action which would (a) adversely affect the ability of any Party to obtain any Consents required for the transaction contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of Section 9.1(b) of this Agreement, or (b) adversely affect in any Material respect the ability of either Party to perform its covenants and agreements under this Agreement, and (v) not repurchase, redeem or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans or purchases in the open market to fund its dividend reinvestment plan), directly or indirectly, any shares or any securities convertible into any shares, of the capital stock of PAB.

   7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) is reasonably likely to cause or constitute a Material breach of any of its representations, warranties or covenants contained herein and to use its reasonable efforts to prevent or promptly to remedy the same.

   7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

   8.1 Shareholder Approval. Eagle shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene the Eagle Meeting to consider and vote upon the approval of this Agreement and any other matters required to be approved by Eagle shareholders for consummation of the Merger (including any adjournment), as promptly as practicable after the Registration Statement is declared effective. The Board of Directors of Eagle shall (subject to compliance with its fiduciary duties as advised by counsel) recommend such approval, and Eagle (subject to the direction of the Eagle Board acting in compliance with its fiduciary duties as advised by counsel) shall take all reasonable lawful action to solicit such approval by its shareholders.

   8.2   Registration Statement.

         (a) Each of PAB and Eagle agrees to cooperate in the preparation of a Registration Statement to be filed by PAB with the SEC in connection with the issuance of PAB Common Stock in the Merger (including the Proxy Statement and all related documents). Provided Eagle has cooperated as required above, PAB agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 60 days after the date of this Agreement. Each of Eagle and PAB agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as reasonably practicable after filing thereof. PAB also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Eagle agrees to furnish PAB all information concerning Eagle, Bank and their respective officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

         (b) Each of Eagle and PAB agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the 1933 Act, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Eagle shareholders and at the time of the Eagle Meeting, contain any untrue statement of a Material fact or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading with respect to any Material fact, or which will omit to state any Material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Eagle and PAB further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any Material fact, or to omit to state any Material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement.

         (c) In the case of PAB, PAB will advise Eagle, promptly after PAB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, or of the issuance of any stop order or the suspension of the qualification of the PAB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         (d) Nothing in this Section 8.2 or elsewhere in this Agreement shall prohibit accurate disclosure by Eagle of information that is required to be disclosed in the Registration Statement of the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or the regulations and rules of the NASD.

   8.3 Applications. PAB shall promptly prepare and file, Eagle and Bank shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. PAB shall permit Eagle and Bank to review (and approve with respect to information relating to Eagle) such applications prior to filing same.

   8.4 Filings with State Office. Upon the terms and subject to the conditions of this Agreement, PAB shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

   8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use its reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by PAB in connection with the PAB Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by PAB or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all

Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

   8.6   Investigation and Confidentiality.


         (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transaction contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by any other Party concerning its and its Subsidiaries' businesses, operations and financial condition except in furtherance of the transactions contemplated by this Agreement. In the event that a Party is required by applicable Law or valid court process to disclose any such confidential information, then such Party shall provide the other Party with prompt written notice of any such requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 8.6. If in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party is nonetheless, in the written opinion of counsel, legally compelled to disclose any such confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, a Party may, without liability hereunder, disclose to such tribunal only that portion of the confidential information which such counsel advises such Party is legally required to be disclosed; provided that such disclosing Party use its best efforts to preserve the confidentiality of such confidential information, including without limitation, by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such confidential information by such tribunal. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

         (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

   8.7 Press Releases. Prior to the Effective Time, Eagle and PAB shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
                                 --------- -------
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

   8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, neither Eagle nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, the "Representatives") retained by Eagle or Bank shall directly or indirectly solicit or engage in negotiations concerning any Acquisition Proposal by any Person, or provide any confidential information or assistance to, or have any discussions with, any Person with respect to an Acquisition Proposal. Except to the extent necessary to comply with the fiduciary duties of Eagle Board of Directors as determined by the Eagle Board of Directors after consulting with and considering the advice of counsel, neither Eagle nor any Affiliate or

Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Eagle may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel; provided that Eagle shall promptly advise
                                   --------
PAB verbally and in writing following the receipt of any Acquisition Proposal and the Material details thereof. Eagle shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

   8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

   8.10 State Takeover Laws. Eagle and Bank shall take all reasonable steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable state takeover Law.

   8.11 Articles of Incorporation Provisions. Eagle and Bank shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger does not and will not result in the grant of any rights to any Person under the Articles, Bylaws or other governing instruments of Eagle or Bank (other than voting, dissenters' rights of appraisal or other similar rights) or restrict or impair the ability of PAB or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Eagle or Bank that may be acquired or controlled by it.

   8.12 Agreement of Affiliates. Eagle has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of Eagle for purposes of Rule 145 under the 1933 Act. Eagle shall use its reasonable efforts to cause each such Person to deliver to PAB not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit B, providing that such Person will not sell, pledge, transfer or otherwise dispose of the shares of Eagle Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer or otherwise dispose of the shares of PAB Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as the financial results covering at least 30 days of combined operations of PAB and Eagle have been published within the meaning of Section
201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, (i) shares of PAB Common Stock issued to such affiliates of Eagle in exchange for shares of Eagle Common Stock and (ii) shares of PAB Common Stock held by affiliates of PAB shall not be transferable until such time as financial results referred to in this
Section 8.12 have been published as set forth in this Section 8.12, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and PAB shall be entitled to place restrictive legends upon certificates for shares of PAB Common Stock issued to affiliates of Eagle pursuant to this Agreement to enforce the provisions of this Section 8.12); provided, further that no affiliate either of PAB or Eagle may dispose of or reduce the risks of ownership in their respective shares of PAB Common Stock or Eagle Common Stock within 30 days prior to the Effective Time. PAB shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of PAB Common Stock by such affiliates.

   8.13 Employee Benefits and Contracts. Following the Effective Time, PAB shall provide generally to officers and employees of Eagle, who at or after the Effective Time become employees of a PAB Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PAB Common Stock except as set forth in this Section 8.13) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PAB Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, PAB shall provide generally to officers and employees of Eagle and Bank severance benefits in accordance with the policies of either (i) Eagle as Previously Disclosed pursuant to this Section 8.13, or (ii) PAB, whichever of
(i) or (ii) will provide the
greater benefit to the officer or employee. PAB shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Eagle Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Eagle Benefit Plans and (ii) the individual affected by the pre-existing condition was covered by the Eagle Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of Eagle or Bank prior to the Effective Time shall be treated as service with the PAB Companies participating in all qualified benefit plans. PAB also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to PAB between Eagle or Bank and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Eagle Benefit Plans. PAB and Bank will enter into mutually acceptable employment contracts with Andrew M. Williams, III and Gary L. Johnson as of the date of Closing to the extent such persons are available and agree to such employment. For calendar year 1998, such employee benefit plans, salaries, bonus plans, profit sharing plan contributions and other compensation plans will be based on existing Eagle plans.

   8.14 Exchange Listing. PAB shall use its reasonable efforts to list, prior to the Effective Time, on the Amex, subject to official notice of issuance, the shares of PAB Common Stock to be issued to the holders of Eagle Common Stock pursuant to the Merger.

   8.15 D&O Coverage. At the Effective Time, PAB will provide directors and officers insurance coverage for Eagle's directors and officers either, at PAB's election, (i) by purchasing continuation coverage under Eagle's current policy for directors and officers for a period not less than three (3) years after the Effective Time, or (ii) obtain coverage under PAB's current directors' and officers' policy to provide coverage for Eagle's directors and officers on a prior acts basis for a period not less than three (3) years prior to the Effective Time.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

   9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

         (a) Shareholder Approval.  The shareholders of Eagle shall have
             --------------------
approved this Agreement and the consummation of the Merger as and to the extent required by Law and by the provisions of any of its governing instruments and by the rules of the NASD.

         (b) Regulatory Approvals.  All Consents of, filings and registrations
             --------------------
with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable judgment of the Board of Directors of PAB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

         (c) Consents and Approvals.  Each Party shall have obtained any and all
             ----------------------
Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of PAB would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

         (d) Legal Proceedings.  No court or governmental or Regulatory
             -----------------
Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         (e) Registration Statement.  The Registration Statement shall be
             ----------------------
effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of PAB Common Stock issuable pursuant to the Merger shall have been received.

         (f) Pooling Letters.  Each of the Parties shall have received a letter,
             ---------------
dated as of the Effective Time, in form and substance reasonably acceptable to such Party, from Stewart, Fowler & Stalvey, P.C. to the effect that the Merger will qualify for pooling-of-interests accounting treatment.

         (g) Tax Matters.  Eagle and PAB shall have received a written opinion
             -----------
of counsel from Troutman Sanders LLP in form reasonably satisfactory to each of them (the "Tax Opinion"), substantially to the effect that for federal income tax purposes (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Eagle Common Stock for PAB Common Stock will not give rise to gain or loss to the shareholders of Eagle with respect to such exchange (except to the extent of any cash received in lieu of a fractional share interest in PAB Common Stock), and (iii) neither of Eagle nor PAB will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, Troutman Sanders LLP shall be entitled to rely upon representations of officers of Eagle and PAB reasonably satisfactory in form and substance to such counsel.

         (h) Employment Agreements.  PAB and Bank shall have offered to each of
             ---------------------
Andrew M. Williams, III and Gary L. Johnson the employment agreements in substantially the form set forth in Exhibit C to this Agreement. If such employment agreements are not accepted by such officers, then such officers will have modified their respective current employment agreements to (i) conform their bonus provisions to those utilized by PAB for similarly situated subsidiary bank officers for years after 1998 and (ii) to exempt the Merger from the change in control provisions of their respective agreements. The existing employment agreement between Bank and W. Earl Green shall remain in effect after the Effective Time.

   9.2 Conditions to Obligations of PAB. The obligations of PAB to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by PAB pursuant to Section 11.6(a) of this Agreement:

         (a) Representations and Warranties.  The representations and warranties
             ------------------------------
of Eagle set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Eagle.

         (b) Performance of Agreements and Covenants.  Each and all of the
             ---------------------------------------
agreements and covenants of Eagle to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

         (c) Certificates.  Eagle shall have delivered to PAB (i) a certificate,
             ------------
dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the Eagle Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as PAB and its counsel shall request.

         (d) Opinion of Counsel.  PAB shall have received a written opinion from
             ------------------
Martin, Snow, Grant & Napier, LLP, counsel to Eagle, dated as of the Closing, in form reasonably satisfactory to PAB, as to the matters set forth in Exhibit E hereto.

         (e) Accountant's Letters.  PAB shall have received from Stewart, Fowler
             --------------------
& Stalvey, P.C. letters dated not more than five (5) days prior to (i) the date of the Proxy Statement and (ii) the Effective Time, with respect to certain financial information regarding Eagle and Bank, in form and substance reasonably satisfactory to PAB, which letters shall be based upon customary specified procedures undertaken by such firm. If such letters are not delivered within the five (5) day time limits above, this condition shall be waived by PAB.

         (f) Affiliate Agreements.  PAB shall have received from each affiliate
             --------------------
of Eagle the affiliate agreement referred to in Section 8.12 hereof, in substantially the form attached hereto as Exhibit B, to the extent necessary to assure in the reasonable judgment of PAB that the transaction contemplated hereby will qualify for pooling-of-interests accounting treatment.

         (g) Support Agreements.  Each of the executive officers and directors
             ------------------
of Eagle listed in Exhibit D shall have executed and delivered to PAB a Support Agreement in substantially the form attached hereto as Exhibit A, except the words "two years" in paragraph 4 shall be changed to "18 months" for Andrew M. Williams, III and W. Earl Green and changed to "12 months" for Gary L. Johnson.

   9.3 Conditions to Obligations of Eagle. The obligations of Eagle to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Eagle pursuant to Section 11.6(b) of this Agreement:

         (a) Representations and Warranties.  The representations and warranties
             ------------------------------
of PAB set forth or referred to in this Agreement shall be true and correct in all Material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true and correct in all Material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PAB.

         (b) Performance of Agreements and Covenants.  Each and all of the
             ---------------------------------------
agreements and covenants of PAB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

         (c) Certificates.  PAB shall have delivered to Eagle (i) a certificate,
             ------------
dated as of the Effective Time and signed on its behalf by its Chief Executive Officer and its Chief Financial Officer, to the effect that the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by PAB's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Eagle and its counsel shall request.

         (d) Opinion of Counsel.  Eagle shall have received an opinion of
             ------------------
Troutman Sanders LLP, counsel to PAB, dated as of the Effective Time, in form reasonably satisfactory to Eagle, as to matters set forth in Exhibit E hereto.

         (e) Share Listing.  The shares of PAB Common Stock issuable pursuant to
             -------------
the Merger shall have been approved for listing on the Amex.

                                  ARTICLE 10
                                  TERMINATION

   10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Eagle, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the respective Boards of Directors of PAB and Eagle; or

         (b) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event of a breach by the other Parties of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of PAB and Section 9.3(a) of this Agreement in the case of Eagle; or

         (c) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event
(i) any Consent of any Regulatory Authority required for consummation of the Merger shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Eagle fail to vote their approval of this Agreement and the transaction contemplated hereby at the Eagle Meeting where the transaction was presented to such shareholders for approval and voted upon; or

         (d) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1998, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(d); or

         (e) By the Board of Directors of either Party (provided that the terminating Party is not then in Material breach of any representation, warranty, covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(d) of this Agreement; or

         (f) By the Board of Directors of either Party in the event that the Deemed Market Value of the PAB Common Stock is less than $18.00 per share upon delivery of written notice at least three (3) days prior to the Closing to the other Party; or

         (g) By PAB in the event that the Board of Directors of Eagle shall have failed to reaffirm, following a written request by PAB for such reaffirmation after Eagle shall have received any inquiry or proposal with respect to an Acquisition Proposal, its approval of the Merger (to the exclusion of any other Acquisition Proposal), or shall have resolved not to reaffirm the Merger.

   10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this
Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b) or 10.1(e) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement giving rise to such termination; provided that such Liability shall be determined solely in accordance with the effect of Section 11.2(b) of this Agreement.

   10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles 2, 3, 4, and 11 and Section 8.12 of this Agreement.

                                  ARTICLE 11
                                 MISCELLANEOUS

   11.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

      "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

      "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, (ii) any officer, director, partner, employer or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

      "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

      "ALLOWANCE" shall mean the allowance for possible loan or credit losses for the periods set forth in Section 5.9 of this Agreement.

      "AMEX" shall mean the American Stock Exchange.

      "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

      "BANK" shall have the meaning set forth in the Preamble of this Agreement.

      "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

      "CLOSING" shall mean the closing of the transaction contemplated hereby, as described in Section 1.2 of this Agreement.

      "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

      "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

      "DEEMED MARKET VALUE" shall mean the arithmetic average of the closing price for PAB Common Stock as reported on Amex for the 20 consecutive trading days immediately preceding the date which is five calendar days prior to the Effective Time.

      "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of control or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

      "EAGLE BENEFIT PLANS" shall have the meaning set forth in Section 5.14 of this Agreement.

      "EAGLE COMMON STOCK" shall mean the $1.00 par value common stock of Eagle.

      "EAGLE FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Eagle as of March 31, 1998, and as of December 31, 1997, 1996, 1995 and 1994, and the related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998, and for each of the four fiscal years ended December 31, 1997, 1996, 1995 and 1994, and (ii) the consolidated balance sheets of Eagle (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to March 31, 1998, with related prior year comparable financial statements.

      "EAGLE MEETING" shall mean the special meeting of the shareholders of Eagle or any adjournment thereof to vote on the matters set forth in the Proxy Statement.

      "EAGLE OPTIONS" shall mean those options issued under the Eagle Option
Plan.

      "EAGLE OPTION PLAN" shall mean the Eagle 1990 Employee Stock Option Plan.

      "EFFECTIVE TIME" shall mean the date and time at which the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia.

      "ENVIRONMENTAL LAWS" shall mean all federal, state, municipal and local laws, statutes, orders, regulations, decrees, resolutions, proclamations, permits, licenses, approvals, authorizations, consents, judgments, judicial decisions and other governmental requirements, limitations and standards relating to the environment, health and safety issues, including, without limitation, the manufacture, generation, use, processing, treatment, recycling, storage, handling, "Release" (as hereinafter defined), investigation, removal, remediation and cleanup of or other corrective action for "Hazardous Materials" (as hereinafter defined), exposure to Hazardous Materials and personal injury, natural resource damage, property damage and interference with the use of property caused by or resulting from Hazardous Materials.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA AFFILIATE" shall have the meaning provided in Section 5.14 of this Agreement.

      "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

      "EXCHANGE RATIO" shall mean the ratio formed by the number of shares of PAB Common Stock Eagle shareholders will receive for each share of Eagle Common Stock as set forth herein to one.

      "EXHIBITS" A through F, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

      "FICG" shall mean the Financial Institutions Code of Georgia.

      "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

      "GBCC" shall mean the Georgia Business Corporation Code.

      "GEORGIA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by PAB and Eagle and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section 1.1 of this Agreement.

      "HAZARDOUS MATERIALS" shall mean all hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic and volatile substances, materials, compounds, chemicals and waste, and all other industrial waste, sanitary waste, pollutants and contaminants, and all constituents thereof, including, without limitation, petroleum hydrocarbons, asbestos-containing materials, lead-based paints and all substances, materials, wastes, chemicals, compounds, contaminants and pollutants regulated or addressed by Environmental Laws.

      "HSR ACT" shall mean Section 7A of the Clayton Act, as added by the Title II of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

      "IRS" shall mean the Internal Revenue Service.

      "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "KNOWLEDGE" as used with respect to a Person shall mean the knowledge, after all appropriate due inquiry, of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel or any Senior or Executive Vice President or Manager of such Person.

      "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule or statute and all Environmental Laws applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

      "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured or otherwise.

      "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party; and (iv) Liens which have been Previously Disclosed.

      "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, request for information, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it) or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

      "LOAN PROPERTY" shall mean any property owned, leased or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

      "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, condition or occurrence which has a Material adverse impact on (i) the financial position, business or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities and (y) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies.

      "MERGER" shall mean the merger of Eagle with and into PAB referred to in the Preamble of this Agreement.

      "MERGER CONSIDERATION" shall mean the aggregate consideration to be received for all of the shares of Eagle Common Stock.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "1933 ACT" shall mean the Securities Act of 1933, as amended.

      "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

      "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

      "PAB COMMON STOCK" shall mean the no par value common stock of PAB.

      "PAB COMPANIES" shall mean, collectively, PAB and all PAB Subsidiaries.

      "PAB FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of PAB as of March 31, 1998, and as of December 31, 1997, 1996, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended March 31, 1998, and for each of the four years ended December 31, 1997, 1996, 1995 and 1994, as filed by PAB in SEC Documents and (ii) the consolidated statements of condition of PAB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

      "PAB SUBSIDIARIES" shall mean the subsidiaries of PAB.

      "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, any property or facility held in a joint venture) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

      "PARTY" shall mean either Eagle or PAB, and "PARTIES" shall mean Eagle and PAB.

      "PERMIT" shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities or business.

      "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

      "PREVIOUSLY DISCLOSED" shall mean information delivered in writing prior to the date specified in Section 10.1(h) of this Agreement in the manner and to the Party or counsel or both described in Section 11.8 of this Agreement and entitled "Previously Disclosed Information Delivered Pursuant to the Agreement and Plan of Merger" describing in reasonable detail the matters contained therein or identifying the information disclosed; provided that in the case of
                                                  -------- ----
Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition.

      "PROXY STATEMENT" shall mean the proxy statement used by Eagle to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of PAB relating to shares of PAB Common Stock to be issued to the shareholders of Eagle and other proxy solicitation materials of Eagle consisting of a part thereof.

      "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by PAB under the 1933 Act in connection with the transactions contemplated by this Agreement.

      "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Department of Banking and Finance, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the Amex, the NASD and the SEC.

      "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into or migration within the environment.

      "REPRESENTATIVES" shall have the meaning set forth in Section 8.8.

      "SEC" shall mean the Securities and Exchange Commission.

      "SEC DOCUMENTS" shall mean all forms, proxy statements, reports, registration statements, schedules and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

      "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

      "SUBSIDIARIES" shall mean all those corporations, banks, association, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall
                                               --------  -------
not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

      "SURVIVING CORPORATION" shall mean PAB as the surviving corporation resulting from the Merger.

      "TAX" OR "TAXES" shall mean all federal, state, county, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including interest and penalties thereon or additions with respect thereto.

      "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local or foreign government or subdivision or agency thereof for which a Tax Return required to be filed or Tax is required to be paid.

      "TAX RETURN" shall mean any report, return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

   11.2  Expenses.

         (a) General.  Except as otherwise provided in this Section 11.2, each
             -------
of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel except that PAB shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (b) Breach by either Party.  In addition to the foregoing, if prior to
             ----------------------
the Effective Time, this Agreement is terminated by either Party as a result of the other Party's breach of such party's representations, warranties or agreements set forth herein of this Agreement, such Party shall pay to the non-breaching Party as its sole and exclusive remedy resulting from such termination, an amount in cash equal to the sum of:

             (i) the reasonable direct costs and expenses incurred by or on behalf of the non-breaching Party in connection with the transactions contemplated by this Agreement, plus
                                                                 ----

            (ii)    the sum of $50,000,

which sum represents compensation for the non-breaching Party's loss as the result of the transactions contemplated by this Agreement not being consummated.

   11.3 Brokers and Finders. Eagle represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby except Eagle has engaged Elaine H. Demarest, C.P.A., P.C. to render financial advisory services. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Eagle, Eagle shall indemnify and hold PAB harmless of and from any Liability in respect of any such claim and reduce the Merger Consideration by an amount equal to such claim as determined by PAB.

   11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transaction contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; whether before or after shareholder approval of the Merger has been obtained provided, however, that
                                                     --------  -------
after any such approval by the holders of Eagle Common Stock, there shall be made no amendment decreasing the consideration to be received by Eagle shareholders without the further approval of such shareholders.

   11.6  Waivers.

         (a) Prior to or at the Effective Time, PAB, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Eagle, to waive or extend the time for the compliance or fulfillment by Eagle of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of PAB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of PAB.

         (b) Prior to or at the Effective Time, Eagle, acting through its Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by PAB, to waive or extend the time for the compliance or fulfillment by PAB of any and all of its obligations under this Agreement and to waive any or all of the conditions precedent to the obligations of Eagle under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Eagle.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

   11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

   11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

          PAB:                  PAB Bankshares, Inc.
                                3102 North Oak Street Ext.
                                Valdosta, Georgia 31602
                                912/241-2774 - FAX
                                Attn: R. Bradford Burnette, President

          Copy to Counsel:      Coleman, Talley, Newbern, Kurrie, Preston &
                                Holland
                                910 N. Patterson Street
                                Valdosta, Georgia 31601
                                912/333-0885 - FAX
                                Attn: Thompson Kurrie, Jr., Esquire

                                   Troutman Sanders LLP
                                   600 Peachtree Street, N.E., Suite 5200
                                   Atlanta, Georgia 30308-2218
                                   404/885-3995 - FAX
                                   Attn:  Thomas O. Powell, Esquire

          Eagle and Bank:          Eagle Bancorp, Inc.
                                   Eagle Bank and Trust
                                   355 South Main Street
                                   Statesboro, Georgia 30454-0638
                                   Attn:  James B. Lanier, Jr., Chairman

          Copy to Counsel:         Martin, Snow, Grant & Napier, LLP
                                   240 Third Street
                                   P.O. Box 1606
                                   Macon, Georgia 31202-1606
                                   Attn:  Edward J. Harrell, Esq.

   11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

   11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

   11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

   11.12 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   11.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   11.14 Interpretation of Agreement. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and that this document has been reviewed, negotiated and accepted by all parties and their respective counsel, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


                                           "EAGLE"
ATTEST:
                                           EAGLE BANCORP, INC.
/s/ W. Dale Parker
------------------------------             /s/ James B. Lanier, Jr.
W. Dale Parker, Secretary                  -------------------------------------
                                           James B. Lanier, Jr., Chairman


               (CORPORATE SEAL)

                                           "PAB"
ATTEST:
                                           PAB BANKSHARES, INC.

/s/ Denise McKenzie                        /s/ R. Bradford Burnette
------------------------------             -------------------------------------
Denise McKenzie, Secretary                 R. Bradford Burnette, President
                                            and Chief Executive Officer


               (CORPORATE SEAL)

                          WAIVER AND AMENDMENT NO. 1

     This WAIVER AND AMENDMENT NO. 1 (this "Amendment") is made and entered into as of September 29, 1998, by and between PAB Bankshares, Inc., a Georgia corporation ("PAB"), and Eagle Bancorp, Inc., a Georgia corporation ("Eagle").

     WHEREAS, PAB and Eagle have entered into an Agreement and Plan of Merger, dated as of June 30, 1998 (the "Merger Agreement"); and

     WHEREAS, PAB and Eagle wish to amend the Merger Agreement, and PAB wishes to waive certain Defaults, more specifically identified herein, in the performance of terms under the Merger Agreement by Eagle.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties agree as follows:

I.  AMENDMENTS.

     1.  Section 3.6(c) is hereby deleted in its entirety.

     2. Section 8.13 is hereby deleted in its entirety and replaced with the following:

               8.13 Employee Benefits and Contracts. Following the Effective Time, PAB shall provide generally to officers and employees of Eagle, who at or after the Effective Time become employees of a PAB Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of PAB Common Stock except as set forth in this Section 8.13) on terms and conditions which when taken as a whole are substantially similar to those currently provided by the PAB Companies to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, PAB shall provide generally to officers and employees of Eagle and Bank severance benefits in accordance with the policies of either (i) Eagle as Previously Disclosed pursuant to this Section 8.13, or (ii) PAB, whichever of (i) or (ii) will provide the greater benefit to the officer or employee. PAB shall waive any pre-existing condition exclusion under any employee health plan for which any employees and/or officers and dependents covered by Eagle Benefit Plans as of Closing shall become eligible by virtue of the preceding sentence, to the extent (i) such pre-existing condition was covered under the Eagle Benefit Plans and
          (ii) the individual affected by the pre-existing condition was covered by the Eagle Entity's corresponding plan on the date which immediately precedes the Effective Time. For purposes of participation, vesting and benefit accrual under all qualified benefit plans, the service of the employees of Eagle or Bank prior to the Effective Time shall be treated as service with the PAB Companies participating in all qualified benefit plans. PAB also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to PAB between Eagle or Bank and any current or former director, officer or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Eagle Benefit Plans. Bank will enter into the employment contract with Gary L. Johnson as set forth in Exhibit A to this Agreement as of the date of this Amendment. For calendar year 1998, such employee benefit plans, salaries, bonus plans, profit sharing plan contributions and other compensation plans will be based on existing Eagle plans.

     3. Section 9.1(h) is hereby deleted in its entirety and replaced with the following:

                   (h) Employment Agreements.  PAB and Bank shall have entered
                       ---------------------
         into Gary L. Johnson the employment agreement as set forth in Exhibit C to this Agreement. The existing employment agreement between Bank and
         W. Earl Green shall remain in effect after the Effective Time.


   4. Section 9.2(g) is hereby deleted in its entirety and replaced with the following:

                   (g) Support Agreements.  Each of the executive officers and
                       ------------------
         directors of Eagle listed in Exhibit D shall have executed and delivered to PAB a Support Agreement in substantially the form attached hereto as Exhibit A, except the words "two years" in paragraph 4 shall be changed to "18 months" for Andrew M. Williams, III and W. Earl Green and changed to "twelve months" for Gary L. Johnson.

II.  WAIVER.

   1. Pursuant to Section 11.6(a) of the Merger Agreement, PAB hereby waives any Default of Eagle under the Merger Agreement arising solely out of (i) the resignation of Andrew M. Williams, III, President of Eagle and Eagle Bank & Trust ("EBT"), and (ii) the negotiation of a new employment contract with Gary
L. Johnson, the newly-designated President of Eagle and EBT.

III.  MISCELLANEOUS.

   1. Except as expressly amended, or consented to, by this Waiver and Amendment No. 1, all of the terms and provisions of the Merger Agreement shall remain unchanged and continue in full force and effect and the parties hereto shall be entitled to all of the applicable benefits thereof and shall be responsible for all of their respective obligations thereunder.

   2. This Waiver and Amendment No. 1 may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Waiver and Amendment No. 1 shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

   3. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement, to the extent defined therein.

   4. THIS WAIVER AND AMENDMENT NO. 1 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

   IN WITNESS WHEREOF, each of the parties hereto has caused this Waiver and Amendment No. 1 to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

ATTEST:                                        "PAB"


                                                PAB BANKSHARES, INC.
/s/ Denise McKenzie                             /s/ R. Bradford Burnette
------------------------------                  ---------------------------
Denise McKenzie, Secretary                      R. Bradford Burnette
                                                President and Chief Executive
                                                Officer

(CORPORATE SEAL)

ATTEST:                                         "EAGLE"

                                                EAGLE BANCORP, INC.

/s/ W. Dale Parker                              /s/ James B. Lanier, Jr.
------------------------------                  ---------------------------
W. Dale Parker, Secretary                       James B. Lanier, Jr.
                                                Chairman

(CORPORATE SEAL)

                                                                      APPENDIX B




August 18, 1998

Board of Directors
Eagle Bancorp, Inc.
P. O. Box 638
Statesboro, Georgia 30458

Dear Board Members:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Eagle Bancorp, Inc. ("Eagle") of the consideration to be received in connection with its proposed merger with PAB Bankshares, Inc. ("PAB") (the "Merger") pursuant to and in accordance with the terms of that certain Agreement and Plan of Merger (the "Agreement") entered into by and between Eagle and PAB. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

You have advised us that, pursuant to the Agreement, each share of Eagle's Common Stock issued and outstanding at the Effective Time shall be converted into one share of PAB Common Stock, subject to adjustments as set forth in the Agreement.

Elaine H. Demarest, CPA, P.C. ("EHD"), as part of its practice in providing management advisory services to financial institutions, has been regularly engaged since 1984 as a financial advisor to either buyer or seller in connection with merger and acquisitions, competitive biddings and valuations for various purposes. We have been retained by the Board of Directors of Eagle for the purpose of, and will receive a fee for, rendering this opinion. We have not advised any party in connection with the Merger other than Eagle.

In connection with our opinion, we have (1) reviewed the Agreement; (2) held discussions with various members of management and representatives of Eagle and PAB concerning each company's historical and current operations; (3) reviewed historical consolidated financial and operating data that was publicly available or furnished to us by Eagle and PAB; (4) reviewed internal financial analyses, financial and operating forecasts, reports and other information prepared by officers and representatives of Eagle; (5) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to Eagle and PAB and the trading markets for such other companies' securities; (6) reviewed certain publicly available information concerning the terms of certain other transactions that we deemed relevant to our inquiry; (7) considered the relative contributions of Eagle and PAB to the combined company; and (8) conducted such other financial studies, analyses and investigations as we deemed appropriate for the purpose of this opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of Eagle and PAB contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the managements of Eagle and PAB as to the reasonableness and achievability of the financial and operating projections and the assumptions and bases therefore provided to us, and we have assumed that such projections reflect the best currently available estimates and judgments of such respective managements of Eagle and PAB and that such projections and forecasts will be realized in the amounts and time periods currently estimated by the managements of Eagle and PAB. We have not been engaged to assess the achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions.

We have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of either Eagle or PAB, no have we been furnished with any such evaluation or appraisal. We were not asked to consider, and this opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Eagle or the effect of any other transaction in which Eagle might engage. We have assumed that the conditions to the Merger would be consummated on a timely basis in the manner contemplated in the Agreement. We have also assumed, with the consent of the Board of Directors of Eagle, that the Merger will be accounted for as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes.

Our opinion is based upon analyses of the foregoing factors in light of our assessment of general economic, financial and market conditions as they exist and can be evaluated by us as of the date hereof. We express no opinion as to the price or trading range at which shares of PAB Common Stock will trade following the date hereof, or the price or trading range at which PAB's Common Stock will trade upon completion of the Merger.

EHD has previously provided other fee-compensated management advisory services to Eagle and its wholly-owned subsidiary, Eagle Bank and Trust, including service as financial advisor on this Merger, strategic planning, and various other projects. EHD has previously provided fee-compensated management advisory services to PAB and its bank subsidiaries, including strategic planning and branching projects. Neither EHD nor the firm's principal owner or their related interests own Common Stock in either Eagle or PAB.

It is understood that this opinion may be included in its entirety in any communication by Eagle or the Eagle Board of Directors to the shareholders of Eagle. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent. EHD has granted its consent to the inclusion of this opinion letter and to references to the letter and our firm in the Registration Statement on Form S-4 of PAB concerning the Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the consideration to be received in the proposed Merger is fair, from a financial point of view, to Eagle's shareholders.

Yours very truly,

/s/ Elaine H. Demarest, CPA, P.C.

ELAINE H. DEMAREST, CPA, P.C.

                                                                      APPENDIX C

                                   ARTICLE 13

                      GEORGIA DISSENTERS' RIGHTS STATUTE


14-2-1301.  DEFINITIONS.

As used in this article, the term:

   (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

   (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

   (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

   (5) "Fair value," with respect to a Dissenters' shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

   (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

   (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   (8) "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, (S) 14-2-1301, enacted by Ga. L. 1988, p. 1070, l; Ga. L. 1993, p.
1231, (S)  6.)

14-2-1302.  Right to dissent.

   (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

    1. Consummation of a plan of merger to which the corporation is a party;

       a. If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

       b. If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

    2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

     3. Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

     4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a Dissenters' shares because it:

        a. Alters or abolishes a preferential right of the shares;

        b. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

        c. Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

        d. Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

        e. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

        f. Cancels, redeems, or repurchases all or part of the shares of the class; or

     5. Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised Dissenters' rights.

   (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

     (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

     (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, (S) 14-2-1302, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S) 58.)

14-2-1303.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

   A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, (S) 14-2-1303, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1320.  NOTICE OF DISSENTERS' RIGHTS.

   (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

   (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken. (Code 1981, (S) 14-2-1320, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1993, p. 1231, (S)
17.)

14-2-1321.  NOTICE OF INTENT TO DEMAND PAYMENT.

   (a)   If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

     (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

     (2) Must not vote his shares in favor of the proposed action.

   (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1321, enacted by Ga. L. 1988, p. 1070,
(S) 1.)

14-2-1322.  DISSENTERS' NOTICE.

   (a)   If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

   (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

     (1) State where the payment demand must be sent and where and when certificates for certified shares must be deposited;

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

     (4) Be accompanied by a copy of this article. (Code 1981, (S) 14-2-1322, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1323.  DUTY TO DEMAND PAYMENT.

   (a)   A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

   (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code Section retains all other right of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1981, (S) 14-2-1323, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1324.  SHARE RESTRICTIONS.

   (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

   (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, (S) 14-2-1324, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1325.  OFFER OF PAYMENT.

   (a) Except as provided in code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair market value of his or her shares, plus accrued interest.

   (b)   The offer of payment must be accompanied by:

     (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any:

     (2) A statement of the corporation's estimate of the fair value of the shares;

     (3) An explanation of how the interest was calculated;

     (4) A statement of the Dissenters' right to demand payment under Code
   Section 14-2-1327; and

     (5) A copy of this article.

   (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within such 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, (S) 14-2-1325, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946, (S)
59; Ga. L. 1993, p. 1231, (S) 18.)

14-2-1326.  FAILURE TO TAKE ACTION.

   (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, (S) 14-2-1326, enacted by Ga. L. 1988, p. 1070, (S) 1;
Ga. L. 1990, p. 257, (S) 20.)

14-2-1327.  PROCEDURES IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

   (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

     (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

     (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the day set for demanding payment.

   (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

   (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

     (1) The shareholder may demand the information required under subsection
   (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

     (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, (S) 14-2-1327, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946,
   (S) 60; Ga. L. 1990, p. 257, (S) 21; Ga. L. 1993, p. 1231, (S) 19.)

14-2-1330.  COURT ACTION.

   (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   (b) The corporation will commence the proceeding, which shall be a non-jury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   (c) The corporation will make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

   (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

   (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, (S) 14-2-1330, enacted by Ga. L. 1988, p. 1070, (S) 1; Ga. L. 1989, p. 946; (S) 61; Ga. L. 1993, p. 1231, (S)
20.)

14-2-1331.  COURT COSTS AND COUNSEL FEES.

   (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under code Section 14-2-1327.

   (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable;

     (1) Against the corporation and in favor of any or all dissenters if the courts find the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

     (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

   (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. (Code 1981, (S) 14-2-1331, enacted by Ga. L. 1988, p. 1070, (S) 1.)

14-2-1332.  LIMITATION OF ACTIONS.

   No action by any dissenter to enforce dissenters' rights will be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code
Section 14-2-1322.  (Code 1981, (S) 14-2-1332, enacted by Ga. L. 1988, p. 1070,
(S) 1.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the Georgia Business Corporation Code and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under these indemnification provisions, the Registrant is required to indemnify any of its directors or officers against any reasonable expenses (including attorneys' fees) incurred by such director or officer in defense of any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, to which such director or officer was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also must indemnify any of its directors, and may indemnify any of its officers, against any liability incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, by reason of the fact that such director or officer is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, if such director or officer acted in a manner such director or officer believed in good faith to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe such director's or officer's conduct was unlawful, if a determination has been made that the director or officer has met these standards of conduct. Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit, or proceeding upon receipt of a written affirmation of such officer or director that such director or officer has met certain standards of conduct and an undertaking by or on behalf of such director or officer to repay such advances unless it is ultimately determined that such director or officer is entitled to indemnification by the Registrant.

     The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant, or in connection with a proceeding in which he was adjudged liable on the basis that he improperly received a personal benefit.

     The Registrant's Articles of Incorporation contain a provision which provides that, to the fullest extent permitted by the Business Corporation Code of Georgia, directors of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of his duty of care or any other duty as a director.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
NUMBER     DESCRIPTION OF EXHIBITS
-------------------------------------------------------------------------------

2(a) Agreement and Plan of Merger, dated as of June 30, 1998, and Waiver and Amendment No. 1, dated as of September 29, 1998, by and between PAB and Eagle (included as Appendix A to the Proxy Statement/Prospectus and incorporated by reference herein)

3(a)       Articles of Incorporation, as amended (included as Exhibits 3.2 and
           3.3 to the Registrant's Registration Statement No. 33-27356-A on Form S-18 previously filed with the Commission on March 8, 1989 and incorporated by reference herein)

3(b) Bylaws, as amended (included as Exhibit 3.4 to the Registrant's Registration Statement No. 33-27456-A on Form S-18, previously filed with the Commission on March 8, 1989 and incorporated by reference herein)

4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

5          Securities Opinion of Troutman Sanders LLP

8*         Tax Opinion of Troutman Sanders LLP

11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

23(a)      Consent of Troutman Sanders LLP (included in Exhibit 5)

23(b)      Consent of Stewart, Fowler & Stalvey, P.C.

23(c) Consent of Moore Stephens Tiller, LLC (formerly Tiller, Stewart & Company, LLC)

23(d)      Consent of KPMG Peat Marwick LLP

23(e)      Consent of Elaine H. Demarest, C.P.A., P.C.

25 Power of Attorney (included in the signature page of page II-4 of this Registration Statement)

99.1       Form of Eagle Proxy

___________________________

*To be filed by amendment.

     (b)  Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Eagle being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Valdosta, State of Georgia, on September 30, 1998.

                             PAB BANKSHARES, INC.

                             By:  /s/ R. Bradford Burnette
                                  ------------------------
                                R. Bradford Burnette, President and
                                Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, R. Bradford Burnette and C. Larry Wilkinson, and each of them acting individually, their respective attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their respective substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                  Signature                                        Title                                Date
                  ---------                                        -----                                ----

/s/ James L. Dewar, Sr.                           Chairman of the Board and Director           September 30, 1998
------------------------------------------
    James L. Dewar, Sr.

/s/ R. Bradford Burnett                           President/Chief Executive Officer and          September 30,1998
------------------------------------------        Director (Principal Executive Officer)
    R. Bradford Burnette

/s/ Walter W. Carroll, II                         Director                        September 30, 1998
------------------------------------------
    Walter W. Carroll, II

/s/ William S. Cowart                             Director                        September 30, 1998
------------------------------------------
    William S. Cowart

/s/ James L. Dewar, Jr.                           Director                        September 30, 1998
------------------------------------------
     James L. Dewar, Jr.

                                                  Director
------------------------------------------
    Tracy A. Dixon

                                                  Director
------------------------------------------
    Bill J. Jones

                                                  Director
------------------------------------------
  Thompson Kurrie, Jr.

/s/ F. Ferrell Scruggs                            Director                        September 30, 1998
------------------------------------------
    F. Ferrell Scruggs

                                                  Director
------------------------------------------
    D. Ramsay Simmons, Jr.

                                                  Director
------------------------------------------
    John M. Simmons

/s/ Joe P. Singletary                             Director                                      September 30, 1998
------------------------------------------
     Joe P. Singletary

/s/ C. Larry Wilkinson                            Executive Vice President and Director         September 30, 1998
------------------------------------------        (Principal Financial Officer)
    C. Larry Wilkinson

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION OF EXHIBITS
--------------------------------------------------------------------------------

2(a) Agreement and Plan of Merger, dated as of June 30, 1998, and Waiver and Amendment No. 1, dated as of September 29, 1998, by and between PAB and Eagle (included as Appendix A to the Proxy Statement/ Prospectus and incorporated by reference herein)

3(a)      Articles of Incorporation, as amended (included as Exhibits 3.2 and
          3.3 to the Registrant's Registration Statement No. 33-27356-A on Form S-18 previously filed with the Commission on March 8, 1989 and incorporated by reference herein)

3(b) Bylaws, as amended (included as Exhibit 3.4 to the Registrant's Registration Statement No. 33-27456-A on Form S-18, previously filed with the Commission on March 8, 1989 and incorporated by reference herein)

4(a) See Exhibits 3(a) and 3(b) for provisions of the Articles of Incorporation and Bylaws of the Registrant defining rights of holders of Common Stock of the Registrant

5         Securities Opinion of Troutman Sanders LLP

8*        Tax Opinion of Troutman Sanders LLP

11 Statement regarding computation of per share earnings (included in Pro Forma Financial Information in this Registration Statement)

23(a)     Consent of Troutman Sanders LLP (included in Exhibit 5)

23(b)     Consent of Stewart, Fowler & Stalvey, P.C.

23(c) Consent of Moore Stephens Tiller, LLC (formerly Tiller, Stewart & Company, LLC)

23(d)     Consent of KPMG Peat Marwick LLP

23(e)     Consent of Elaine H. Demarest, C.P.A., P.C.

25 Power of Attorney (included in the signature page of page II-4 of this Registration Statement)

99.1      Form of Eagle Proxy

___________________________
*To be filed by amendment.